Exhibit 10.13

CONFIDENTIAL TREATMENT

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Execution Copy

DATED DECEMBER 15, 2009

BUSINESS TRANSFER AGREEMENT

BY AND AMONG

ORCHID CHEMICALS & PHARMACEUTICALS LTD

Mr. K. RAGHAVENDRA RAO

AND

OJAS PHARMACEUTICALS INDIA PRIVATE LIMITED

(TO BE RENAMED HOSPIRA HEALTHCARE INDIA PRIVATE LIMITED)

Khaitan & Co.
Advocates, Solicitors, Notaries, Patent & Trademark Attorneys
One Indiabulls Centre, 13th Floor
841 Senapati Bapat Marg

Elphinstone Road
Mumbai 400 013, India
T: +91 22 6636 5000
F: +91 22 6636 5050
Ref: HK/2009

CONFIDENTIAL TREATMENT

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TABLE OF CONTENTS

1	DEFINITIONS AND INTERPRETATION		6
	1.1	Definitions	6
	1.2	Additional Defined Terms	15
	1.3	Interpretation	17
2	AGREEMENT TO SELL AND PURCHASE TRANSFERRED ASSETS OF THE BUSINESS		19
	2.1	Transfer of the Transferred Assets of the Business	19
	2.2	Excluded Assets	22
	2.3	Assumed Liabilities	23
	2.4	Excluded Liabilities	24
3	PURCHASE PRICE		26
	3.1	Consideration	26
	3.2	Adjustment of Cash Consideration	26
	3.3	Tax Treatment of Allocation of Cash Consideration	29
4	EMPLOYEES AND EMPLOYEE BENEFIT FUNDS		29
	4.1	Transfer of Employment	29
	4.2	Prior Service	30
	4.3	Accrued Vacation	30
	4.4	Benefit Plans	30
	4.5	Purchaser Plans	31
	4.6	Closing Transferred Employee Liability	32
5	CONDITIONS PRECEDENT		32
	5.1	Conditions to the Obligation of the Purchaser	32
	5.2	Conditions to the Obligation of the Seller	34
6	PRE-CLOSING COVENANTS		35
	6.1	Access and Investigation	35
	6.2	Operation of the Business by the Seller	35
	6.3	Consents and Filings; Reasonable Efforts	38
	6.4	Notification	39
	6.5	Shareholder Approval	40
	6.6	No Negotiation	40
	6.7	Intercompany Arrangements	41
	6.8	Mixed Contracts and Mixed Accounts	41
	6.9	Satisfaction of Obligations to Lenders	42
	6.10	Real Property	42
	6.11	Financial Statements	42
	6.12	Contact with Customers and Suppliers	43
	6.13	Replacement of Guarantees	43
	6.14	Review of Closing Deliveries	43
	6.15	Vizag Land	44
	6.16	Additional Fill/Finish Manufacturing	44
	6.17	Currency Conversion	44
	6.18	Purchaser Parent Guarantee	44
	6.19	Formulation/Fill/Finish NCE	44
7	CLOSING		45
	7.1	Closing	45
	7.2	Closing Deliveries	45

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	7.3	Escrow Amount	47
	7.4	Possession	48
8	POST COMPLETION COVENANTS		48
	8.1	Tax Matters	48
	8.2	Excluded Liabilities	49
	8.3	Public Announcements	49
	8.4	Assistance in Proceedings	50
	8.5	Privileges	50
	8.6	Non-competition; Non-solicitation	50
	8.7	Use of Trademarks	54
	8.8	Reports and Returns	54
	8.9	Access to Records	54
	8.10	Returns of Products	55
	8.11	Refunds	55
	8.12	Inquiries	55
	8.13	Product Complaints	55
	8.14	Use of Corporate Name	56
	8.15	Seller Mixed-Use Intellectual Property Licenses	56
	8.16	Manufacture of Non-Business Products	57
	8.17	Transition Services	57
	8.18	Further Action	57
	8.19 Proposed Transaction Notice and Exercise of Right of First Negotiation Regarding the Business and the Transferred Assets of the Business		59
	8.20	Offer Notice and Exercise of Right of First Negotiation Regarding the Seller’s Beta-Lactam API Business	60
	8.21	Pharmaceutical Research and Development Employees	61
9	REPRESENTATIONS AND WARRANTIES OF SELLER		61
	9.1	Organization and Good Standing	61
	9.2	Authority and Enforceability	62
	9.3	No Conflict	62
	9.4	Financial Statements	63
	9.5	Books and Records	63
	9.6	Inventory	64
	9.7	No Undisclosed Liabilities	64
	9.8	Absence of Certain Changes and Events	64
	9.9	Assets	66
	9.10	Real Property	67
	9.11	Intellectual Property	69
	9.12	Software	71
	9.13	Contracts	72
	9.14	Indebtedness Contracts	75
	9.15	Tax Matters	76
	9.16	Employee Benefit Matters	78
	9.17	Employment and Labour Matters	80
	9.18	Environmental, Health and Safety Matters	82
	9.19	Compliance with Laws, Judgments and Governmental Authorizations	83
	9.20	Regulatory Compliance	84
	9.21	Promotional Practices	86

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	9.22	Information and Disclosure	87
	9.23	Legal Proceedings	88
	9.24	Customers and Suppliers	88
	9.25	Products; Product Warranty	89
	9.26	Product Liability	89
	9.27	Insurance	89
	9.28	Related Party Transactions	90
	9.29	Brokers or Finders	90
	9.30	Solvency	91
	9.31	No Business Assets	91
10	REPRESENTATIONS AND WARRANTIES OF PURCHASER		91
	10.1	Organization and Good Standing	91
	10.2	Authority and Enforceability	91
	10.3	No Conflict	92
	10.4	Legal Proceedings	92
	10.5	Brokers or Finders	92
	10.6	Financing	92
11	INDEMNITY		92
	11.1	Indemnification by the Seller	92
	11.2	Indemnification by the Purchaser	93
	11.3	Claim Procedure	94
	11.4	Third Party Claims	95
	11.5	Survival of Representations and Warranties	97
	11.6	Limitations on Liability	98
	11.7	Treatment	100
	11.8	Currency Conversion	100
	11.9	Exclusive Remedy	100
	11.10	Knowledge	100
12	TERMINATION		101
	12.1	Termination Events	101
	12.2	Effect of Termination	102
	12.3	Effect of Termination under Clause 12.1.2(e)	102
13	CONFIDENTIALITY		103
	13.1	General Obligation	103
	13.2	Exceptions	103
14	GOVERNING LAW AND ARBITRATION		104
	14.1	Governing Law	104
	14.2	Arbitration	104
15	MISCELLANEOUS		105
	15.1	Notices	105
	15.2	Further Assurances	106
	15.3	Amendments	106
	15.4	Waiver and Remedies	107
	15.5	Assignment and Successors and No Third Party Rights	107
	15.6	Specific Performance	107
	15.7	Expenses	108
	15.8	Entire Agreement	108
	15.9	Partial Invalidity	108

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15.10	Schedules and Exhibits	108
15.11	Counterparts	108
15.12	Performance of Obligations by Affiliates	109
15.13	No Joint Venture	109
15.14	Mutual Goodwill	109

List of Exhibits

Exhibit A	API Supply Agreement
Exhibit B	Oral Ceph Contract Manufacturing Agreement
Exhibit C	Fill/Finish NCE Contract Manufacturing Agreement
Exhibit D	Escrow Agreement
Exhibit E	IP Assignment
Exhibit F	[Intentionally Omitted]
Exhibit G	Closing Certificate
Exhibit H	Form of Press Release
Exhibit I	Transition Services Agreement
Exhibit J	Purchaser Parent Guarantee

List of Schedules

1.1	Promoter Group
1.1(a)	Leased Business Real Property
1.1(b)	Permitted Encumbrances
1.1(c)	Seller Mixed-Use Intellectual Property
1.1(d)	Key Employees
2.1.6	List of Contracts of the Business
2.2.9	Excluded Assets in India
2.3.6	Scheduled Assumed Liabilities
3.3	Cash Consideration Allocation
5.1.3	Government Authorizations
5.1.4	Registrations
5.1.5	Competition / Investment Law Jurisdictions
5.1.6	Consents
6.8	Mixed Contracts
6.19	Fill/Finish NCE Contract Manufacturing Agreement Principles
8.17	Transition Services Agreement
8.18.4	Governmental Authorizations and Registrations Remaining with Seller
9	Seller Disclosure Schedule

CONFIDENTIAL TREATMENT

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This BUSINESS TRANSFER AGREEMENT (this “Agreement”) is made on this 15th day of December 2009:

BY AND AMONG:

ORCHID CHEMICALS & PHARMACEUTICALS LTD, a company incorporated under the Act and having its registered office at Orchid Towers, No 313, Valluvar Koddam High Road, Nungambakkam, Chennai 600034, India (hereinafter referred to as the “Seller”, which expression shall, unless repugnant to the context or meaning thereof, mean and include its successors and permitted assigns) of the FIRST PART;

Solely for purposes of Clause 8.6.1 through and including Clause 8.6.4, Mr. K. RAGHAVENDRA RAO, an individual and the founder, managing director and one of the members of Promoter Group of the Seller (hereinafter referred to as the “KRR”, which expression shall, unless repugnant to the context or meaning thereof, mean and include his heirs, executors, administrators, successors and permitted assigns);

AND

OJAS PHARMACEUTICALS INDIA PRIVATE LIMITED (to be renamed Hospira Healthcare India Private Limited), a company incorporated under the Act and having its registered office at Unit G, Hotel Dreamz Park Office Complex, 571/2, Anna Salai, Teynampet, Chennai — 600018, Tamil Nadu, India (hereinafter referred to as the “Purchaser”, which expression shall, unless repugnant to the context or meaning thereof, mean and include its successors and permitted assigns) of the SECOND PART;

WHEREAS:

In addition to their other activities, the Seller and its Affiliates are engaged in the Business (as hereinafter defined).

The Seller desires to sell, assign, transfer, convey and deliver, and/or cause its Affiliates to sell, assign, transfer, convey and deliver, to the Purchaser or one of its Affiliates, and the Purchaser desires to purchase and acquire, or cause its Affiliates to purchase and acquire, from the Seller and its Affiliates the Transferred Assets of the Business as a going concern on a slump sale basis (as defined in Section 2(42C) of the Tax Act) and in connection therewith the Purchaser is willing to assume the Assumed Liabilities, all upon the terms and subject to the conditions set forth in this Agreement.

Concurrently with the execution of this Agreement, the shareholders of the Seller listed on Schedule 1.1, who hold, in the aggregate, 14,912,172 shares of the Seller, which represent approximately 21.17% of the issued and outstanding share capital of Seller (the “Promoter Group”), have delivered a letter agreement to the Purchaser and the Seller pursuant to which (a) they consent to, and agree to vote all of their shares of the Seller in favour of, the entering into of this Agreement by the Seller and the transactions contemplated hereby and (b) agree to be bound by the covenant set forth in Clause 6.6.

Concurrently with the execution of this Agreement, Hospira, Inc., a Delaware corporation and the parent company of the Purchaser, has executed and delivered to the Seller the Purchaser Parent Guarantee set forth in Exhibit J.

NOW, THEREFORE, in consideration of mutual agreements, covenants, representations and warranties set forth in this Agreement, and for other good and valuable consideration, the sufficiency of which is acknowledged by the Parties, the Parties hereby agree as follows:

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1                                         DEFINITIONS AND INTERPRETATION

1.1                                 Definitions

In this Agreement, (a) capitalized terms defined by inclusion in quotations and/or parenthesis have the meanings so ascribed; and (b) the following terms shall have the following meanings assigned to them herein below:

“Accounts Receivable” means all accounts, notes and other receivables, including any value added Taxes or similar Taxes levied on such accounts receivable, any unpaid interest accrued on any such accounts receivable and any security or collateral related thereto, all file documentation related to such accounts, notes and other receivables, including invoices, shipping documents, communications and correspondence submitted to or received from customers related to such sales;

“Act” means the (Indian) Companies Act, 1956;

“Affiliate” in relation to any Party means in case of a natural Person, the Relative of such Person, and in case of a Person other than a natural Person, any Person, which, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under the Common Control of that Person;

“Ancillary Agreements” means, collectively, (a) the Lease Deeds, (b) the IP Assignment, (c) the API Supply Agreement, (d) the Oral Ceph Contract Manufacturing Agreement, (e) the Transition Services Agreement, (f) the Fill/Finish NCE Contract Manufacturing Agreement (if executed), (g) the Escrow Agreement, (h) the Purchaser Parent Guarantee and (i) any other instruments of sale, conveyance, transfer and assignment between the Seller or any of its Affiliates, on the one hand, and the Purchaser or any of its Affiliates, on the other hand, in form and substance reasonably satisfactory to the Purchaser and the Seller, as may be reasonably necessary or advisable under applicable Law to effect the transactions contemplated by this Agreement and the Ancillary Agreements;

“API” means active pharmaceutical ingredients;

“API Supply Agreement” means the API Supply Agreement to be entered into by and between the Purchaser and the Seller at the Closing in the form of Exhibit A;

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“Benchmark Net Working Capital” means USD 30,000,000 (United States Dollar Thirty Million);

“Beta-Lactam” means the class of compounds containing a ß-lactam nucleus in their molecular structure, including penicillins, cephalosporins, penems and aztreonam;

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“Business” means the business of researching, evaluating and litigating originator Intellectual Property as permitted under Law for, developing, testing, obtaining regulatory approval for, manufacturing, negotiating third party contracts for, procuring materials for, performing fill and finish services for, marketing, distributing and selling injectable pharmaceutical products for all human and animal prophylactic and therapeutic uses in all formulations and dosage forms and for any and all indications, as such business is conducted anywhere in the world by the Seller and its Affiliates immediately prior to the date of this Agreement, subject to any changes on or prior to the Closing permitted in accordance with Clause 6.2, but specifically excluding the Other Businesses. It is agreed and understood that the Business does not include any Excluded Assets and Excluded Liabilities;

“Business Day” means any day other than a Saturday, a Sunday or any day on which banks in Chennai, Tamil Nadu and Mumbai, Maharashtra in India are required or authorized to be closed;

“Change of Control” means the acquisition by a third party of more than 50% (fifty percent) of the outstanding shares of voting capital stock of the Seller.

“Closing” means the closing of the purchase and sale of the Transferred Assets of the Business and the assignment and assumption of the Assumed Liabilities, each as contemplated by this Agreement and the Ancillary Agreements;

“Closing Net Working Capital” means the difference between: (a) the sum of the current assets of the Business listed in Clause 3.2.2 minus (b) the sum of the current liabilities of the Business listed in Clause 3.2.2 in each case, (a) and (b), as of the close of business on the date immediately prior to the Closing Date and as determined in accordance with GAAP applied on a basis consistent with the Financial Statements;

“Competition/Investment Law” means any Law that is designed or intended to prohibit, restrict or regulate: (a) foreign investment; or (b) antitrust, monopolization, restraint of trade or competition, including the HSR Act;

“Consent” means any license, permission, approval, clearance, franchise, permit, notice, consent, authorization, waiver, grant, concession, agreement, certificate, exemption, order or registration from any Government Authority or any other third party;

“Contract” means any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, indenture, bond, debenture, letter of credit, option, pledge, security agreement, warrant, right or other instrument or consensual obligation, whether written or oral;

“Controlling”, “Controlled by” or “Control”, with respect to any Person, means (i) the ownership of 50% (fifty percent) or more of the equity shares or other voting securities of such entity; or (ii) possession of the power to direct the management and policies of such entity; or (iii) the power to nominate for appointment the majority of the directors, managers, partners or other individuals exercising similar authority with respect to such Person by virtue of ownership of voting securities or management or contract or in any other manner whatsoever, directly or indirectly, including through one or more other entities; and the term “Common Control” shall be construed accordingly;

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“Corporate Name” means the trademarks, trade names or corporate logos “Orchid Chemicals & Pharmaceuticals Ltd.,” “Orchid Healthcare (A Division of Orchid Chemicals & Pharmaceuticals Ltd.),” “Orgenus Pharma, Inc. (Subsidiary of Orchid Pharmaceuticals, Inc.)”, “Orchid Europe Limited,” “Orchid Pharmaceuticals SA (Proprietary) Limited,” “Orchid Pharma Japan KK,” “Health Orchid,” “Orchidpharma.com” and the “flower logo” and any variants and derivatives of any of the foregoing, including any applicable domain names, in each case used prior to the Closing in connection with the Business;

“Dollars”, “USD” or “$” means United States Dollars or the lawful currency of the United States;

“Effective Date” means the date of execution of this Agreement;

“Employee Plan” means any bonus, incentive compensation, performance award, deferred compensation, cash allowance, employee state tax contribution, pension, deposit link insurance, profit sharing, retirement, provident, superannuation, gratuity, stock purchase, stock option, stock ownership, stock appreciation right, phantom stock, leave of absence, layoff, severance, retrenchment, redundancy, retention, vacation, holiday, annual leave, day or dependent care, legal services, cafeteria, life, health, accident, disability, fringe benefit, loans, club memberships, company accommodation (owned or leased), company product purchase plan, house rent or other housing allowance, conveyance, car, driver or other transport allowance, education assistance or allowance (including scholarships and grants), transfer and new employee joining relocation plan, field work daily allowances, medical allowance or insurance, maternity benefits, lunch coupons or other comparable allowance, leave travel allowance, reimbursement, sales or other performance incentives or allowances, company sponsored health plans or other welfare benefit or employee benefit plan, practice, policy, scheme, allowance or arrangement, whether written or oral, of the Seller or any of its Affiliates;

“Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, adverse ownership claim, title defect, covenant, equitable interest, license, lease, sub-lease or other possessory interest, lien, Tax lien, option, pledge, security interest, preference, priority, right of first refusal, option, restriction, obligation or other encumbrance of any kind or nature whatsoever (whether absolute or contingent);

“Environmental Law” means any Law relating to the environment (including ambient air, surface water, ground water, land surface, and subsurface strata), natural resources, pollutants, contaminants, wastes, chemicals or public health and safety, including any Law pertaining to: (a) treatment, storage, disposal, generation and transportation of Hazardous Materials; (b) air, water, land and noise pollution; (c) groundwater, surface water, or soil contamination; (d) the release or threatened release into the environment of Hazardous Materials, including intentional or accidental emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (e) the manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of Hazardous Materials; (f) underground and aboveground tanks and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (g) public health and safety; (h) the registration, evaluation, authorization, or restriction of Hazardous Materials; or (i) the protection of wild life, plants, habitat, marine sanctuaries and wetlands, including all endangered and threatened species;

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“Escrow Agent” means Standard Chartered Bank, or such other bank or trust mutually agreed in writing by the Parties.

“Escrow Agreement” means the Escrow Agreement to be entered into by and among the Seller, the Purchaser and the Escrow Agent at the Closing in the form of Exhibit D;

“Excluded Countries” means Myanmar, Yemen, Russia, Armenia, Azerbaijan, Belarus, Kazakhstan, Kyrgyzstan, Moldova, Tajikistan, Turkmenistan, Uzbekistan, Georgia, and Ukraine;

“Finished API” means API used in the manufacture of the products of the Business that (a) has passed all quality inspection tests such that a document certifying that the API conforms to the specifications therefor has been or could be signed and dated by a duly authorized representative of the Seller and (b) has been or may be released for transfer to the manufacturing facility included in the Leased Business Real Property located in Irungattukottai, India.

“Fill/Finish NCE Contract Manufacturing Agreement” means the Fill/Finish NCE Contract Manufacturing Agreement for [***] developed by [***], utilizing the Transferred Assets of the Business referred to in Clause 6.19;

“GAAP” means generally accepted accounting principles for financial reporting in India as in effect as of the date of this Agreement;

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal); (d) multinational organization; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature;

“Governmental Authorization” means, other than the Registrations, all filings and applications with any Governmental Authority, and all Consents, registrations, re-registrations, and declarations issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law;

“Hazardous Material” means any raw material, intermediate product, byproduct, pollutant, contaminant, chemical, solvent, waste or any other substance or material (whether solids, liquids or gases) that is infectious, carcinogenic, persistent, ignitable, corrosive, reactive, explosive, poisonous, toxic or otherwise hazardous or that is listed, defined, designated or classified, or otherwise regulated under any Environmental Law, including any admixture or solution thereof, and including petroleum and all byproducts and derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials in any form or condition, radioactive materials, urea-formaldehyde, lead and lead-based paints, polychlorinated biphenyls and any other material or substance that is or that may present a threat to human health or the environment;

“Hedging Obligations” means, with respect to any Person, all Liability of such Person under any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or

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option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing;

“Hospira Agreements” means, collectively, (i) the In License Distribution Agreement, dated September 23, 2005, between Mayne Pharma Pty Ltd. and the Seller, (ii) the Manufacture, Supply and Distribution Agreement, dated December 21, 2007, between Hospira UK Limited and the Seller, (iii) the Manufacture and Supply Agreement, dated December 11, 2008, between Hospira Inc. and the Seller and (iv) the Manufacture and Supply Agreement, dated September 16, 2009, between Hospira Inc. and the Seller, in each case as amended;

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 of the United States;

“Indebtedness” of any Person means, without duplication: (a) all indebtedness of such Person, whether or not contingent, for borrowed money; (b) all obligations of such Person evidenced by credit agreements, notes, mortgages, bonds, letters of credit, Hedging Obligations, debentures or other similar instruments or debt securities and warrants or other rights to acquire any such instruments or securities, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses (including capital lease obligations); and (c) all indebtedness of others referred to in clauses (a) and (b) hereof guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable for the indebtedness referred to in clauses (a) and (b) of any other Person: (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness; (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss; (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered); (iv) to grant an Encumbrance on existing or future property owned or acquired by such Person (including Contracts), whether or not the obligation secured thereby has been assumed or (v) otherwise to assure a creditor against loss. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor;

“India” means the Republic of India and shall include special economic zones, ports and airports within the geographical area of the Republic of India;

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in, under or in respect of the following arising under Law, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals: (a) all national, regional and international patents, patent applications, patent disclosures, utility models, utility model applications, petty patents, design patents and

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certificates of inventions, and all related re-issues, re-examinations, divisions, revisions, restorations, renewals, extensions, provisionals, continuations and continuations in part; (b) all copyrights, copyright registrations and copyright applications, copyrightable works and all other corresponding rights; (c) all mask works, mask work registrations and mask work applications and all other corresponding rights; (d) all Trademarks; (e) all inventions (whether patentable, patented or unpatentable and whether or not reduced to practice, any said patents, including any extensions, reissues, reexaminations, renewals, divisions, continuations, continuations-in-part, or design patents); (f) know-how, including technical know-how, process know-how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, regulatory requirements and information, clinical data and protocols, research and development information (including all research and development data, experimental and project plans and pipeline product information), storing and shipping information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, third party manufacturer and supplier lists and information, correspondence, records, and other documentation, and other proprietary documentation and information of every kind; (g) all databases, data collections and data exclusivity; (h) all other proprietary rights; and (i) all copies and tangible embodiments of any of the foregoing (in whatever form or medium); including the right to sue for past, present or future infringement, misappropriation or dilution of any of the foregoing;

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator;

“Key Employees” means those Business Employees listed in Schedule 1.1(d).

“Knowledge” means, with respect to the Seller, the information that any Key Employee is actually aware of following a reasonable investigation concerning the existence of the relevant fact or matter;

“Law” means any federal, national, regional, state, local, county, city, municipal, town, village, district, foreign or other constitution, law, statute, treaty, rule, regulation, ordinance, order, code, binding case law or principle of common law or any condition or term imposed pursuant to any Governmental Approvals;

“Leased Business Real Property” means the parcels of Real Property that are leased by the Seller as tenant, all of which are set forth on Schedule 1.1(a);

“Liability” means liabilities, debts or other obligations of any kind or nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP;

“Loss” means any loss, Proceeding, Judgment, damage, fine, penalty, expense (including reasonable attorneys’ or other professional fees and expenses and court costs), injury, diminution of value, Liability, Tax, Encumbrance or other cost or expense;

“Material Adverse Effect” means any event, change, circumstance, effect or other matter that has, or could reasonably be expected to have, either individually or in the aggregate with all

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other events, changes, circumstances, effects or other matters, with or without notice, lapse of time or both, a material adverse effect on: (a) the business, assets, Liabilities, properties, condition (financial or otherwise), operating results or operations or prospects of the Business taken as a whole; or (b) the ability of the Seller or any of its respective Affiliates to perform its material obligations under this Agreement, the Ancillary Agreements or to consummate timely the transactions contemplated by this Agreement or the Ancillary Agreements; provided, however, that a “Material Adverse Effect” shall exclude any event, circumstance, change or other matter that generally affects Persons engaged in the business of developing, manufacturing, marketing or selling generic injectable pharmaceutical products, except to the extent such event, circumstance, change or other matter has a materially disproportionate effect on the Business, taken as a whole, relative to other businesses engaged in the generic injectable pharmaceutical business;

“NCE’s” and/or “NBE’s” means a pharmaceutical product containing (a) a new, novel and innovator chemical compound (“NCE”) or (b) a new, novel and innovator biological substance derived from a living organism or a DNA or RNA mechanism (“NBE”), in each case, (a) and (b), (i) in any therapeutic class and for all human and animal prophylactic and therapeutic uses in all formulations and dosage forms and for any and all indications, (ii) which have not been developed as of the Closing Date and which could not be commercialized in the United States without first filing a New Drug Application (“NDA”) or a new therapeutic Biologic License Application (“BLA”), as the case may be, and obtaining the approval of the FDA to such NDA or BLA, as the case may be, and (iii) which upon obtaining such approval of the FDA to such NDA or BLA, as the case may be, has been granted, or could reasonably be expected to be granted, at least 3 (three) years of data or market exclusivity from the appropriate Governmental Authority.

“NPNC” means non-penicillin, non-cephalosporin;

“Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions;

“Oral Ceph Contract Manufacturing Agreement” means the Oral Ceph Contract Manufacturing Agreement for the manufacture of the Seller’s oral cephalosporin formulation products utilizing the Transferred Assets of the Business, to be entered into by and between the Purchaser and the Seller at the Closing in the form of Exhibit B;

“Ordinary Course of Business” means the usual, regular and ordinary course of business of the Business, consistent with Seller’s past custom and practice, but only to the extent consistent with applicable Law; provided that a series of related transactions which taken together is not in the Ordinary Course of Business shall not be deemed to be in the Ordinary Course of Business;

“Other Businesses” means all businesses conducted as of the Effective Date by the Seller and its Affiliates (other than the Business), including (i) the business of researching, developing, testing, manufacturing, selling, marketing and distributing API, (ii) the business of researching, developing, testing, manufacturing, selling, marketing and distributing oral pharmaceutical products anywhere in the world, (iii) the business of performing drug discovery, research,

CONFIDENTIAL TREATMENT

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development work and/or manufacturing for Seller’s own requirements or a third party’s requirements with respect to NCE’s and/or NBE’s, and (iv) the business of (1) purchasing generic injectable pharmaceutical products from one or more third parties for resale in the Excluded Countries and India pursuant to a supply agreement or toll manufacturing agreement and (2) selling, marketing or distributing such generic injectable pharmaceutical products in the Excluded Countries and India;

“Owned Business Real Property” means any Real Property in which the Seller or any Affiliate of the Seller has a freehold title (or equivalent) interest;

“Parties” means collectively the Seller, the Purchaser and, solely for the purposes of Clause 8.6.1 through and including Clause 8.6.4, KRR, and “Party” means each of them individually;

“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable, or being contested in good faith, and for which appropriate reserves have been established in the Balance Sheet or since the date of the Balance Sheet, have been incurred in the Ordinary Course of Business, (b) Encumbrances in respect of property or assets imposed by Law that were incurred in the Ordinary Course of Business, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar liens, (c) with respect to the Real Property, (i) reciprocal easement agreements, utility easements and other customary encumbrances on title, and (ii) zoning, ordinances, building codes, regulations and enactments of any Governmental Authority having jurisdiction over the Real Property; provided, that such matters described in clauses (i) and (ii) do not, individually or in the aggregate, materially impair the present use of the Real Property in the operation of the Business or the value of the Real Property, affected thereby and (d) Encumbrances set forth on Schedule 1.1(b).

“Person” means any natural person, firm, corporation, limited company, private limited company, limited liability company, Governmental Authority, joint venture, general or limited partnership, trust, association or other entity (whether or not having separate legal personality);

“Pip-Tazo Litigation” means the Proceeding in the matter of Wyeth Pharmaceuticals Plaintiff, U.S. Food and Drug Administration et al., Defendant; and Orchid Chemicals & Pharmaceuticals Ltd., and Apotex Corp., Interventors , Case No. 1:09-cv-1810 filed in the United States District Court of the District of Columbia pursuant to which Wyeth Pharmaceuticals is seeking an order to withdraw or suspend the approval of the ANDAs granted to the Seller for a generic form of Wyeth’s piperacillin-tazobactam injections or to modify such ANDA and any appeals with respect to such remedies;

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator;

“Planning and Zoning Laws” means all Laws intended to control or regulate the construction, demolition, alteration or use of land or buildings or to preserve or protect national heritage;

“Prime Rate” means a rate per annum equal to Twelve Month LIBOR plus two percent (2%), as set by the British Bankers Association;

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“Product Laws” means any Laws related to the manufacture, research, sales, marketing, development or distribution of the products of the Business, including the Drugs and Cosmetics Act, 1940 and the Drugs and Cosmetics Rules, 1945, the Standard Weights and Measures Act, 1976 and Bureau of Indian Standards Act, 1986 (or similar Laws in other countries);

“Real Property” means all land and all buildings and other structures, facilities or Improvements located thereon, capital work in progress and all easements, licenses, rights and appurtenances relating to the foregoing;

“Registrations” means the authorizations, approvals, licenses, permits, certificates, or exemptions issued by any Governmental Authority (including investigational new drug applications (INDs), new drug applications (NDAs), supplemental new drug applications, abbreviated new drug applications (ANDAs), pre-market approval applications, 510(k) notifications, pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, the European Union Conformity Marketing (CE Marks) issued by the European Notified Body, pricing and reimbursement approvals, labeling approvals or their foreign equivalent) held by the Seller or its Affiliates immediately prior to the Closing that are (i) specific to Persons engaged in the business of developing, manufacturing, marketing or selling generic injectable pharmaceutical products and (ii) required for the research, development, clinical testing, manufacture, sale, marketing, distribution, storing, transportation, importation, exportation or use of the products of the Business as currently conducted;

“Relative” shall bear the meaning assigned to the term in the Act;

“Related Party” in relation to a Person includes: (i) any company under the same management (as defined by Section 370(1B) of the Act) of such Person; (ii) any Controlling shareholder of such Person, (iii) any director of such Person, (iv) any officer of such Person, (v) any Person in which any Controlling shareholder, director or officer of such Person has any interest, other than a passive shareholding of less than 5% in a publicly listed company, (vi) any firm or unlisted company in which such Person, is a partner, Controlling shareholder or director, and (vii) any other Affiliate of such Person or of a Controlling shareholder or director of such Affiliate;

“Rupees”, “Rs” or “INR” means Indian rupees, the lawful currency of India;

“Seller Mixed-Use Intellectual Property” means all Intellectual Property that is not included in the Purchased Intellectual Property and that is used in connection with, or related to, both the Business and the Other Businesses and is owned by or licensed to the Seller or its Affiliates at the Closing, in each case as is set forth on Schedule 1.1(c);

“SEZ” means the special economic zone in Visakhapatnam, India;

“Software” means all computer software (including source and object code) and other applications on all hardware (including the distributed control system), firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals, together with proof of ownership;

“Tax” means: (a) any and all taxes, duties, imposts, levies, premiums, impositions, transfer charges, cess, surcharge, charges in the nature of tax and any fine, cost, penalty or interest

CONFIDENTIAL TREATMENT

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connected therewith, including corporate tax, income tax, dividend distribution tax, interest tax, withholding taxes, capital gains tax, value added tax, gift tax, wealth tax, sales tax, service tax, stamp duty, registration fees, foreign travel tax, octroi, turnover tax, excise duty, customs duty, import duty, development cess, rates, property tax or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority; (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute; and (c) any items described in this paragraph that are attributable to another Person but that the Seller is liable to pay and/or withhold by Law, by Contract or otherwise, whether or not disputed;

“Tax Act” means the (Indian) Income Tax Act, 1961;

“Tax Return” means any report, return, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

“Trademarks” means all trade dress and trade names, logos, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing; and

“Transfer Taxes” means any and all Taxes relating to or arising on the transfer of the Transferred Assets of the Business, including stamp duty, registration charges, notarial fees and all applicable indirect Taxes and related amounts (including any penalties, interest and additions to Transfer Taxes).

1.2                                 Additional Defined Terms

For purposes of this Agreement, the following terms have the meanings specified in the indicated Clause of this Agreement:

Defined Term	Clause
Accounting Firm	3.2.4
Acquired Business	8.6.5
Acquired Competing Business	8.6.5
Additional Due Diligence	6.1.1
Agreement	Preamble
API Exclusivity Period	8.20.1
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Assumed Liabilities	2.3
Balance Sheet	9.4.1(a)
Beta-Lactam API Business	8.20.1
Business Balance Sheet	9.4.1(c)

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Business Employees	9.17.1
Business Employee Plan	9.16.1
Cash Consideration	3.1
Certain Nations	9.21.4
Claim Notice	11.3.1
Closing Date	7.1
Closing Net Working Capital Statement	3.2.2
Competing Acquiring Persons	8.6.1
Confidential Information	13.1
Controlling Party	11.4.3
Deductible	11.6.1
Deeds	7.2.1(c)
Dispute	14.2.1
Dispute Notice	14.2.1
Escrow Amount	7.3
Estimated Net Working Capital	3.2.1
Excluded Assets	2.2
Excluded Liabilities	2.4
Exclusivity Period	8.19.1
Field of Use	8.15.1
Final Statement of Closing Net Working Capital	3.2.5
Financial Statements	9.4.1
Goodwill	2.1.18
Gratuity Fund	4.4.1(c)
Improvements	9.10.6
Indebtedness Contracts	9.14.1
Indemnified Party	11.3.1
Indemnifying Party	11.3.1
Interim Balance Sheet	9.4.1(b)
Interim Business Balance Sheet	9.4.1(d)
Inventory	2.1.1
IP Assignment	7.2.1(b)
KRR	Preamble
Lease Deeds	7.2.1(c)
Material Contracts	9.13.1
Material Purchased Software	9.12.1
Mixed Account	6.8.2
Mixed Contract	6.8.1
NOC	9.10.11
Non-controlling Party	11.4.3
Objection	3.2.3
Objection Notice	11.3.2(b)
Owned Intellectual Property	9.11.1
Promoter Group	Recital C
Proposed Beta-Lactam API Transaction	8.20.1
Proposed Beta-Lactam API Purchase Consideration	8.20.1

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Proposed Beta-Lactam API Transaction Notice	8.20.1
Proposed Transaction	8.19.1
Proposed Transaction Notice	8.19.1
Provident Fund	4.4.1(a)
Purchase Price	3.1
Purchased Intellectual Property	2.1.9
Purchased Software	2.1.11
Purchaser	Preamble
Purchaser Competing Activities	8.6.2
Purchaser Indemnified Parties	11.1
Purchaser Restricted Period	8.6.5
Real Property Permits	9.10.8
Registered Owned Intellectual Property	9.11.6
Release	5.1.10
Representatives	13.1
Research and Development Employees	8.21
Response	3.2.4
Restricted Period	8.6.1
Returns	8.10.1
Seller	Preamble
Seller Competing Activities	8.6.6
Seller Disclosure Schedule	9
Seller Indemnified Parties	11.2
Special Claims	11.4.2
Subsequent Monthly Financial Statements	6.11.1
Superannuation Fund	4.4.1(b)
Third Party Claim	11.4.1
Transferred Assets of the Business	2.1
Transferred Employee	4.1.4
Transferred Employment Liabilities	4.6.1
Transition Services Agreement	8.17
Vaccine Business	8.6.1
Vizag Lease	6.15

1.3                                 Interpretation

1.3.1                        The terms referred to in this Agreement shall, unless defined otherwise or inconsistent with the context or meaning thereof, bear the meaning ascribed to them under the relevant statute/legislation.

1.3.2                        Reference to statutory provisions shall be construed as meaning and including references also to any amendment or re-enactment (whether before or after the date of this Agreement) for the time being in force and to all statutory instruments or orders made pursuant to such statutory provisions.

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1.3.3                        Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

1.3.4                        Any reference to a document in “Agreed Form” is to a document in a form agreed between the Parties initialed for the purpose of identification by or on behalf of each of them (in each case with such amendments as may be agreed by or on behalf of the Parties).

1.3.5                        Words denoting the singular shall include the plural and words denoting any gender shall include all genders.

1.3.6                        Headings, subheadings, titles, subtitles to clauses, subclauses and paragraphs are for information only and shall not form part of the operative provisions of this Agreement or the annexure hereto and shall be ignored in construing the same.

1.3.7                        The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, Clause, Schedule and Exhibit references are to the Clauses, Schedules and Exhibits to this Agreement unless otherwise specified.

1.3.8                        Unless otherwise specified in a particular case, reference to days, months and years are to calendar days, calendar months and calendar years, respectively.

1.3.9                        Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day if the last day of such period is not a Business Day; and whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day.

1.3.10                  Words “directly or indirectly” mean directly or indirectly through one or more intermediary persons or through contractual or other legal arrangements, and “direct or indirect” have the correlative meanings.

1.3.11                  Any reference to “writing” shall include printing, typing, lithography and other means of reproducing words in visible form but shall exclude text messages via mobile phones.

1.3.12                  The words “include” and “including” are to be construed without limitation unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive.

1.3.13                  Any use of “material adverse effect” without the use of initial capital letters is an intentional use of such words by the Parties.

1.3.14                  No provisions shall be interpreted in favour of, or against, any Party by reason of the extent to which such Party or its counsel participated in the drafting hereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

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1.3.15                  If there is any conflict or inconsistency between a term in the body of this Agreement and a term in any of the schedules or any Ancillary Agreement, the term in the body of this Agreement shall take precedence. References herein to this Agreement or any Ancillary Agreement shall be deemed to refer to this Agreement or such Ancillary Agreement as of the date of such agreement and as it may be amended thereafter, unless otherwise specified.

1.3.16                  Wherever used herein, the words “Seller” and “Purchaser” include their respective Affiliates whenever the context requires or to the extent applicable.

2                                         AGREEMENT TO SELL AND PURCHASE TRANSFERRED ASSETS OF THE BUSINESS

2.1                                 Transfer of the Transferred Assets of the Business

Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell, convey, assign, transfer and deliver, or cause its Affiliates to sell, convey, assign, transfer and deliver to, the Purchaser or one or more of its Affiliates, free and clear of all Encumbrances (other than Permitted Encumbrances), and the Purchaser or one or more of its Affiliates shall purchase and acquire: (a) the Leased Business Real Property; and (b) all of the assets, rights and properties of the Seller and its Affiliates, located anywhere in the world (except for (i) those held by the Affiliates of the Seller in the Excluded Countries, (ii) other than as set forth in Clause 2.1.7, those held by the Affiliates of the Seller in the United States, the United Kingdom, South Africa, China and Japan and (iii) the contracts, assets and properties related to the Business in India which are expressly listed in Schedule 2.2.9), whether tangible or intangible, real, personal or mixed, related to the Business (except as otherwise expressly set forth below or otherwise in this Agreement or the Ancillary Agreements) ((a) and (b), collectively, the “Transferred Assets of the Business”), including the following:

2.1.1                        (a) all inventories used in, held for use in, or related to the Business, wherever located, including all semi-finished and finished goods, work in process, raw materials, samples, packaging materials and all other materials and supplies to be used in the production of finished goods and (b) any Finished API (the “Inventory”);

2.1.2                        except as expressly set forth in Clause 2.2.3, all third party Accounts Receivable of the Business,

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2.1.3                        all rights in and to products under research and development as part of, or contemplated to be a part of, the Business;

2.1.4                        except as expressly set forth in Clause 2.2.2, all furniture, fixtures, office equipment, laboratory equipment, all other moveable assets, properties, resources, facilities, utilities and services, including machinery, equipment, systems, implements, apparatus, instruments, mechanical and spare parts, tools, tooling, dyes, production supplies, storage tanks, pipes and fittings, utilities, vehicles, utensils, communication facilities and capital work-in-progress, training materials and equipment, supplies, owned and leased

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motor vehicles, mobile phones and personal digital assistants used by the Transferred Employees, and other tangible property of any kind located at the Leased Business Real Property;

2.1.5                        all furniture, fixtures, office equipment, laboratory equipment, all other moveable assets, properties, resources, facilities, utilities and services, including machinery, equipment, systems, implements, apparatus, instruments, mechanical and spare parts, tools, tooling, dyes, production supplies, storage tanks, pipes and fittings, utilities, vehicles, utensils. communication facilities and capital work-in-progress, training materials and equipment, supplies, owned and leased motor vehicles, mobile phones and personal digital assistants used by the Transferred Employees, and other tangible property of any kind, in each case that are not located at the Leased Business Real Property and are primarily related to the Business;

2.1.6                        subject to Clause 6.8, and except as set forth in Clause 2.2, all rights under all Contracts to the extent used in the Business, including those listed on Schedule 2.1.6;

2.1.7                        except as otherwise expressly provided in Clause 2.2.8 and Schedule 2.2.9, the Registrations to the extent used in, or related to, the Business (including the Registrations held by the Affiliates of Seller in the United States, the United Kingdom, South Africa and, if applicable, Japan and China to the extent used in, or related to, the Business) supported by and including: (a) the original documents and all related data, records, and correspondence under the possession of the Seller or its Affiliates (or that are accessible to the Seller or its Affiliates using commercially reasonable efforts) evidencing the Registrations issued to the Seller or its Affiliates by a Governmental Authority in any country of the world, in each case to the extent assignable with or without the Consent of the issuing Governmental Authority; and (b) all related Registration applications, clinical research and trial agreements, data results and records of clinical trials and marketing research, design history files, technical files, drawings, manufacturing, packaging and labeling specifications, validation documentation, packaging specifications, quality control standards and other documentation, research tools, laboratory notebooks, files and correspondence with regulatory agencies and quality reports, and all relevant pricing information and correspondence with Governmental Authorities with respect to such pricing matters;

2.1.8                        subject to Clause 8.14, all product labeling, advertising, marketing and promotional materials and all other printed or written materials used primarily in connection with, or related primarily to, the Business;

2.1.9                        subject to Clause 8.14, all Intellectual Property that is used primarily in connection with, or related primarily to, the Business and is owned by or licensed to the Seller or its Affiliates at the Closing (collectively, the “Purchased Intellectual Property”), and all other intangible rights in the Business;

2.1.10                  the rights granted to Purchaser and its Affiliates to the Seller Mixed-Use Intellectual Property pursuant to Clause 8.15;

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2.1.11                  all Software owned, created, acquired, licensed to or used primarily in the Business by the Seller or its Affiliates at any time prior to and through the Closing (the “Purchased Software”);

2.1.12                  all Governmental Authorizations primarily related to the Business or any Transferred Asset of the Business or required for the ownership or use of any Transferred Asset of the Business or the operation of the Business;

2.1.13                  all books, records, files, studies, manuals, reports and other materials (in any form or medium) used in or related to the Business, including all catalogues, price lists, mailing lists, distribution lists, client and customer lists, referral sources, supplier and vendor lists, purchase orders, sales and purchase invoices, correspondence, clinical data and protocols, production data, purchasing materials and records, research and development files, records, data books, Intellectual Property disclosures and records, manufacturing and quality control records and procedures, product shipping or storing requirements, service and warranty records, equipment logs, operating guides and manuals, product specifications, product processes, engineering specifications, financial and accounting records, litigation files, personnel and employee benefits records to the extent transferable under applicable Law, and copies of all other personnel records of the Transferred Employees to the extent the Seller is legally permitted to provide copies of such records to the Purchaser (provided that (i) if foregoing is related to both the Business and the Other Businesses, the Seller shall be entitled to maintain copies of such materials or (ii) if the foregoing is solely related to the Business, the Seller may request to maintain copies of such materials, such request not to be unreasonably denied by the Purchaser);

2.1.14                  all claims, rights, credits, causes of actions, defenses and rights of set-off of any kind (including the right to sue for past, present or future infringement, misappropriation or dilution of any Purchased Intellectual Property or, to the extent related to the Business, the Seller Mixed-Use Intellectual Property), in each case to the extent arising from, or related to, the Business or any of the Transferred Assets of the Business or Assumed Liabilities, in each case, whether accruing before or after the Closing, and including all attorney work-product protections, attorney-client privileges and other legal protections and privileges to which the Seller or its Affiliates may be entitled in connection with the Business or any of the Transferred Assets of the Business or Assumed Liabilities that are not excluded under Clause 2.2.14 or Clause 2.2.15;

2.1.15                  all claims or benefits in, to or under any express or implied warranties from suppliers of goods or services relating to Inventory sold or delivered to the Seller or any of its Affiliates prior to the Closing;

2.1.16                  copies of Tax Returns; provided, however, that the Seller may redact any information to the extent used in, or related to, the Excluded Assets or the Other Businesses from Tax Returns conveyed pursuant to this Clause 2.1.16; provided, further, that such redaction shall not impair any information related to the Business contained in such Tax Returns;

2.1.17                  all rights relating to deposits and prepaid expenses of the Business, claims for refunds and rights of offset of the Business that are not excluded under Clause 2.2.14 or Clause 2.2.15;

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2.1.18                  the goodwill of the Seller and its Affiliates associated with the Business and the Transferred Assets of the Business (the “Goodwill”); and

2.1.19                  all rights of the Purchaser and its Affiliates arising under this Agreement, the Ancillary Agreements or from the consummation of the transactions contemplated hereby or thereby.

Notwithstanding the foregoing, the transfer of the Transferred Assets of the Business as a going concern on a slump sale basis pursuant to this Agreement does not include the assumption of any Liability related to the Transferred Assets of the Business and/or the Business unless the Purchaser or one or more of its Affiliates expressly assumes that Liability pursuant to Clause 2.3.

2.2                                 Excluded Assets

Notwithstanding anything to the contrary in Clause 2.1 or elsewhere in this Agreement, the following assets of the Seller (collectively, the “Excluded Assets”) are excluded from the Transferred Assets of the Business, and are to be retained by the Seller as of the Closing:

2.2.1                        all cash, cash equivalents and liquid investments of the Seller and its Affiliates;

2.2.2                        all furniture, fixtures, office equipment, laboratory equipment, all other moveable assets, properties, resources, facilities, utilities and services, including machinery, equipment, systems, implements, apparatus, instruments, mechanical and spare parts, tools, tooling, dyes, production supplies, storage tanks, pipes and fittings, utilities, vehicles, utensils, communication facilities and capital work-in-progress, training materials and equipment, supplies, owned and leased motor vehicles, mobile phones and personal digital assistants, and other tangible property of any kind which are located at the Leased Business Real Property and could be used solely for research and development of oral pharmaceutical products;

2.2.3

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2.2.4                        all intercompany Accounts Receivable;

2.2.5                        the Corporate Name;

2.2.6                        except for the Leased Business Real Property, any Real Property owned or leased or subleased by the Seller or its Affiliates, as tenant;

2.2.7                        all raw materials and work in process used for the manufacture of Finished API for use in the manufacture of generic injectable pharmaceutical products;

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2.2.8                        any Registrations solely related to the selling, marketing or distribution of the products of the Business in the Excluded Countries;

2.2.9                        those Contracts, assets, rights and properties related to the selling, marketing or distribution of the products of the Business in India expressly set forth on Schedule 2.2.9;

2.2.10                  other than as set forth in Clause 2.1.7, those assets and properties held by the Affiliates of the Seller in the United States, the United Kingdom, South Africa, China and Japan;

2.2.11                  original copies of all minute books, records, stock ledgers, Tax records and other materials that the Seller is required by Law to retain;

2.2.12                  the shares of the share capital stock of the Seller or any of its Affiliates held in treasury;

2.2.13                  all certificates for insurance, binders for insurance policies and insurance, and claims and rights thereunder and proceeds thereof;

2.2.14                  all claims for refund of Taxes and other governmental charges of whatever nature arising out of the Seller’s operation of the Business or ownership of the Transferred Assets of the Business prior to the Closing;

2.2.15                  all rights, title and interest of the Seller and its Affiliates to assets used in connection with the Other Businesses, except to the extent that such assets are included in the Transferred Assets of the Business;

2.2.16                  all intercompany Contracts between the Seller and any of its Affiliates or between one Affiliate of the Seller and another Affiliate of the Seller;

2.2.17                  all claims, rights, credits, causes of actions, defenses and rights of set-off of any kind, in each case to the extent arising from, or related to, the Excluded Assets or the Excluded Liabilities before or after the Closing, and including all attorney work-product protections, attorney-client privileges and other legal protections and privileges to which the Seller or its Affiliates may be entitled in connection with the Excluded Assets or the Excluded Liabilities; and

2.2.18                  all rights of the Seller and its Affiliates arising under this Agreement, the Ancillary Agreements or from the consummation of the transactions contemplated hereby or thereby.

2.3                                 Assumed Liabilities

Subject to the terms and conditions of this Agreement, at the Closing, the Purchaser shall assume and pay or perform when due only the following Liabilities to the extent relating to the Business (collectively, the “Assumed Liabilities”):

2.3.1                        all trade accounts payable to third party creditors of the Business for goods and services purchased, ordered or received by the Business and which are reflected in line items on the Interim Business Balance Sheet or incurred by the Seller in the Ordinary Course of Business and in accordance with the provisions of this Agreement, including Clause 6.2,

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between the date of the Interim Business Balance Sheet and the Closing (other than trade accounts payable to any shareholder or any Affiliates of the Seller), in each case that are not delinquent as of the Closing;

2.3.2                        all Liabilities of the Seller or its Affiliates arising after the Closing under the Contracts included in the Transferred Assets of the Business or that are entered into by the Seller after the date of this Agreement in accordance with Clause 6.2;

2.3.3                        all Liabilities assumed by the Purchaser under Clause 6.8 relating to Mixed Contracts and Mixed Accounts;

2.3.4                        the Transferred Employment Liabilities;

2.3.5                        all Liabilities arising out of, relating to or incurred in connection with the operation of the Business or the ownership of the Transferred Assets of the Business after the Closing;

2.3.6                        all Liabilities described on Schedule 2.3.6;

2.3.7                        Liabilities arising from product liability, warranty or similar claims by any Person in connection with any finished product of the Business manufactured after the Closing; and

2.3.8                        all Liabilities arising out of, relating to, or incurred in connection with the Pip-Tazo Litigation before, on or after the Closing (other than any attorney fees and other costs and expenses of the Seller arising on or before the Closing).

2.4                                 Excluded Liabilities

Notwithstanding any other provision of this Agreement or any other writing to the contrary, and regardless of any information disclosed to the Purchaser, the Purchaser does not assume and has no responsibility for any Liabilities of the Seller or any of its Affiliates (whether or not related to the Business) other than the Assumed Liabilities specifically listed in Clause 2.3 (such unassumed Liabilities, the “Excluded Liabilities”). Without limiting the preceding sentence, the following is a non-exclusive list of Excluded Liabilities that the Purchaser does not assume and that the Seller and its Affiliates shall remain bound by and liable for, and shall pay, discharge or perform when due:

2.4.1                        all Liabilities arising out of or relating to any Excluded Asset;

2.4.2                        all Liabilities under any Contract not assumed by the Purchaser under Clause 2.1.6, including any Liability arising out of or relating to the Seller’s or its Affiliates’ credit facilities, the Indebtedness Contracts or any security interest related thereto;

2.4.3                        except for Liabilities arising from warranties provided by the Purchaser or arising as a result of any mishandling of product of the Business after such product has been accepted for delivery by the Purchaser, all Liabilities arising from product liability, warranty or similar claims by any Person in connection with any finished product of the Business manufactured on or prior to the Closing;

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2.4.4                        all Liabilities arising out of or relating to Indebtedness incurred by the Seller or its Affiliates;

2.4.5                        except as provided in Clause 8.1.1 and except for any apportionment provided for in this Agreement, all Liabilities for Taxes arising as a result of the operation of the Business or ownership of the Transferred Assets of the Business on or prior to the Closing, including any Taxes that arise as a result of the sale of the Transferred Assets of the Business pursuant to this Agreement and any deferred Taxes of any nature;

2.4.6                        all Liabilities arising from or under any Environmental Law or Occupational Safety and Health Law based upon the operation of, relating to, or arising out of acts, omissions or events occurring in connection with, the Business on or prior to the Closing or the Seller’s or its Affiliates’ leasing, ownership, occupation or operation of any Real Property;

2.4.7                        all Liabilities arising under claims by or with respect to employees of the Seller or its Affiliates (whether current employees or related to the former employment by the Seller or its Affiliates) relating in any way to wages, salaries, remuneration, compensation, allowances, bonuses, ex-gratia payments, reimbursements, service benefits, benefits (including workers’ compensation and unemployment benefits) and all other entitlements and all Tax deductions and other contributions relating to the foregoing, termination or continuation of its employment, or lack or delay of any notice relating to its employment, in all cases relating to the period on or prior to the Closing, except to the extent of any Transferred Employment Liabilities which are being deducted from the Cash Consideration under Clause 3.1 hereof;

2.4.8                        all Liabilities arising under any claim by or with respect to any employees of the Seller or its Affiliates for any severance, redundancy, retrenchment or similar termination payments or benefits (including payments for or in respect to the resignation of a Business Employee on or prior to the Closing) that may become payable to any employees of the Seller or its Affiliates in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, in all cases relating to the period on or prior to the Closing;

2.4.9                        all Liabilities arising under or in connection with the Employee Plans (including the Business Employee Plans), or any termination, continuation, amendment or other acts or omissions in connection with the Employee Plans (including the Business Employee Plans), in all cases relating to the period on or prior to the Closing, except to the extent of any Transferred Employment Liabilities which are being deducted from the Cash Consideration under Clause 3.1 hereof;

2.4.10                  all Liabilities arising under claims by or with respect to any officer, director, employee or agent of the Seller and its Affiliates for indemnification, reimbursement or advancement of amounts during their term of office, directorship, employment or agency with the Seller or its Affiliates, except to the extent of any Transferred Employment Liabilities which are being deducted from the Cash Consideration under Clause 3.1 hereof;

2.4.11                  all Liabilities arising from any failure to comply with any fraudulent transfer Law in connection with this Agreement or any Ancillary Agreement (whether compliance would

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have been required by the Seller, the Purchaser or some or all of them, by applicable Law);

2.4.12                  all Liabilities relating to any negotiations, agreements or other transactions, if any, by the Seller and its Affiliates with any third party that relate to the acquisition of the Seller and its Affiliates or any of its respective assets or businesses or any termination of related negotiations or arrangements;

2.4.13                  all professional, financial advisory, broker, finder or other fees of any kind incurred by the Seller and its Affiliates;

2.4.14                  other than any Liability assumed by the Purchaser pursuant to Clause 2.3.6, all Liabilities of the Seller and its Affiliates arising out of or incurred in connection with this Agreement, any Ancillary Agreements, the transactions contemplated hereby or thereby, or any other document executed in connection with the transactions contemplated hereby or thereby, including disclosures to or negotiations with creditors or shareholders by Seller and its Affiliates, solicitations of proxies or written Consents from any Persons, or other legal obligations of the Seller and its Affiliates;

2.4.15                  all Liabilities of the Seller and its Affiliates arising out of acts, omissions or events, or relating to, or occurring in connection with, the Other Businesses;

2.4.16                  all Liabilities of the Seller and its Affiliates with respect to the corporate services or activities of the Seller and its Affiliates used by or made available to the Business; and

2.4.17                  all other Liabilities arising out of acts, omissions or events, or relating to, or occurring in connection with, the operation of the Business or the Transferred Assets of the Business or otherwise on or prior to the completion of the Closing, except as expressly provided for under Clause 2.3 hereof.

3                                         PURCHASE PRICE

3.1                                 Consideration

The cash consideration for the Transferred Assets of the Business, exclusive of all applicable Transfer Taxes resulting from the transfer of the Transferred Assets of the Business, is USD 400,000,000 (United States Dollar Four Hundred Million) (the “Cash Consideration”), subject to adjustment in accordance with Clause 3.2. At the Closing, the Purchaser shall assume the Assumed Liabilities. The Cash Consideration as adjusted pursuant to Clause 3.2, Clause 6.15, Clause 8.10 and Clause 11.7, and the Assumed Liabilities are collectively referred to herein as the “Purchase Price.”

3.2                                 Adjustment of Cash Consideration

3.2.1                        At least 5 (five) Business Days but no more than 10 (ten) days prior to the Closing Date, the Seller shall provide to the Purchaser a certificate setting forth a good faith estimate as of the close of business on the day immediately prior to the Closing Date of the Closing Net Working Capital (the “Estimated Net Working Capital”) showing the Seller’s calculation in reasonable detail, which calculation of the Estimated Net Working Capital shall be in accordance with GAAP applied on a basis consistent with the Financial

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Statements and shall include only those Accounts Receivable included in Clause 2.1.2 that have remained outstanding as of the Closing Date for less than 180 (one hundred eighty days).  If the Estimated Net Working Capital is greater than the Benchmark Net Working Capital, the difference between the Estimated Net Working Capital and the Benchmark Net Working Capital shall be added to the Cash Consideration paid at the Closing.  If the Benchmark Net Working Capital is greater than the Estimated Net Working Capital, the difference between the Benchmark Net Working Capital and the Estimated Net Working Capital shall be deducted from the Cash Consideration paid at the Closing.

3.2.2                        Not earlier than 185 (one hundred eighty five) days and no later than 210 (two hundred ten) days after the Closing Date, the Purchaser shall prepare, in cooperation with the Seller and its representatives, and shall deliver to the Seller a calculation of the Closing Net Working Capital together with reasonably supporting documentation (the “Closing Net Working Capital Statement”). The Closing Net Working Capital Statement shall be prepared on a combined basis in accordance with GAAP applied on a basis consistent with the Financial Statements.  The Closing Net Working Capital Statement shall include only:

(a) as current assets: (i) except for any [        *        *        *        ] all other third party Accounts Receivable which are collected by the Purchaser within 180 (one hundred eighty) days following the Closing Date (it being agreed and understood that the Purchaser shall deliver to the Seller the amount of any proceeds from any such other third party Accounts Receivable that are collected by the Purchaser after 180 (one hundred eighty) days following the Closing Date and not in the calculation contained in the Final Statement of Closing Net Working Capital), (ii) Inventory and (iii) deposits and prepaid expenses of the Business (other than for Taxes or under insurance policies); and

(b) as current liabilities, trade accounts payable (other than trade accounts payable to any shareholder or any Affiliates of the Seller) that are not delinquent as of the Closing.

3.2.3                        The Seller shall complete its review of the Closing Net Working Capital Statement within 30 (thirty) days of the Seller’s receipt thereof. In connection with such review, the Seller and its accountants shall be provided with full access to the working papers and other records of the Purchaser and its accountants used in the preparation of the Closing Net Working Capital Statement; provided, however, that the Seller and its accountants have signed any customary release letters requested in connection therewith. If the Seller determines that the Closing Net Working Capital Statement has not been prepared on a basis consistent with the requirements of Clause 3.2.2, the Seller may, on or before the last day of such 30 (thirty) day period, inform the Purchaser in writing (the “Objection”), setting forth a description containing reasonable detail of the basis of the Seller’s objection, the adjustments to the Closing Net Working Capital Statement which the Seller believes should be made, and the Seller’s calculation of the Closing Net Working Capital. The Seller shall be deemed to have accepted any items not specifically disputed in the Objection. Failure by the Seller to deliver an Objection in accordance with this Clause 3.2.3 to the Purchaser shall constitute acceptance and approval by the Seller of the Purchaser’s calculation of the Closing Net Working Capital.

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3.2.4        If the Purchaser receives an Objection from the Seller, it shall have 30 (thirty) days following receipt to review and respond in writing to such Objection (the “Response”). During the 20 (twenty) days immediately following a delivery of the Purchaser’s Response, the Seller and the Purchaser shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Seller’s Objection. If the Seller and the Purchaser are unable to resolve all of such differences within such 20 (twenty) day period, either or both Parties may refer the remaining differences to KPMG LLP or another internationally or nationally recognized firm of independent public accountants as to which the Seller and the Purchaser mutually agree in writing (the “Accounting Firm”) for review and resolution of all matters which remain in dispute and which were indicated in the Seller’s Objection. The Accounting Firm shall act as an expert in accounting and not as an arbitrator and shall determine on a basis consistent with the requirements set forth in Clause 3.2.2, and only with respect to the specific remaining accounting related differences so submitted, whether and to what extent, if any, the Closing Net Working Capital Statement requires any adjustments. The Seller and the Purchaser shall request the Accounting Firm to use its reasonable best efforts to render its determination within 30 (thirty) days. The Accounting Firm’s determination shall be conclusive and binding upon the Seller and the Purchaser. Subject to the execution of a confidentiality agreement by the Accounting Firm on terms and conditions reasonably acceptable to the Parties, the Seller and the Purchaser shall make available to the Accounting Firm all relevant personnel, books and records, any working papers (including those of the Parties’ respective accountants) and supporting documentation relating to the Closing Net Working Capital Statement and all other items and support reasonably requested by the Accounting Firm. The fees and expenses of the Accounting Firm shall be shared equally between the Seller and the Purchaser.

3.2.5        The “Final Statement of Closing Net Working Capital” shall be the calculation of the Closing Net Working Capital contained: (a) in the Closing Net Working Capital Statement in the event that, (i) no Objection is delivered by the Seller to the Purchaser within the 30 (thirty) day period specified in Clause 3.2.3, or (ii) the Seller and the Purchaser so agree, (b) in the Closing Net Working Capital Statement, as adjusted in accordance with the Seller’s Objection, in the event that (i) the Purchaser does not deliver a Response to the Seller’s Objection during the 30 (thirty) day period specified in Clause 3.2.4 following receipt by the Purchaser of the Seller Objection, or (ii) the Seller and the Purchaser so agree, or (c) in the Closing Net Working Capital Statement, as adjusted pursuant to the mutual agreement of the Purchaser and the Seller, or as adjusted by the Accounting Firm, together with any other modifications to the Closing Net Working Capital Statement mutually agreed upon by the Purchaser and the Seller.

3.2.6        If the calculation of the amount of the Closing Net Working Capital contained in the Final Statement of Closing Net Working Capital is less than the Estimated Net Working Capital, the Seller shall pay to the Purchaser an amount in cash in Rupees equal to the amount of such deficiency plus interest on the amount paid computed at the Prime Rate for the period from the Closing Date to the date of such payment. If, by contrast, the calculation of the Closing Net Working Capital contained in the Final Statement of Closing Net Working Capital is greater than the Estimated Net Working Capital, the Purchaser shall pay to the Seller an amount in cash in Rupees equal to the amount of such deficiency plus interest on the amount paid computed at the Prime Rate for the

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period from the Closing Date to the date of such payment. All payments made pursuant to this Clause 3.2.6 shall be made to the applicable Party by means of a wire transfer of immediately available funds in Rupees within 3 (three) Business Days after the ultimate determination of the Final Statement of Closing Net Working Capital as provided in this Clause 3.2.

3.2.7        The Parties agree to treat any amounts payable pursuant to this Section 3.2 as an adjustment to the Cash Consideration.

3.3           Tax Treatment of Allocation of Cash Consideration

The Seller and the Purchaser shall sign and submit all necessary forms to report the transactions contemplated by this Agreement for federal, national, regional, state, local, county, city, municipal, town, village, district, foreign or other income Tax purposes consistent with the allocation of the Cash Consideration delivered by the Purchaser to the Seller between the Effective Date and the Closing (which allocation shall be attached as Schedule 3.3), any allocation schedule set forth in an Ancillary Agreement and any adjustments to such amounts or allocation schedules following the Closing (including as required by Clause 3.2) and shall not take a position for Tax purposes inconsistent therewith. The Parties shall treat the transactions contemplated by this Agreement in all filings with Governmental Authorities for all Tax purposes (including consumption Taxes) consistent with the amount of the Cash Consideration to be paid to the Seller in accordance with Clause 7.2.2, any allocation schedule set forth in an Ancillary Agreement and this Clause 3.3.

4              EMPLOYEES AND EMPLOYEE BENEFIT FUNDS

4.1           Transfer of Employment

4.1.1        Prior to and on the Closing Date, as periodically requested by the Purchaser, the Seller shall provide an updated list of the Business Employees and contract labourers set forth on Clause 9.17.1(a) of the Seller Disclosure Schedule. The list of Business Employees and contract labourers set forth on Clause 9.17.1(a) of the Seller Disclosure Schedule shall be updated prior to the Closing Date to additionally include or delete any Persons as may be mutually agreed in writing by the Seller and the Purchaser.

4.1.2        No later than thirty (30) days prior to the estimated date for the Closing, the Purchaser shall make an offer of employment effective as of the Closing Date to each Business Employee, on terms and conditions that are no less favourable on an aggregate basis to those paid or provided to each such Business Employee prior to the Closing.

4.1.3        The Seller shall use all commercially reasonable efforts to cause all Business Employees to accept employment with the Purchaser. Subject to applicable Law, the Purchaser shall have reasonable access to the facilities and personnel records (to the extent available) (including employee name, date of birth, hire date, compensation (base, bonus, incentives and allowances), employment and compensation history, participation status in benefit plans, dependents covered, beneficiaries, performance appraisals, disciplinary actions, grievances and medical records occupational health and safety records and any other employee specific information as would be needed to administer

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payroll, employee benefits, polices and other programs) of the Seller. Access shall be provided by the Seller as may be reasonably requested by the Purchaser.

4.1.4        At the Closing, the Purchaser shall provide the Seller with a list of the Business Employees to whom it has made an offer of employment who has accepted such offer of employment effective as of the Closing Date (each such Business Employee, a “Transferred Employee” and collectively, the “Transferred Employees”). On the Closing Date the Seller shall notify the Transferred Employees of the termination of their employment with the Seller, such termination effective immediately prior to the Closing.

4.2           Prior Service

To the extent required by applicable Law, the Transferred Employees shall be deemed to have been in the employment of the Purchaser from the date of their commencement of employment with the Seller.

4.3           Accrued Vacation

The Seller shall pay out to each Transferred Employee on the Closing Date, at the Purchaser’s election, all or part of the accrued and unused vacation entitlement and any personal and sickness days accrued by such Transferred Employee as of the Closing Date; provided, however, that if any Transferred Employee elects not to accept any such amounts, then the Purchaser shall credit each Transferred Employee with the accrued and unused vacation entitlement and any personal and sick days accrued by such Transferred Employee as of the Closing Date and the amount of such Liability shall be included as a Transferred Employment Liability.

4.4           Benefit Plans

4.4.1        The Seller has established the following funds to provide for the payment of retirement benefits and gratuity benefits to the Business Employees:

4.4.1(a)           a contributory provident fund, in accordance with applicable Laws to provide for the payment of provident fund benefits to the Business Employees and other employees (the “Provident Fund”);

4.4.1(b)           a superannuation fund pursuant to the Employees’ Provident Funds and Miscellaneous Provisions Act, 1952 to provide for the payment of superannuation benefits to its Business Employees and other employees who are covered under such scheme (the “Superannuation Fund”); and

4.4.1(c)           a gratuity fund pursuant to the Payment of Gratuity Act, 1972, for the payment of gratuity benefits to its Business Employees and other employees (the “Gratuity Fund”).

4.4.2        Prior to the Closing Date, the Seller shall make all contributions required to be made to any Business Employee Plan by applicable Law and the terms of such Business Employee Plan, and shall pay all premiums due or payable with respect to all Business Employee Plans so as to ensure that all the Business Employee Plans are fully funded as of the

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Closing and no payment, contribution or premium is required to be paid with respect to the said Business Employee Plans for the period prior to the Closing.

4.4.3        The Seller and its Affiliates shall provide the statutory auditor of the Seller with all reasonable documentation and information requested by the statutory auditor in the preparation of the certificate required pursuant to Clause 7.2.1(k). The Purchaser or any representative or professional advisor of the Purchaser may, at the Purchaser’s sole cost and expense and during normal working hours, examine the work papers and the methodology employed by the statutory auditor of the Seller with respect to the preparation of such certificate.

4.4.4        The Seller and its Affiliates shall provide the actuary selected by the Purchaser with all reasonable documentation and information requested by such actuary in the preparation of the actuarial valuation report required pursuant to Clause 7.2.1(l).

4.5           Purchaser Plans

4.5.1        The Purchaser shall, as soon as reasonably practicable after the Closing Date, at its own cost, establish its own provident fund. The Purchaser shall also, as soon as reasonably practicable following the Closing Date, at its own cost, obtain a new policy from an insurer determined by the Purchaser or its Affiliates for extending superannuation benefits to the Transferred Employees for the period on and from the Closing Date. Until the establishment of such funds, on and following the Closing Date:

4.5.1(a)           the Purchaser shall pay or cause to be paid all contributions due and payable on and following the Closing Date in respect of the Provident Fund for the Transferred Employees in accordance with the terms of the Provident Fund until the same are transferred to the provident fund of the Purchaser, provided the same is not prohibited by Law;

4.5.1(b)           if the Purchaser is prohibited by Law from making contributions as set forth in Clause 4.5.1, the Seller shall, prior to the Closing Date, advance an amount equal to the contributions payable to the Provident Fund in respect of the Transferred Employees, for a period of 4 (four) months following the Closing Date, as if the Seller continued to employ the Transferred Employees for such period, provided the same is not prohibited by Law. The Purchaser shall reimburse the Seller in respect of such advances within a period of 14 (fourteen) days from the date of the Seller making such advances; and

4.5.1(c)           the Purchaser shall, as soon as practicable following the Closing Date, at its own cost, obtain a new policy from an insurer selected by the Purchaser or its Affiliates for extending superannuation benefits to the Transferred Employees for the period on and from the Closing Date.

4.5.2        Upon the establishment of the funds as provided in Clause 4.5.1, the Seller shall take all steps as may be necessary to transfer the balances, including interest under each of the Business Employee Plans in respect of the Transferred Employees (which accumulations are held by the trustees of each of the Business Employee Plans) to the funds to be

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established by the Purchaser. The Seller shall provide to the Purchaser all necessary documentation and other information providing the amounts transferred under each such fund for each Transferred Employee.

4.6           Closing Transferred Employee Liability

4.6.1        At Closing, the Purchaser shall assume and pay or perform when due the Liabilities related to (a) the leave travel assistance, medical reimbursement and accrued bonus, solely as they relate to the Transferred Employees, in the amount for each such Liability included in the certificate of statutory auditor or the actuarial valuation report, as applicable, to be delivered to the Purchaser pursuant to Clause 7.2.1(l) and (b) to the extent any Transferred Employee does not accept encashment for accrued and unused vacation entitlement and any personal and sick days accrued by such Transferred Employee as of the Closing Date, accrued and unused vacation entitlement and any personal and sick days accrued by such Transferred Employee as of the Closing Date (collectively, (a) and (b), the “Transferred Employment Liabilities”). The Seller hereby agrees and acknowledges that the Purchaser shall have the right to deduct and offset at the Closing the amount of the Transferred Employment Liabilities from the Cash Consideration.

5              CONDITIONS PRECEDENT

5.1           Conditions to the Obligation of the Purchaser

The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived in writing by the Purchaser, in whole or in part):

5.1.1        Accuracy of Representations and Warranties. Each of the representations and warranties of Seller contained in Clause 9 that are qualified by materiality shall be true and correct in all respects, and the representations and warranties contained in Clause 9 that are not so qualified shall be true and correct in all material respects, in each case as of the Effective Date and as if made as of the Closing Date;

5.1.2        Performance of Covenants. All of the covenants and obligations that the Seller or its Affiliates is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects;

5.1.3        Governmental Authorizations. Each of the Governmental Authorizations listed in Schedule 5.1.3 must have been obtained and must be in full force and effect;

5.1.4        Registrations. All of the Registrations listed on Schedule 5.1.4 must have been either: (a) transferred to the Purchaser or its nominee in accordance with applicable Law on their existing terms and conditions; or (b) issued to the Purchaser or its nominee in a form identical to that upon which they had been issued to the Seller.

5.1.5        Consent Under Competition / Investment Laws. All applicable waiting periods (and any extensions thereof) under the HSR Act and under the applicable Competition/Investment Laws of the jurisdictions set forth on Schedule 5.1.5 (in accordance with the provisions

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of Clause 6.3.2) must have expired or terminated, and, to the extent the Parties are required to make a filing under the Competition / Investment Laws of India in accordance with the provisions of Clause 6.3.3, all applicable waiting periods (and any extensions thereof) under such Competition / Investment Laws must have expired or otherwise been terminated;

5.1.6        Consents. Each of the Consents listed in Schedule 5.1.6 must have been obtained and must be in full force and effect;

5.1.7        Shareholder Approval. The Seller shall have secured the approval of the shareholders of the Seller pursuant to Section 293(1)(a) of the Act and all other applicable Laws to effect the transactions contemplated by this Agreement and any applicable Ancillary Agreements to which it is a party (with the notice to the shareholders of the Seller seeking such approval being in an Agreed Form) and such approvals must be in full force and effect;

5.1.8        No Action. There must not be in effect, published, introduced or otherwise formally proposed any Law or Judgment, and there must not have been commenced or threatened any Proceeding, that in any case could: (a) prevent, make illegal or restrain the consummation of, or otherwise materially alter, any of the transactions contemplated by this Agreement or any Ancillary Agreement; or (b) cause any of the transactions contemplated by this Agreement or any Ancillary Agreement to be rescinded following consummation of the same; or, as to any Law, prevent, make illegal, restrict, impair or otherwise materially alter the Purchaser’s ability to operate the Business or own the Transferred Assets of the Business following the Closing substantially as the Business has been operated and the assets had been owned prior to the Closing;

5.1.9        No Material Adverse Effect. Since the date of this Agreement, there must not have been any Material Adverse Effect;

5.1.10      Lender Releases and Consents. Each Person that holds an Encumbrance (other than Permitted Encumbrances) with respect to any Transferred Asset of the Business must have delivered to the Purchaser a release letter in form and substance satisfactory to the Purchaser, providing for the full release of any such Encumbrance (each, a “Release”) and such Releases must be in full force and effect. Each Person that is a party to an Indebtedness Contract that contains a provision pursuant to which the consummation of the transaction contemplated by this Agreement and the Ancillary Agreement would result in a default or an event of default under such Indebtedness Contract without the prior consent of such Person must have delivered to the Purchaser a Consent in form and substance reasonably satisfactory to the Purchaser, providing for the Consent of such Person to the transactions contemplated by this Agreement and the Ancillary Agreement, and such Consents must be in full force and effect;

5.1.11      Consent of [      *      *      *      ]. The Seller shall have secured the consent of (a) at least [          *             *          *      ] of the [      *      *      *      ] and (b) all of the [   *   *   *   ] in each case, to the termination of their [   *   *   *   ] with the Seller and their [   *   *   *   ] by the Purchaser on the terms and conditions in accordance with Clause [***] of this Agreement;

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5.1.12      Transaction Documents. The Seller must have delivered or caused to be delivered each other document that Clause 7.2.1 requires it to deliver, each in form and substance satisfactory to the Purchaser and each such document must be in full force and effect.

5.2           Conditions to the Obligation of the Seller

The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived in writing by the Seller, in whole or in part):

5.2.1        Accuracy of Representations and Warranties. Each of the representations and warranties of the Purchaser contained in Clause 10 that are qualified by materiality shall be true and correct in all respects, and the representations and warranties contained in Clause 10 that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as if made as of the Closing Date;

5.2.2        Performance of Covenants. All of the covenants and obligations that the Purchaser are required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects;

5.2.3        Consent under Competition / Investment Laws. All applicable waiting periods (and any extensions thereof) under the HSR Act and under the applicable Competition/Investment Laws of the jurisdictions set forth on Schedule 5.1.5 (in accordance with the provisions of Clause 6.3.2) must have expired or terminated, and, to the extent the Parties are required to make a filing under the Competition / Investment Laws of India in accordance with the provisions of Clause 6.3.3, all applicable waiting periods (and any extensions thereof) under such Competition/Investment Laws must have expired or otherwise been terminated;

5.2.4        No Action. There must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement;

5.2.5        Shareholder Approval.  The Seller shall have secured the approval of the shareholders of the Seller pursuant to Section 293(1)(a) of the Act and all other applicable Laws to effect the transactions contemplated by this Agreement and any applicable Ancillary Agreements to which it is a party (with the notice to the shareholders of the Seller seeking such approval being in an Agreed Form) and such approvals must be in full force and effect; and

5.2.6        Transaction Documents. The Purchaser must have delivered or caused to be delivered to the Seller each document that Clause 7.2.2 requires it to deliver, each in form and substance satisfactory to the Seller and each such document must be in full force and effect.

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6              PRE-CLOSING COVENANTS

6.1           Access and Investigation

6.1.1        Between the Effective Date and the Closing Date, the Seller shall subject to any applicable Law and the terms of any Contract, afford the Purchaser and its directors, employees, agents, prospective financing sources, third party consultants and other advisors and representatives, access, during regular business hours and upon reasonable agreed-upon times, to Seller’s personnel and any properties related to any Business, the Contracts, the Inventory, books and records and all other information and materials pertaining to the Business, provided that such access shall not unreasonably interfere with the Seller’s business and operations, shall be subject to the requirements of all applicable Competition/Investment Laws, and shall, at all times, be subject to any other applicable legal requirements imposed by applicable Law.

6.1.2        other than for matters related to Competition/Investment Laws which are provided for in Clause 6.3.4, until the Closing, the Seller shall allow the Purchaser and its directors, officers, employees, agents, prospective financing sources, third party consultants and other advisors and representatives, to the extent permitted by Law, to: (a) attend with the Seller any meeting between the Seller and any Governmental Authority on a matter regarding the Business, the Transferred Assets of the Business or the transactions contemplated by this Agreement and the Ancillary Agreements; and (b) consult with the Seller with respect to any matters discussed at any such meeting; and the Seller shall provide the Purchaser with at least 3 (three) Business Days notice prior to any such meeting. All requests and inquiries from any Governmental Authority prior to the Closing shall be dealt with by the Seller and the Purchaser in consultation with each other and the Seller and the Purchaser shall promptly co-operate with and provide all necessary information and assistance reasonably required by such Governmental Authority upon being requested to do so by the other.

6.2           Operation of the Business by the Seller

6.2.1        Affirmative Covenants. Until the Closing, except as expressly consented to by the Purchaser in writing, the Seller shall, and shall cause each of its Affiliates to:

6.2.1(a)                   conduct the Business only in the Ordinary Course of Business and in compliance in all respects with all applicable Laws;

6.2.1(b)                   use commercially reasonable efforts to preserve and protect the Business and the Transferred Assets of the Business and its present relationships with customers, suppliers, distributors and other Persons with which the Seller or its Affiliates have significant business relations in order to preserve and not impair the Goodwill of the Business;

6.2.1(c)                   manufacture, test, certify and release Finished API only in the Ordinary Course of Business; and

6.2.1(d)                   perform its obligations under all Contracts applicable to the Business or the Transferred Assets of the Business to which they are a party, by

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which it or any of the Transferred Assets of the Business are bound or affected or pursuant to which the Seller is an obligor or beneficiary, and comply with all Laws, Judgments, Registrations and Governmental Authorizations applicable to the Business or the Transferred Assets of the Business.

6.2.2        Negative Covenants. Without limitation of the covenants contained in Clause 6.2.1, until the Closing, except as expressly permitted by this Agreement or as otherwise expressly consented to by the Purchaser in writing (it being agreed and understood that actions taken by the Seller or its Affiliates that are specifically consented to in writing by the Purchaser pursuant to this Clause 6.2.2 shall not constitute breaches of representations and warranties under this Agreement), the Seller shall not and shall not cause or permit any of its Affiliates to:

6.2.2(a)                   take any action to change accounting policies or procedures (including procedures with respect to revenue recognition), change any material assumption underlying, or method of calculating, any bad debt contingency or other reserve, except in each case required to conform to GAAP or applicable Laws;

6.2.2(b)                   enter into, amend or assume any Contract related to, impacting or otherwise affecting the Business, any of the Transferred Assets of the Business or Assumed Liabilities or the Seller’s performance of its obligations under this Agreement or any of the Ancillary Agreements, including Contracts for insurance, other than in the Ordinary Course of Business;

6.2.2(c)                   transfer, assign, sell, pledge, mortgage, dispose, lease, or encumber any assets, tangible or intangible included in the Transferred Assets of the Business, including any Leased Business Real Property, or suffer to exist any Encumbrance thereon other than Encumbrances in existence on the Effective Date, other than sales of products of the Business in the Ordinary Course of Business;

6.2.2(d)                   with respect to the Purchased Intellectual Property and with respect to any rights to the Purchased Intellectual Property granted under any Contract, (i) transfer, assign or license to any Person any rights to such Purchased Intellectual Property; (ii) abandon, permit to lapse or otherwise dispose of any Purchased Intellectual Property; (iii) grant any Encumbrance on any Purchased Intellectual Property; or (iv) make any material changes in or to the Purchased Intellectual Property that reasonably could be expected to impair such Purchased Intellectual Property or the Seller’s or its Affiliates rights with respect thereto;

6.2.2(e)                   terminate the employment of any Key Employee except in accordance with the terms of such Key Employee’s employment Contract or pursuant to applicable Law;

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6.2.2(f)                    increase the total number of Business Employees by more than 5% (five percent) of the total number included on Clause 9.17.1(a) of the Seller Disclosure Schedule provided that any increase in the number of Business Employees effected at the specific request of the Purchaser or effected upon the written mutual agreement of the Seller and the Purchaser shall not be considered to be a part of such increase;

6.2.2(g)                   amend the terms and conditions of employment (including remuneration, pension entitlements and other benefits) of any Key Employees (other than increases in the Ordinary Course of Business which the Seller shall notify the Purchaser of as soon as reasonably possible thereafter);

6.2.2(h)                   except for merit increases or bonus payments made in the Ordinary Course of Business, grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any employee engaged in the Business, or institute, adopt or amend (or commit to institute, adopt or amend) any Business Employee Plan;

6.2.2(i)                    act or omit to act in a manner that would impair or otherwise adversely affect in a material respect the Business, any of the Transferred Assets of the Business or Assumed Liabilities or the Seller’s performance of their obligations under this Agreement or any of the Ancillary Agreements;

6.2.2(j)                    encourage customers of the Business to return products outside of the Ordinary Course of Business;

6.2.2(k)                   make sales of products of the Business to customers or distributors other than in the Ordinary Course of Business;

6.2.2(l)                    fail to pay accounts payable and other obligations of the Business other than those disputed in good faith;

6.2.2(m)                  accelerate the collection of Accounts Receivable or modify the payment terms of any Accounts Receivable;

6.2.2(n)                   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or the reorganization of the Seller or its Affiliates;

6.2.2(o)                   change the location of any collateral under any Indebtedness Contract identified in Clause 9.14.1 of the Seller Disclosure Schedule, other than inventories and supplies of raw materials in the Ordinary Course of Business;

6.2.2(p)                   enter into any guarantee, indemnity or other agreement to secure any obligation of a third party or create any Encumbrance over any of the Transferred Assets of the Business;

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6.2.2(q)                   agree to settle, compromise or otherwise resolve in whole or in part any actual, potential or threatened claims or Proceedings in connection with or involving the Business or Transferred Assets of the Business; or

6.2.2(r)                    agree, whether in writing or otherwise, to do any of the foregoing or take, or commit to take, any action that would result in the occurrence of any of the foregoing.

6.3           Consents and Filings; Reasonable Efforts

6.3.1        The Seller shall use and shall cause its Affiliates to use commercially reasonable efforts: (i) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement; (ii) to take promptly, or cause to be taken, all actions to assign and transfer to the Purchaser (other than assistance in preparing new applications for), Governmental Authorizations and Registrations used in or related to the Business or any Transferred Asset of the Business or required for the ownership or use of any Transferred Asset of the Business or the operation of the Business; and (iii) as promptly as practicable after the date of this Agreement, to obtain all Governmental Authorizations and Registrations from, give all notices to, and make all filings with, all Governmental Authorities, and to obtain all other Consents, Releases, substitutions or amendments from, and give all other notices to, all other Persons, that are necessary or advisable in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including those listed in Clause 9.3(a)(ii), Clause 9.3(b), Clause 9.12.8 and Clause 9.19.2 of the Seller Disclosure Schedule, Schedule 5.1.4 and Schedule 5.1.6, provided, however, that, subject to Clause 6.3.5, any costs, fees, expenses or other charges relating to obtaining such Consents or making such filings shall be borne by the Seller. The Seller shall not knowingly enter into any acquisition or other agreement, make any announcements with respect to any transaction or take any other action that could reasonably be expected to have the effect of materially delaying, impairing or impeding the receipt of any Consents of any Governmental Authorities or other Persons.

6.3.2        As soon as reasonably practicable following the Effective Date, the Seller and the Purchaser shall (a) each file a Notification and Report Form and related material with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, (b) (i) complete Schedule 5.1.5 to include all jurisdictions in which, based on the applicable Competition/Investment Laws, a filing under such Competition/Investment Laws is required in connection with the transactions contemplated by this Agreement and (ii) make all necessary filings under the applicable Competition/Investment Laws of the jurisdictions set forth on Schedule 5.1.5, and (c) use their commercially respective reasonable endeavors to obtain early termination of the applicable waiting period and shall make all further filings pursuant thereto that may be necessary, proper or advisable. The foregoing shall not be deemed to require the Purchaser or any of its Affiliates to enter into any agreement, consent decree or other commitment requiring the Purchaser or any of its Affiliates to divest (including through the granting of any license rights) or hold separate any businesses, assets or properties of the Business, the Purchaser or any of its

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Affiliates; provided, however, that the Purchaser shall be required to accept a remedy (other than a remedy to divest (including through the granting of any license rights) or hold separate any businesses, assets or properties of the Business, the Purchaser or any of its Affiliates) required by the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice provided that, in the reasonable determination of the Purchaser, such remedy could not have a material adverse effect on the business, assets, properties, liabilities, condition (financial or otherwise), operating results, operations or prospects of the Business, the Purchaser or any of its Affiliates, and neither the Seller nor any of its Affiliates shall, without prior written consent of Purchaser, take or commit to take any such actions with respect to the Business, the Purchaser or its Affiliates.

6.3.3        If, prior to the Closing Date, there is a requirement under the Competition/Investment Laws of India for any Party or the Parties to make a filing with respect to the transactions contemplated by this Agreement, then as soon as reasonably practicable following the effective date of such requirement pursuant to the Competition/Investment Laws of India, the Seller and the Purchaser, as applicable, shall each file or shall jointly file, as required, all necessary documentation with the applicable Governmental Authorities under such Competition/Investment Laws, and the Parties shall use their respective commercially reasonable efforts to obtain early termination of any applicable waiting period and shall make all further filings pursuant thereto that may be necessary, proper or advisable.

6.3.4        Subject to appropriate confidentiality protections, each Party shall: (i) promptly notify the other Party of any written communication to that Party from any Governmental Authority and, subject to Law, permit the other Party to review in advance any proposed written communication to any such Governmental Authority and shall consult with counsel for the other Party, consider in good faith the views of the other and, if appropriate, incorporate the other Party’s reasonable comments, and (ii) furnish the other Party with copies of all correspondence, filings and written communications with any Governmental Authority with respect to this Agreement or the transactions contemplated hereby; provided, however that if Seller or Purchaser believes that any such communication to or from a Governmental Authority contains (or in the case of a meeting is likely to involve discussion of) commercially sensitive information that it is unwilling to provide to the other Party, it shall be sufficient for Seller or Purchaser, as the case may be, to provide a copy of such communication (or an opportunity to attend such meeting) to the other Party’s outside counsel.

6.3.5        All filing fees under the HSR Act, other applicable Competition/Investment Laws or other applicable Laws shall be borne solely by the Purchaser. Subject to Clause 6.3.1, each Party shall bear its own costs (including the cost of any advisers appointed by it) incurred in connection with the clearances or any notification to Governmental Authorities.

6.4           Notification

Until the Closing, the Seller shall give prompt written notice to the Purchaser of (a) the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty of the Seller contained in this

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Agreement to be untrue or inaccurate, in each case at any time from and after the Effective Date until the Closing; (b) any failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by the Seller or any of its Affiliates under this Agreement; and (c) the failure of any condition precedent to the Purchaser’s obligations under this Agreement. No notification pursuant to this Clause 6.4 shall be deemed to amend or supplement the Seller Disclosure Schedule, prevent or cure any misrepresentation, breach of warranty or breach of covenant, or limit or otherwise affect any rights or remedies available to the Purchaser, including pursuant to Clause 11 or Clause 12.

6.5           Shareholder Approval

6.5.1        The Seller, acting through its board of directors, shall, in accordance with Section 293(1)(a) of the Act and all other applicable Laws and the articles of association and memorandum of association of the Seller:

6.5.1(a)                   as soon as reasonably practicable, duly set a record date for, call and give notice of the meeting of the shareholders (or a postal ballot as permitted under applicable Law) of the Seller for the purpose of considering and taking action with respect to the transactions contemplated by this Agreement and any Ancillary Agreements to which it is a party; and

6.5.1(b)                   as soon as reasonably practicable following the record date, (i) cause the ballot to be dispatched to the shareholders of the Seller in an Agreed Form; and (ii) take all other action reasonably necessary or advisable to secure the approval of the shareholders of the Seller required by applicable Law to effect the transactions contemplated by this Agreement and any Ancillary Agreements to which it is a party.

6.6           No Negotiation

6.6.1        Until the Closing, the Seller shall not, and the Seller shall cause its Affiliates, directors, officers, employees, agents, consultants and other advisors and representatives not to, directly or indirectly: (a) solicit, initiate, encourage, knowingly facilitate, or entertain any inquiry or the making of any proposal or offer; (b) enter into, continue or otherwise participate in any discussions or negotiations; (c) furnish to any Person any non-public information or grant any Person access to their properties, assets, books, Contracts, personnel or records; or; (d) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principal, merger agreement, acquisition agreement, option agreement or other Contract or propose, whether publicly or to any director or shareholder, or agree to do any of the foregoing for the purpose of encouraging or facilitating any proposal, offer, discussions or negotiations; in each case regarding any business combination transaction involving the Seller or its Affiliates in any other transaction that would result in a Person other than the Purchaser or its Affiliates acquiring all or any part of the Business, whether by merger, business transfer agreements, purchase of assets, purchase of stock, tender offer, lease, license or otherwise. Each of the Seller and the Seller’s Affiliates shall immediately cease and cause to be terminated any such negotiations, discussion or Contracts (other than with the Purchaser) that are the subject of clauses (a), (b) or (d)

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above and shall immediately cease providing and secure the return of any non-public information and terminate any access of the type referenced in clause (c) above. If any of the Seller or any of its Affiliates, directors, officers, employees, agents, consultants or other advisors and representatives receive, prior to the Closing, any offer, proposal or request, directly or indirectly, of the type referenced in clause (a), (b) or (d) above or any request for disclosure or access as referenced in clause (c) above, the Seller and its Affiliates shall immediately suspend or cause to be suspended any discussions with such offeror or Person with regard to such offers, proposals or requests and notify the Purchaser thereof, including, unless prohibited by applicable Law, information as to the identity of the offeror or Person making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as the Purchaser may reasonably request.  It is agreed and understood that the terms of this Clause 6.6.1 shall not prevent the Seller from: (i) issuing or selling any shares of capital stock of the Seller to third parties in one or more transactions provided that such issuances or sales do not result in a Change of Control of the Seller or (ii) selling or divesting assets of the Other Businesses, in each case of (i) or (ii) for the purposes of raising funds for the Seller from third parties.

6.6.2        Until the Closing, neither the Purchaser nor any of its Affiliates shall enter into any agreements which could reasonably be expected to adversely affect the Purchaser’s ability to consummate the transactions contemplated by this Agreement.

6.7           Intercompany Arrangements

Prior to the Closing, the Seller shall, and shall cause its Affiliates to, terminate all agreements or arrangements, written or unwritten, of any kind (other than this Agreement and any Ancillary Agreements), between the Seller and any of its Affiliates with respect to the Business, such termination to have effect as of immediately prior to the Closing.

6.8           Mixed Contracts and Mixed Accounts

6.8.1        Except as may otherwise be agreed by the Parties in writing, any Contract (other than (a) Contracts related exclusively to the Business; (b) licenses of Seller Mixed Use Intellectual Property; or (c) Contracts that expressly constitute Excluded Assets) that inures to the benefit or burden of the Business and the Other Businesses (a “Mixed Contract”), including those Contracts set forth on Schedule 6.8, shall, to the extent commercially reasonable, be separated as of or as soon as practicable after the Closing, so that each of the Purchaser and the Seller shall be entitled to the rights and benefits and shall assume the related portion of any Liabilities inuring to their respective businesses for the period after the Closing. If any Mixed Contract cannot be so separated, the Purchaser and the Seller shall, and shall cause each of their respective Affiliates to, take such other commercially reasonable efforts to cause: (i) the rights and benefits associated with that portion of each Mixed Contract that relates to the Business to be enjoyed by the Purchaser; (ii) the Liabilities associated with that portion of each Mixed Contract that relates to the operation of the Business following the Closing to be borne by the Purchaser; (iii) the rights and benefits associated with that portion of each Mixed Contract that relates to the Other Businesses to be enjoyed by the Seller; (iv) the Liabilities associated with that

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portion of each Mixed Contract that relates to the Seller’s Other Businesses to be borne by the Seller; and (v) the Liabilities associated with that portion of each Mixed Contract that relates to the operation of the Business prior to the Closing to be borne by the Seller. The Seller shall provide the Purchaser with a copy of each Mixed Contract (it being understood that the Parties shall use commercially reasonable efforts to comply, where practicable, with any applicable confidentiality provisions contained in such Mixed Contracts), and the Parties shall cooperate with each other to effect such separation. The costs of such separation shall be borne by the Parties in proportion to the rights and benefits inuring to each of them under the Mixed Contract; provided; however, that the Purchaser shall have no Liability with respect to any cost, expense, charge, fee, penalty or other amount related to such separation unless the Purchaser consents in writing to such payment.

6.8.2        Except as may otherwise be agreed by the Parties, the Parties shall not assign any Accounts Receivable or payable relating to both the Business and the Other Businesses (a “Mixed Account”). In the event of any such Mixed Account, the Purchaser and the Seller shall take such reasonable and permissible actions to cause: (i) the Transferred Assets of the Business associated with that portion of each Mixed Account that relates to the Business to be enjoyed by the Purchaser; (ii) the Assumed Liabilities related with that portion of each Mixed Account that relates to the Business to be borne by the Purchaser; (iii) the assets associated with that portion of each Mixed Account that relates to the Excluded Assets to be enjoyed by the Seller; and (iv) the Liabilities (other than Assumed Liabilities) related with that portion of each Mixed Account that relates to the Excluded Assets to be borne by the Seller.

6.9           Satisfaction of Obligations to Lenders

The Seller shall satisfy or cause to be satisfied all requirements of its lenders pursuant to the Indebtedness Contracts and shall take all actions necessary to obtain all Releases and Consents required pursuant to Clause 5.1.10.

6.10         Real Property

Except as set forth in Clause 8.1, prior to the Closing, at the Seller’s sole cost and expense, the Seller shall take such steps as are necessary to pay in full all Taxes and outgoings due and payable in respect of the Leased Business Real Property to the extent the related lease so requires the Seller, including property Taxes, electricity and water charges prior to the Closing Date, subject to appropriate proration to the extent such payments relate to the period after the Closing.  The Purchaser agrees to cooperate with the Seller in reimbursing the Seller for any amounts paid by the Seller to the extent relating to the period after the Closing.

6.11         Financial Statements

6.11.1      Until the Closing, on or before the tenth (10th) day of each month, the Seller shall deliver to the Purchaser: (a) unaudited unconsolidated financial statements of the Seller; and (b) unaudited carve-out financial statements of the Business for the Seller and its Affiliates engaged in the Business as at and for the monthly period ending on the last day of the preceding month (the “Subsequent Monthly Financial Statements”), which shall include a balance sheet and profit and loss account. At the time that the Subsequent Monthly Financial Statements are delivered to the Purchaser, the Seller shall by such delivery be deemed to have made the representations and warranties to

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the Purchaser with respect to such Subsequent Monthly Financial Statements as set forth in Clause 9.4.

6.11.2      From the Effective Date, the Seller shall cooperate in good faith with the Purchaser with respect to the Purchaser’s preparation of: (a) any audited balance sheets for the Business in accordance with generally accepted accounting principles for financial reporting in the United States and the related statements of income, changes in equity and cash flows that may be required by the Purchaser to satisfy the reporting requirements of the United States Securities and Exchange Commission following the Closing (including the Purchaser’s 2010 audited financial statements); and (b) an unaudited opening balance sheet as of the Closing Date in accordance with GAAP.

6.12         Contact with Customers and Suppliers

Until the Closing, the Purchaser and the Seller shall cooperate in communicating with any Business Employees, customers, suppliers, licensors, licensees, partners or distributors of the Business concerning the transactions contemplated hereby, including the Purchaser’s intentions concerning the operation of the Business following the Closing. Until the Closing, the Purchaser and their representatives shall contact or communicate with the Business Employees, customers, suppliers, licensors, licensees, partners or distributors of the Business in connection with the transactions contemplated hereby only with the prior written consent of the Seller, which shall not be unreasonably withheld or delayed and may be conditioned upon a designee of the Seller being present at any meeting or conference. Nothing in this Clause 6.12 shall prohibit the Purchaser and their representatives from contacting the customers, suppliers, licensors, licensees, partners or distributors of the Business in the ordinary course of the Purchaser’s businesses for the purpose of selling products of the Purchaser’s businesses or for any other purpose unrelated to the Business or the transactions contemplated by this Agreement, so long as the Purchaser does not use the Seller’s Confidential Information in making such contacts.

6.13         Replacement of Guarantees

The Purchaser and the Seller shall cooperate with each other with a view to entering into arrangements effective as of the Closing whereby the Purchaser or one of its Affiliates would be substituted for the Seller or its Affiliates in any guarantees, letters of comfort, indemnities or similar arrangements entered into by the Seller or its Affiliates in respect of the Business (but only to the extent such guarantees, letters of comfort, indemnities or arrangements constitute Assumed Liabilities). If the Purchaser or its Affiliates cannot enter into the arrangements referred to above, the Seller or its Affiliates shall not terminate such guaranty arrangements without the Purchaser’s consent; provided, however, that the Purchaser shall enter into a separate guaranty with the Seller to guarantee the performance of the obligations of the relevant Person pursuant to the Contract underlying such guaranty arrangements.

6.14         Review of Closing Deliveries

Prior to the Seller submitting to any Person for review and comment any draft of a closing delivery that Clause 7.2 requires the Seller to obtain from such Person in order to deliver at the Closing, the Seller shall: (a) provide the Purchaser an opportunity to review and comment on such document, from a form and substance viewpoint; (b) include in such document all

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comments reasonably proposed by the Purchaser; and (c) not finalize the form of such document prior to receiving the Purchaser’s approval, which approval shall not be unreasonably withheld or delayed.

6.15         Vizag Land

Prior to the Closing, the Seller shall use its best efforts to assign to the Purchaser, effective as of the Closing, all of the rights of the Seller in that certain lease agreement with Ramky Pharma City (India) Limited dated 20 February 2009 with respect to the approximately 27 (twenty-seven) acres of land located inside the SEZ (the “Vizag Lease”).  If, prior to or on the Closing Date, the Seller has not been able to assign all of the rights of the Seller in the Vizag Lease effective as of the Closing Date, then the Cash Consideration payable by the Purchaser as of the Closing Date shall be reduced by [                *                *                *                ]; provided, however, that if the Seller assigns all of its rights in the Vizag Lease to the Purchaser within 1 (one) month following the Closing Date, the withheld amount of [                *                *                *                ] shall be paid by the Purchaser to the Seller on the date such assignment of the Vizag Lease occurs.  If all of the rights of the Seller in the Vizag Lease are assigned to the Purchaser effective as of the Closing Date or during the 1 (one) month period thereafter pursuant to the proviso in the immediately preceding sentence, then the Real Property leased pursuant to the Vizag Lease shall be deemed Leased Business Real Property for all purposes under this Agreement.

6.16         Additional Fill/Finish Manufacturing

Following the Closing, the Purchaser shall consider in good faith and not unreasonably deny any requests made by the Seller for the Purchaser to provide fill/finish services for one injectable penem dosage form of NCE developed by the Seller or contracted by the Seller for manufacture of such NCE’s for an innovator company.

6.17         Currency Conversion

The Purchaser hereby agrees and acknowledges that it shall not convert the Cash Consideration into Indian Rupees more than 3 (three) Business Days (or as otherwise mutually agreed in writing by the Seller and the Purchaser) prior to the estimated Closing Date.

6.18         Purchaser Parent Guarantee

Concurrently with the execution of this Agreement, Hospira, Inc., a Delaware corporation and the parent company of the Purchaser, has executed and delivered to the Seller the Purchaser Parent Guarantee set forth in Exhibit J

6.19         Formulation/Fill/Finish NCE

Schedule 6.19 sets forth the general principles for the Fill/Finish NCE Contract Manufacturing Agreement to be negotiated in good faith by the Seller and the Purchaser between the Effective Date and the Closing Date on terms and conditions to be mutually agreed by the Parties.  If the Seller and the Purchaser mutually agree upon and execute the Fill/Finish NCE Contract Manufacturing Agreement prior to the Closing, such Fill/Finish NCE Contract Manufacturing Agreement shall be attached as Exhibit C to this Agreement.

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7              CLOSING

7.1           Closing

On the terms and subject to the conditions of this Agreement, the Closing shall take place at the offices of Khaitan & Co., Mumbai, India or at the offices of the Seller in Chennai, as may be mutually agreed in writing, on the earlier of (i) the 5th (fifth) Business Day following the day on which the last to be fulfilled or waived of the conditions set forth in Clause 5 shall be fulfilled or waived in accordance with this Agreement, (ii) if each of the conditions set forth in Clause 5 shall be fulfilled or waived in accordance with this Agreement prior to such date, on March 31, 2010 or (iii) at such other time, date or place as the Parties may mutually agree in writing (“Closing Date”). The parties shall use reasonable efforts to schedule the Closing Date for the last day of a calendar month. Unless the Parties otherwise agree in writing, the Closing shall be deemed to have occurred at 00:01 a.m. local time in India on the Closing Date.

7.2           Closing Deliveries

7.2.1        At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

7.2.1(a)                   copies of the resolutions of the board of directors and shareholders of the Seller, authorizing and approving the transactions contemplated by this Agreement and the Ancillary Agreements certified by the company secretary or a director of the Seller to be true and complete and in full force and effect and unmodified as of the Closing;

7.2.1(b)                   a deed of assignments in respect of all Purchased Intellectual Property in the form of Exhibit E (collectively, the “IP Assignment”) duly stamped executed by the Seller or its Affiliates and the originals of all prior deeds of assignment and other documents pursuant to which the Seller or its Affiliate has derived its title to the Purchased Intellectual Property;

7.2.1(c)                   for each parcel of Leased Business Real Property, a lease deed and any novations, assignments and Consents as may be necessary to transfer the right, title and interest in the Leased Business Real Property in favour of the Purchaser in form and substance reasonably acceptable to the Purchaser (the “Lease Deeds”) duly stamped and executed by the Seller and the applicable third party to the applicable rental or lease Contract;

7.2.1(d)                   for each Contract listed on Schedule 5.1.6, such documents, including novations and Consents, as may be necessary to transfer the rights and obligations of the Seller under such Contracts;

7.2.1(e)                   the Escrow Agreement duly stamped and executed by the Seller and the Escrow Agent;

7.2.1(f)                    the Transition Services Agreement duly stamped and executed by the Seller;

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7.2.1(g)                   the Oral Ceph Contract Manufacturing Agreement duly stamped and executed by the Seller;

7.2.1(h)                   the API Supply Agreement duly stamped and executed by the Seller;

7.2.1(i)                    a receipt from the Seller in a form reasonably satisfactory to the Purchaser for the amount of the Cash Consideration less the sum of (i) the Escrow Amount plus (ii) any withholding required under applicable Law;

7.2.1(j)                    a “consent and no objection certificate” for the Seller from the concerned Assessing Officer of Income Tax pursuant to Section 281 of the Tax Act for the sale of the Business and the Transferred Assets of the Business, as contemplated hereunder;

7.2.1(k)                   a certificate executed by the statutory auditor of the Seller in Agreed Form certifying that: (i) all contributions required to be made in respect of the Transferred Employees to any Business Employee Plan by applicable Law and the terms of such Business Employee Plan for all periods up to the Closing Date have been timely made or paid in full; and (ii) specifying the balances that would be required to be transferred to the Purchaser or in respect of which the applicable insurance policy would need to be assigned or for which the Purchaser would be required to obtain an insurance policy;

7.2.1(l)                    an actuarial valuation report of gratuity Liability for the Seller with respect to the Business Employees of the Seller prepared by an actuary selected by the Purchaser;

7.2.1(m)                  the Lender Releases and Consents required pursuant to Clause 5.1.10;

7.2.1(n)                   a certificate in the form of Exhibit G, dated as of the Closing Date, executed by the Seller confirming the satisfaction of the conditions specified in Clause 5.1.1 — 5.1.12 (insofar as Clause 5.1.8 relates to Proceedings involving the Seller or its Affiliates);

7.2.1(o)                   the Fill/Finish NCE Contract Manufacturing Agreement duly stamped and executed by the Seller (if executed by the Seller and the Purchaser prior to the Closing Date) ; and

7.2.1(p)                   such other documents, instruments and agreements as the Purchaser reasonably requests for the purpose of consummating the transactions contemplated by this Agreement.

7.2.2        At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller or, in the case of Clause 7.2.2(b) the Escrow Agent:

7.2.2(a)                   the Indian Rupee equivalent of the Cash Consideration converted by the Purchaser in accordance with Clause 6.17 (as adjusted pursuant to Clause 3.2.1), less (i) the Escrow Amount, (ii) an amount equal to the

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Transferred Employment Liabilities, (iii) if applicable, [                *                 *                *                ] pursuant to Clause 6.15 and (iv) any Taxes required to be withheld under applicable Law, by wire transfer to an account or accounts of the Seller designated in writing by the Seller;

7.2.2(b)                   the Indian Rupee equivalent of [                *                *                *                ] converted by the Purchaser in accordance with Clause 6.17 corresponding to the Escrow Amount, to the Escrow Agent by wire transfer to an account specified by the Escrow Agent;

7.2.2(c)                   the Escrow Agreement executed by the Purchaser and the Escrow Agent;

7.2.2(d)                   the IP Assignments, if any, that require execution by the Purchaser;

7.2.2(e)                   the Lease Deeds executed by the Purchaser;

7.2.2(f)                    the Transition Services Agreement executed by Purchaser;

7.2.2(g)                   the Oral Ceph Contract Manufacturing Agreement executed by the Purchaser;

7.2.2(h)                   the API Supply Agreement executed by the Purchaser;

7.2.2(i)                    a certificate in the form of Exhibit G, dated as of the Closing Date, executed by the Purchaser confirming the satisfaction of the conditions specified in Clause 5.2.1 — 5.2.6 (insofar as Clause 5.2.4 relates to Proceedings involving the Purchaser);

7.2.2(j)                    the Fill/Finish NCE Contract Manufacturing Agreement duly stamped and executed by the Purchaser (if executed by the Seller and the Purchaser prior to the Closing Date); and

7.2.2(k)                   such other documents, instruments and agreements as the Seller reasonably requests for the purpose of consummating the transactions contemplated by this Agreement.

7.3           Escrow Amount

As security for any amounts payable by the Seller to the Purchaser pursuant to the terms of this Agreement at the Closing, the Purchaser shall retain out of the Cash Consideration payable pursuant to Clause 3.1 and Clause 7.2.2(a) and deposit with the Escrow Agent in accordance with the terms of the Escrow Agreement an amount equal to the Indian Rupee equivalent of [                *                *                *                ] converted by the Purchaser in accordance with Clause 6.17 (the “Escrow Amount”). The Purchaser shall have a full right to apply all or any part of the Escrow Amount to pay, or to provide for the payment of, any amount required to be paid by the Seller to the Purchaser under the terms of this Agreement and the Escrow Agreement. Subject to the provisions of the Escrow Agreement, the Purchaser shall instruct the Escrow Agent to release the unapplied Escrow Amount to the Seller in the following installments: [    ***    ] within 5 (five) days of the [ *** ] yearly anniversary of the Closing Date and

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the remaining [***] within 5 (five) days of the [***] yearly anniversary of the Closing Date. If any Claim Notice has been delivered by the Purchaser to the Seller and the Parties have not reached an agreement with respect to the Purchaser’s entitlement to receive the Losses at issue in such Claim Notice, then the Purchaser’s obligation to instruct the Escrow Agent to release any installment of the unapplied Escrow Agreement shall be suspended with respect to Purchaser’s good faith estimate of the amount owed by the Seller under the Claim Notice until a final determination as to the Purchaser’s entitlement to receive the Losses covered by the applicable Claim Notice has been reached. These payments shall be reduced, in the order of their maturities, by any amounts payable by the Seller pursuant to the terms of this Agreement and the Escrow Agreement.

7.4                                 Possession

At the Closing, the Seller shall transfer and convey to the Purchaser title, free and clear of all Encumbrances (other than Permitted Encumbrances), to those Transferred Assets of the Business, the title to which may be effectively transferred by delivery of possession thereof, by delivering possession thereof, wherever they are currently located, to the Purchaser or the Purchaser’s agent. At the Closing, the Purchaser shall enter into possession of the Business of the Seller and shall take delivery of all the Transferred Assets of the Business capable of being effectively transferred by delivery of possession thereof.

8                                         POST COMPLETION COVENANTS

8.1                                 Tax Matters

8.1.1                        All Transfer Taxes pertaining to or arising out of or in connection with or attributable to the transactions contemplated by this Agreement and the Ancillary Agreements, regardless of whether such Transfer Taxes, expenses and fees are imposed by Law on the Purchaser, the Transferred Assets of the Business or the Seller shall be borne as follows: (i) the Indian Rupee equivalent of [                       *                        *                       *                       ], by the Purchaser and (ii) any amounts in excess of the Indian Rupee equivalent of the first [                       *                        *                       *                       ] by the Purchaser [***] by the Seller. The Purchaser shall withhold from: (a) the Cash Consideration any withholding Tax described in Clause 7.2.2(a) and the Seller’s portion of any Transfer Taxes and (b) any other payment required to be made to the Seller under this Agreement, in accordance with applicable Law. The Purchaser shall deposit any such withholding Tax with the relevant Governmental Authority. The Purchaser shall prepare, subject to the Seller’s reasonable approval (which approval shall not be unreasonably withheld or delayed), and timely file all Tax Returns required to be filed in respect of Transfer Taxes. The Seller and the Purchaser shall reasonably cooperate with each other to share information reasonably needed for the preparation of those Tax Returns and any Tax clearance certificates that either the Seller or the Purchaser may request.

8.1.2                        With respect to any Taxes based on the value of property assessed against any of the Transferred Assets of the Business, the Seller shall pay those Taxes attributable to periods or partial periods ending on or prior to the Closing Date, and the Purchaser shall pay those Taxes attributable to periods or partial periods beginning after the Closing Date, with a daily allocation for any period that begins on or before the Closing Date and

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ends after the Closing Date. Each Party agrees to cooperate with the other Parties in paying or reimbursing Tax obligations described in this Clause 8.1.2. Nothing in this Agreement makes a Party liable for the income or franchise Taxes of the other Party. This Clause 8.1.2 does not apply to Transfer Taxes which shall be allocated under the provisions of Clause 8.1.1.

8.1.3                        The Seller or Seller’s Affiliates shall, at Purchaser’s sole cost and expense, apply to each of the relevant Regulatory Authorities and provide all other necessary assistance for the transfer of, or issuance of new, Tax Governmental Authorizations included in the Transferred Assets of the Business to the Purchaser or an Affiliate of the Purchaser.  If the applicable Laws permit election between the transfer of an existing Tax Governmental Authorization or the cancellation and issuance of a new Tax Governmental Authorization, the Purchaser shall be entitled to make such election at its sole discretion.  Provided that the Seller is not in breach of its obligations set forth in this Clause 8.1.3, the Seller shall not be liable for any duty or Tax Liability that could arise if the Purchaser does not, following the Closing Date, register the Transferred Assets of the Business as an export oriented unit under applicable Indian Laws.

8.1.4                        As soon as reasonably practicable following the Closing Date, the Seller shall make all filings to Tax authorities required under applicable Tax Laws in order to (a) notify such Tax authorities of the sale of the Transferred Assets of the Business to the Purchaser and the assumption of the Assumed Liabilities by the Purchaser (including the transfer of any Leased Business Real Property located inside the SEZ to the Purchaser), (b) transfer all unutilized indirect tax credits to the Purchaser and (c) transfer and change the registered holder of the Export Promotion Capital Goods Governmental Authorizations.

8.1.5                        The transfer of the Business is on going-concern basis and any determination of the value of an asset or liability for the sole purpose of payment of stamp duty, registration fees or other similar Transfer Taxes shall not be regarded as assignment of values to individual assets or liability.

8.2                                 Excluded Liabilities

The Seller agrees to pay and perform when due all Excluded Liabilities.

8.3                                 Public Announcements.

Except for the press releases of the Seller and the Purchaser attached hereto as Exhibit H, which shall be released by the Seller and the Purchaser upon the execution of this Agreement, neither Party shall issue or make any public announcement, press release or other public disclosure regarding this Agreement or the Ancillary Agreements or their subject matter without the other Party’s prior written Consent, except for: (a) any public announcements, press releases or other public disclosures which repeat the text contained on Exhibit H regarding this Agreement or the Ancillary Agreements or their subject matter; and (b) any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Law or the rules of a stock exchange on which the securities of the disclosing Party are listed with respect to this Agreement or any Ancillary Agreement. In the event a Party is, in the opinion of its counsel, required to make a public disclosure by Law or the rules of a stock exchange on which its securities are listed regarding this

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Agreement or the Ancillary Agreements or their subject matter, such Party shall submit the proposed disclosure in writing to the other Party at least: (i) 3 (three) days prior to the date of disclosure in connection with an extraordinary event that occurred without advance warning to either Party; or (ii) 5 (five) days prior to the date of disclosure in connection with an ordinary course disclosure or in connection with the closing of the transaction contemplated herein, for an opportunity to provide comments thereon and shall incorporate the reasonable comments provided by the other Party.

8.4                                 Assistance in Proceedings

From and after the Closing, at the reasonable request of the Purchaser and subject to customary confidentiality restrictions, the Seller shall, and shall cause its Affiliates to, and, unless the Purchaser is entitled to indemnification therefor under the provisions of Clause 11.1, the Purchaser shall reimburse the Seller and its Affiliates for all reasonable out-of-pocket costs and expenses incurred by the Seller and its Affiliates therefor, reasonably cooperate with the Purchaser and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with, any Proceeding involving or relating to: (a) any of the transactions contemplated by this Agreement; or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving the Seller or the Business.

8.5                                 Privileges

The Seller acknowledges that the Transferred Assets of the Business include all attorney work-product protections, attorney-client privileges and other legal protections and privileges to which the Seller may be entitled in connection with any of the Transferred Assets of the Business or Assumed Liabilities. The Seller is not waiving, and shall not be deemed to have waived or diminished, any of its attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of information to the Purchaser and its representatives in connection with this Agreement and the transactions contemplated by this Agreement. The Seller and the Purchaser: (a) share a common legal and commercial interest in all of the information and communications that may be subject to such protections and privileges; (b) are or may become joint defendants in Proceedings to which such protections and privileges may relate; and (c) intend that such protections and privileges remain intact should any of the Parties become subject to any actual or threatened Proceeding to which such information or communications relate. The Seller agrees that the Seller and its Affiliates shall have no right or power after the Closing Date to assert or waive any such protections or privileges included in the Transferred Assets of the Business. The Seller shall take any actions reasonably requested by the Purchaser, in order to permit the Purchaser to preserve and assert any such protections or privileges included in the Transferred Assets of the Business; provided, however, that unless the Purchaser is entitled to indemnification therefor under the provisions of Clause 11, the Purchaser shall reimburse Seller for all reasonable out-of-pocket costs and expenses incurred by the Seller and its Affiliates.

8.6                                 Non-competition; Non-solicitation.

8.6.1                        In view of the transactions contemplated by the terms of this Agreement and the acquisition by the Purchaser of the Goodwill, during the period commencing on the

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Closing Date and ending on the [***] anniversary of the Closing Date (or, if not enforceable for such period in any country under the Competition/Investment Laws of such country, for such shorter period as shall be enforceable in such country under the Competition/Investment Laws of such country) (the “Restricted Period”), neither KRR (for so long as he is a director or officer of the Seller or any of its Affiliates) nor the Seller shall, and KRR (for so long as he is a director or officer of the Seller or any of its Affiliates) and the Seller shall cause their respective Affiliates (and their respective successors and assigns, including any Person that acquires a majority of the Other Businesses (regardless of whether the transaction is structured as an asset or share transaction)) not to, directly or indirectly: (a) engage in any business anywhere in the world that conducts any Purchaser Competing Activities; or (b) own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as a partner, stockholder, co-venturer, consultant or otherwise, any Person that is engaged or planning to become engaged in the business of conducting any Purchaser Competing Activities anywhere in the world, provided, however, that, for the purposes of this Clause 8.6.1, none of the following shall be deemed to be in violation of this Clause 8.6.1: (i) ownership of securities having no more than 5% (five percent) of the outstanding voting power of any Person which are listed on any national securities exchange as long as the Person owning such securities has no other connection or relationship with such Person, (ii) performing activities intended to enable KRR, the Seller or their respective Affiliates to engage in a business that conducts the Purchaser Competing Activities following the expiration of the Restricted Period provided that the performance of such activities does not constitute, directly or indirectly, a breach of (a) or (b) of this Clause 8.6.1 as contrasted to the preparation therefor following the expiration of the Restricted Period, (iii) if the Seller is acquired in a single transaction or series of related transaction by any Person whose turnover in the last accounting year exceeded [                       *                        *                       *                       ] (measured in terms of the consolidated turnover of such Person and its Affiliates) that conducts (or whose Affiliates conduct) any Purchaser Competing Activities anywhere in the world (taken together with its Affiliates, the “Competing Acquiring Persons”) if both (A) the Purchaser Competing Activities of the Competing Acquiring Persons represent not more than 50% (fifty percent) of the business of the Competing Acquiring Persons (measured in terms of turnover and/or assets in the last accounting year of the Competing Acquiring Persons) and (B) the Seller does not engage in any business anywhere in the world that conducts any Purchaser Competing Activities following the consummation of such acquisition (it is being agreed and understood that for purposes of this subclause (iii) the Seller shall not be deemed an Affiliate of the Competing Acquiring Person) or (iv) the Seller engaging in the business of researching, developing, manufacturing, selling, marketing or distributing vaccines anywhere in the world (the “Vaccine Business”). If requested by the Purchaser at any time during the Restricted Period, the Seller shall promptly (and not later than 10 (ten) days following receipt of such request from the Purchaser) deliver to the Purchaser a certificate executed by an officer of the Seller in form and substance reasonably satisfactory to the Purchaser certifying the compliance of KRR, the Seller and their respective Affiliates with the terms of this Clause 8.6.1.  The Seller acknowledges and agrees that, as of the Effective Date, the Seller and its Affiliates are not engaged in the Vaccine Business.  The Parties agree that, during the period from the Effective Date to the Closing Date, the Seller and any of its Affiliates may engage in the Vaccine Business provided that the

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activities of such Vaccine Business are maintained completely separate from the activities of the Business, such separation to include that (i) the activities of such Vaccine Business (A) do not utilize any Transferred Assets, (B) are not conducted at any of the Leased Real Properties and (C) do not impair or otherwise adversely affect the performance by the Seller and its Affiliates of their obligations under this Agreement or any Ancillary Agreement and (ii) none of the Business Employees are engaged in such Vaccine Business.

8.6.2                        “Purchaser Competing Activities” means the business of researching, evaluating and litigating originator Intellectual Property for, developing, testing, obtaining regulatory approval for, manufacturing, negotiating third party contracts for, procuring materials for, performing fill and finish services for, marketing, distributing and selling injectable pharmaceutical products for all human and animal prophylactic and therapeutic uses in all formulations and dosage forms and for any and all indications; provided, however, that the Purchaser Competing Activities shall expressly exclude (a) selling, marketing or distributing generic injectable pharmaceutical products in the Excluded Countries and India, (b) subject to the exclusivity provisions of the API Supply Agreement, the business of researching, manufacturing and testing API for use in generic injectable pharmaceutical products, and (c) the business of performing drug discovery, research, development work and/or manufacturing for Seller’s own requirements or a third party’s requirements with respect to NCE’s and/or NBE’s.

8.6.3                        The Restricted Period shall be extended by the length of any period during which any Party or an Affiliate of any Party is in material breach of the terms of this Clause 8.6.

8.6.4                        Unless otherwise agreed to in writing by the Purchaser, during the Restricted Period, neither KRR (for so long as he is a director or officer of the Seller or any of its Affiliates) nor the Seller shall, directly or indirectly, for itself or on behalf of or in conjunction with any other Person, and the Seller shall cause its Affiliates not to, directly or indirectly call upon any Transferred Employee or any individual who is, at the time the individual is called upon, an employee of the Purchaser or any of its Affiliates for the purpose or with the intent of soliciting such employee away from or out of the employ of the Purchaser or any of its Affiliates, or employ or offer employment to any individual who was or is employed by the Purchaser or any of its Affiliates unless such individual shall have ceased to be employed by the Purchaser or any of its Affiliates for a period of at least 12 (twelve) months prior thereto.  This Clause 8.6.4 shall not be deemed to prohibit either KRR, the Seller or its Affiliates from engaging in general media advertising or solicitation that may be targeted to a particular geographic or technical area but that is not specifically targeted towards employees of the Purchaser or any of its Affiliates..

8.6.5                        In view of the transactions contemplated by the terms of this Agreement and the retention by the Seller of the Other Businesses, during the period commencing on the Closing Date and ending on the earlier of (i) the [***] anniversary of the Closing Date (or, if not enforceable for such period in any country under the Competition/Investment Laws of such country, for such period as shall be enforceable in such country under the Competition/Investment Laws of such country) or (ii) the date of the expiration or early termination of the API Supply Agreement (the “Purchaser Restricted Period”), provided, however, that such early termination is not attributable

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to a breach of a material obligation by Purchaser pursuant to such API Supply Agreement, the Purchaser shall, and the Purchaser shall cause its Affiliates not to, directly or indirectly, to engage in any business anywhere in the world that conducts any Seller Competing Activities, provided that, for the purposes of this Clause 8.6.5, the Purchaser or any of their Affiliates shall not be prevented from (i) being the holder or beneficial owner by way of bona fide investment purposes only of any units of an authorized unit trust and/or any securities in any company carrying on any Seller Competing Activities which are listed or traded on any recognized stock exchange, regulated market or trading facility provided that Purchaser and its Affiliates do not have directly or indirectly any management functions or any material influence in such a company, or (ii) acquiring in a single transaction or a series of related transactions any one or more companies and/or businesses (taken together, the “Acquired Business”) and carrying on that Acquired Business although its activities include any Seller Competing Activities (the “Acquired Competing Business”), if the Acquired Competing Business represents 50% (fifty percent) or less of the Acquired Business (measured in terms of turnover in its last accounting year) and the Purchaser does not build up or utilize the Acquired Competing Business for purposes of competing with Seller’s business of supplying Beta-Lactam API to Purchaser.  The sole and exclusive remedy of the Seller and its Affiliates for any breach by the Purchaser or any of its Affiliates shall be the termination of the obligations of KRR, the Seller and their respective Affiliates pursuant to Clause 8.6.1 (provided that such termination shall not effect the obligations of KRR, the Seller or their respective Affiliates pursuant to Clause 8.6.1 prior to such termination or the remedies of the Purchaser and its Affiliates for any breach of Clause 8.6.1 resulting from any events, actions or circumstances occurring prior to such termination whether or not known to the Purchaser or its Affiliates prior to such termination). If requested by the Seller at any time during the Purchaser Restricted Period, the Purchaser shall promptly (and not later than 10 (ten) days following receipt of such request from the Seller) deliver to the Seller a certificate executed by an officer of the Purchaser in form and substance reasonably satisfactory to the Seller certifying the compliance of the Purchaser and its Affiliates with the terms of this Clause 8.6.5.

8.6.6                        “Seller Competing Activities” means the business of researching, developing, testing, manufacturing, selling, marketing and distributing Beta-Lactam API.

8.6.7                        Unless otherwise agreed to in writing by the Seller, during the Purchaser Restricted Period, the Purchaser shall not, directly or indirectly, for itself or on behalf of or in conjunction with any other Person, and the Purchaser shall cause its Affiliates not to, directly or indirectly call upon any individual who is, at the time the individual is called upon, an employee of the Seller or any of its Affiliates engaged in any Other Businesses for the purpose or with the intent of soliciting such employee away from or out of the employ of the Seller or any of its Affiliates, or employ or offer employment to any individual who was or is employed by the Seller or any of its Affiliates unless such individual shall have ceased to be employed by the Seller or any of its Affiliates for a period of at least 12 (twelve) months prior thereto.  This Clause 8.6.7 shall not be deemed to prohibit the Purchaser or its Affiliates from engaging in general media advertising or solicitation that may be targeted to a particular geographic or technical area but that is not specifically targeted towards employees of the Seller.

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8.6.8                        If a final Judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Clause 8.6.1 to 8.6.7 is invalid or unenforceable, then the Parties agree that the court or tribunal shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Clause 8.6 shall be enforceable as so modified after the expiration of the time within which the Judgment may be appealed. The Parties agree that this Clause 8.6 is reasonable and necessary to protect and preserve each Party’s legitimate business interests, the value of the Transferred Assets of the Business, the Goodwill being purchased by the Purchaser hereunder and the value of the Other Businesses being retained by the Seller and to prevent any unfair advantage being conferred on either Party.

8.6.9                        The Parties agree that the covenants of non-competition and non-solicitation contained in this Clause 8.6 are reasonable covenants under the circumstances.

8.7                                 Use of Trademarks

From and after the Closing, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly, use or do business, or assist any Person in using or doing business, under the product specific Trademarks used in the Business.  It is agreed and understood that the Purchaser shall only use the Corporate Names in accordance with the provisions of Clause 8.14.

8.8                                 Reports and Returns

The Seller shall promptly after the Closing prepare and file all reports and returns required by applicable Laws relating to the Business as conducted using the Transferred Assets of the Business for the period prior to the Closing Date.

8.9                                 Access to Records

8.9.1                        After the Closing, the Purchaser shall retain for a period consistent with the Purchaser’s record retention policies and practices those records included in the Transferred Assets of the Business delivered to the Purchaser. The Purchaser also shall provide the Seller and their employees, agents, consultants and other advisors and representatives reasonable access thereto as may be reasonably requested to enable them to prepare financial statements or Tax Returns, deal with Tax audits or pay, discharge or perform the Excluded Liabilities.

8.9.2                        The Seller shall preserve all books of account, records and files in respect of the Business, of which the Purchaser have not been given possession, for the longer of such period as may be specified under any applicable Law or as requested by the Purchaser. The Seller shall and shall cause each of its Affiliates and their respective employees, agents, consultants and other advisors and representatives to, allow the Purchaser, its employees, officers, advisers and agents access and to make copies thereof, as may be reasonably requested by the Purchaser, to the books, records and files relating to the Business for the period prior to and up to the Closing Date. The Seller agrees with the Purchaser to provide all reasonable assistance, co-operation and support including

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declarations, forms and documents to enable the Purchaser to adequately deal with all litigation, Tax claims, Proceedings and assessments.

8.10                           Returns of Products

8.10.1                  The Seller shall be responsible for and shall indemnify and hold harmless the Purchaser in accordance with the provisions of Clause 7.3 and Clause 11 against any and all Losses that the Purchaser or any of its Affiliates may suffer (including the cost of replacement or returns of products of the Business), arising out of, relating to or resulting from products of the Business that were sold prior to the Closing and returned or claimed for credit by any customer or distributor within the first 12 (twelve) months after the Closing Date (collectively, “Returns”).  All indemnification payments made pursuant to this Clause 8.10 shall be treated by the Parties as adjustments to the Cash Consideration.  The Parties agree that the Purchaser shall first seek reimbursement from amounts remaining in the Escrow Amount for any indemnification payments made pursuant to this Clause 8.10.

8.10.2                  During the 12 (twelve) month period following the Closing Date, neither the Purchaser nor the Seller (nor any Affiliates of the Parties) shall initiate or encourage customers or distributors of the Business to return products, except as the Purchaser reasonably deems prudent or necessary due to quality, health or safety reasons or as required by Law.

8.10.3                  If the Purchaser takes any actions in breach of its obligations set forth in Clause 8.10.2, the Seller shall not be bound by Clauses 8.10.1 and 8.10.2 above.

8.11                           Refunds

If the Seller (or any of its Affiliates), on the one hand, or the Purchaser (or any of its Affiliates), on the other hand, after the Closing Date receive any funds properly belonging to the other Party in accordance with the terms of this Agreement, the receiving Party shall promptly so advise such other Party, shall segregate and hold such funds in trust for the benefit of such other Party and shall promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other Party.

8.12                           Inquiries

After the Closing, the Seller shall refer to the Purchaser any inquiry that the Seller or any of its Affiliates receive relating to the Business or the Transferred Assets of the Business; provided, however, that the Seller shall not refer (but shall provide the Purchaser with prompt written notice thereof pursuant to Clause 15.1) to the Purchaser any inquiry related to any Proceeding or any claim with respect to the operation of the Business prior to the Closing.

8.13                           Product Complaints

Within 5 (five) days of the Seller receiving any notice or other communication from any Governmental Authority or any other Person regarding any actual, alleged or potential safety, contamination, adulteration or misbranding issues with respect to the products related to the Business or becoming aware of any fact or circumstance reasonably likely to lead to a recall, withdrawal, field correction, field action or field alert report related to any products of the

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Business, the Seller shall notify the Purchaser in writing pursuant to Clause 15.1 of such notice, communication, fact or circumstance.

8.14                           Use of Corporate Name

8.14.1                  Except as specifically provided in this Clause 8.14 or the Ancillary Agreements, from and after the Closing, neither the Purchaser nor any of its Affiliates shall use or permit their distributors to use the Corporate Name.

8.14.2                  Within 3 (three) months after the Closing Date, the Purchaser shall, and shall cause its Affiliates to, cease to use and remove or cover the Corporate Name from all signs and billboards.

8.14.3                  Within 3 (three) months after the Closing Date, the Purchaser shall, and shall cause its Affiliates to, cease to use and remove or cover the Corporate Name from all signs sales invoices, printed forms, documents, stationery, office supplies or other similar materials.

8.14.4                  The Purchaser and its Affiliates and designees shall have the right to market, promote, sell and distribute all Inventory existing as of the Closing bearing the Corporate Name until the expiration (on a product by product of the Business basis) of the relevant stock.

8.14.5                  The Purchaser and its Affiliates and designees shall have the right to manufacture, assemble and package (or have manufactured, assembled and packaged) products of the Business bearing the Corporate Name, to the same extent as such products are manufactured, assembled, packaged and sold as of the date of this Agreement, for up to 24 (twenty four) months following the Closing Date.

8.14.6                  The Purchaser and its Affiliates and designees may use product literature that bears the Corporate Name for up to 3 (three) months after the Closing Date. No product literature used after 3 (three) months after the Closing Date may include a reference to the Corporate Name.

8.15                           Seller Mixed-Use Intellectual Property Licenses

8.15.1                  At the Closing, the Seller shall, and shall cause its Affiliates to, grant to the Purchaser and its Affiliates (to the extent that the Seller and its Affiliates have the right to make such grant), a perpetual, irrevocable, worldwide, sole and exclusive (even with respect to the Seller and its Affiliates, except with respect to researching, developing, manufacturing, selling, marketing or distributing vaccines anywhere in the world in which case the license granted pursuant to this Clause 8.15.1 shall be co-exclusive with the Seller and its Affiliates) and royalty-free right and license (with the right to grant sublicenses) under the Seller Mixed-Use Intellectual Property, solely within the Field of Use; provided, however that the foregoing grant shall not limit the ability of the Seller and its Affiliates from using the Seller Mixed-Use Intellectual Property to conduct the Seller’s Other Businesses and all activities related thereto. For the purposes of this Agreement, the term “Field of Use” means the business of researching, evaluating and litigating originator Intellectual Property permitted under applicable Law for, developing, testing, obtaining regulatory approval for, manufacturing, negotiating third

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party contracts for, procuring materials for, performing fill and finish services for, marketing, distributing and selling injectable pharmaceutical products for all human and animal prophylactic and therapeutic uses in all formulations and dosage forms and for any and all indications, as such business is conducted anywhere in the world by the Seller and its Affiliates immediately prior to the date of this Agreement.

8.15.2                  The Seller and its Affiliates shall have the first right, but not the obligation, to commence, prosecute any and defend any Proceedings involving the Seller Mixed-Use Intellectual Property. In addition, the Purchaser and its Affiliates shall be entitled to join in any such Proceeding at their own expense. Each Party shall be entitled to retain any and all amounts awarded to it in any such Proceeding.

8.15.3                  The Purchaser agrees to comply with the terms and conditions of any underlying license to the Seller with respect to any Seller Mixed-Use Intellectual Property sublicensed to the Purchaser pursuant to this Clause 8.15.

8.16                           Manufacture of Non-Business Products

Following the Closing, except as specifically contemplated by the Oral Ceph Contract Manufacturing Agreement, the Fill/Finish NCE Contract Manufacturing Agreement (if executed) or the Transition Services Agreement, neither the Purchaser nor its Affiliates shall be obligated to manufacture or produce any products at the Leased Business Real Property sites that are not included in the Business or the Transferred Assets of the Business and the Seller shall transfer on or prior to the Closing Date, or the expiration or termination of the Oral Ceph Contract Manufacturing Agreement, the Fill/Finish NCE Contract Manufacturing Agreement (if executed) or the Transition Services Agreement, as applicable, the manufacture and production of such products or services to an alternate location.

8.17                           Transition Services

Prior to the Closing, the Parties shall negotiate in good faith and enter into a Transition Services Agreement (the “Transition Services Agreement”), the terms of which shall be in accordance with the terms and principles contained in Schedule 8.17.  Upon execution of the Transition Services Agreement by the Seller and the Purchaser, such Transition Services Agreement shall be attached as Exhibit I to this Agreement

8.18                           Further Action

8.18.1                  Subject to the other express provisions of this Agreement, the Parties shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the Parties agree: (a) to furnish, or cause to be furnished, upon request to each other such further information; (b) to execute and deliver, or cause to be executed and delivered, to each other such other documents; and (c) to do, or cause to be done, such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. Without limitation of the foregoing, the Seller shall cooperate with the Purchaser following the Closing and provide all necessary assistance, take all necessary actions as may be required and

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execute such documents to: (i) register the IP Assignments; and (ii) fully vest the Purchased Intellectual Property in the name of the Purchaser.

8.18.2                  Notwithstanding any other provision of this Agreement, this Agreement does not constitute an agreement to sell, convey, assign, assume, transfer or deliver any interest in any Transferred Asset of the Business, or any claim, right, benefit or obligation arising thereunder or resulting therefrom if a sale, conveyance, assignment, assumption, transfer or delivery, or an attempt to make such a sale, conveyance, assignment, assumption, transfer or delivery, without the Consent of a third party would: (a) constitute a breach or other contravention of the rights of such third party; (b) would be ineffective with respect to any party to a Contract concerning such Transferred Asset of the Business; or (c) would, upon transfer, in any way adversely affect the rights of the Purchaser under such Contract or with respect to such Transferred Asset of the Business. If the sale, conveyance, assignment, transfer or delivery by the Seller to the Purchaser of any interest in, or assumption by the Purchaser of any Liability under, any Transferred Asset of the Business requires the Consent of a third party, then such sale, conveyance, assignment, transfer, delivery or assumption shall be subject to such Consent being obtained. Without limiting Clause 8.18.3, if any Contract included in the Transferred Assets of the Business may not be assigned to the Purchaser by reason of the absence of any such Consent, the Seller shall not be required to assign such Contract.  The Purchaser shall not be required to assume any Assumed Liability arising under such Contract.

8.18.3                  If any Consent in respect of a Transferred Asset of the Business has not been obtained on or before the Closing Date, the Seller shall continue to use commercially reasonable efforts to obtain such Consent as promptly as practicable after the Closing until such time as such Consent has been obtained, and to cooperate in any lawful and reasonable arrangement which shall provide the Purchaser the benefits of any such Transferred Asset of the Business, including subcontracting, licensing or sublicensing to the Purchaser any or all of the Seller’s rights with respect to such Transferred Asset of the Business and including the enforcement for the benefit of the Purchaser of any and all rights of the Seller against a third party thereunder. Once a Consent for the sale, conveyance, assignment, transfer and delivery of a Transferred Asset of the Business is obtained, the Seller shall promptly assign, transfer, convey and deliver such Transferred Asset of the Business to the Purchaser, and the Purchaser shall assume the obligations under such Transferred Asset of the Business assigned, transferred, conveyed and delivered to the Purchaser from and after the date of sale, conveyance, assignment, transfer and delivery to the Purchaser pursuant to a transfer agreement which the Parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to the Purchaser. The Seller shall pay and discharge any and all out-of-pocket costs of seeking to obtain or obtaining any such Consent whether before or after the Closing Date. If and when such Consents are obtained or such other required actions have been taken, the transfer of such Transferred Asset of the Business shall be effected in accordance with the terms of this Agreement.

8.18.4                  The Purchaser and the Seller acknowledge that, on the Closing Date, legal title to the Governmental Authorizations and Registrations set forth on Schedule 8.18.4 shall remain with the Seller or the Seller’s Affiliates or nominees due to the requirements of

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applicable regulatory local Laws and, to the extent such Governmental Authorizations and Registrations can be transferred to the Purchaser or the Purchaser’s Affiliates, the need for the Consent of the Governmental Authorities to such transfer. Following the Closing, the Seller shall promptly provide the Purchaser or the Purchaser’s Affiliates with all reasonable assistance and support for the preparation, notarization and legalization of the documents required for, and take all actions to assign and transfer to the Purchaser or its Affiliates, Governmental Authorizations and Registrations used in or related to the Business or any Transferred Asset of the Business or required for the ownership or use of any Transferred Asset of the Business or the operation of the Business.

8.18.5                  Nothing in this Clause 8.18 shall be deemed a waiver by the Purchaser of its rights to have received on or before the Closing an effective assignment of all of the Transferred Assets of the Business or of the covenant of the Seller to obtain all Consents, nor shall this Clause 8.18 be deemed to constitute an agreement to exclude from the Transferred Assets of the Business any of the assets described under Clause 2.1.

8.18.6                  If the Parties determine that an asset, right or property that is a Transferred Asset of the Business pursuant to the terms of Clause 2.1 was not transferred to the Purchaser pursuant to Clause 2.1 and the Ancillary Agreements or licensed to the Purchaser pursuant to Clause 8.14, then the Seller shall immediately, or shall cause its Affiliates as necessary, to assign, at no additional consideration, all right, title and interest in and to such Transferred Asset of the Business to the Purchaser and take all necessary actions to obtain any necessary Consents to do so.

8.19                           Proposed Transaction Notice and Exercise of Right of First Negotiation Regarding the Business and the Transferred Assets of the Business.

8.19.1                  Proposed Transaction Notice.  If at any time during the period five (5) years after the Closing either the Purchaser desires to (a) sell or transfer the Business or the majority of the Transferred Assets of the Business to one or more third parties (whether through one transaction or a series of transactions) in a transaction or transactions where the Transferred Assets represent a majority of the assets being sold or transferred by the Purchaser in such transaction or series of transactions or (b) set up a new joint venture in India for generic NPNC and biosimilar injectable dosage forms (excluding oncology) (the “Proposed Transaction”), then the Purchaser shall, prior to holding discussions with or soliciting offers from any third party, give written notice of its desire to enter into such Proposed Transaction (the “Proposed Transaction Notice”) to the Seller, and provide the Seller (or an Affiliate of the Seller to be designated by Seller) with the right to exclusively negotiate with Purchaser during a period of 90 (ninety) days (the “Exclusivity Period”).  The Seller hereby agrees and acknowledges that the right of first negotiation of the Seller set forth in this Clause 8.19 shall not include any companies (or partial equity investments therein) or businesses in India which may be acquired after the Effective Date by the Purchaser or any of its Affiliates or any joint venture (other than for generic NPNC or biosimilar injectable forms) that the Purchaser or any of its Affiliates may establish after the Effective Date with any Person in India.

8.19.2                  Exercise of Right of First Negotiation.  The Seller may exercise its right to enter into the Exclusivity Period by notifying the Purchaser in writing of its election within fourteen

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(14) days of the Seller’s receipt of the Proposed Transaction Notice.  If Seller exercises its right to enter into the Exclusivity Period, (i) each of the Parties shall negotiate in good faith the terms of the Proposed Transaction, and (ii) if reaching agreement of such terms each of the Purchaser and the Seller (and its designee) shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Proposed Transaction.

8.19.3                  Negotiation with a Third Party.  If the Seller fails to exercise its right to enter into the Exclusivity Period or the Parties are unable, despite using good faith efforts, to agree upon the terms of the Proposed Transaction within the Exclusivity Period, the Purchaser shall be free to enter into the Proposed Transaction with a third party; provided, however, that such third party transaction shall be for a price of not less than the consideration last offered by the Seller.  In no event shall the Purchaser consummate a Proposed Transaction until after the expiration of the period during which the Seller may exercise its right to enter into the Proposed Transaction and during which the Seller has failed to exercise such right.

8.20                           Offer Notice and Exercise of Right of First Negotiation Regarding the Seller’s Beta-Lactam API Business.

8.20.1                  Offer Notice.  If at any time during the period five (5) years after the Closing, and provided that the Purchaser is not in breach of the terms of the API Supply Agreement, the Seller desires to sell or transfer the business of researching, developing, testing, manufacturing, selling, marketing and distributing Beta-Lactam API (the “Beta-Lactam API Business”) (whether through one transaction or a series of transactions) in a transaction or transactions where the Beta-Lactam API Business represents a majority of the assets being sold or transferred by the Seller in such transaction or series of transactions (the “Proposed Beta-Lactam API Transaction”), then the Seller shall, prior to holding discussions with or soliciting offers from any third party, give written notice of its desire to enter into such API Proposed Transaction (the “Proposed Beta-Lactam API Transaction Notice”) to the Purchaser, which notice shall identify the proposed purchase price or other consideration payable to the Seller in connection with such API Proposed Transaction (the “Proposed Beta-Lactam API Purchase Consideration”) and the other material terms and conditions with respect to the API Proposed Transaction and to exclusively provide to the Purchaser (or an Affiliate of the Purchaser to be designated by Purchaser) with the right to exclusively negotiate with the Seller during a period of 90 (ninety) days (the “API Exclusivity Period”).

8.20.2                  Exercise of Right of First Negotiation.  The Purchaser may exercise its right to enter into the API Exclusivity Period by notifying the Seller in writing of its election within fourteen (14) days of the Purchaser’s receipt of the Proposed Beta-Lactam API Transaction Notice.  If Purchaser exercises its right to enter into the API Exclusivity Period, (i) each of the Parties shall negotiate in good faith the terms of the Proposed Beta-Lactam API Transaction, and (ii) if reaching agreement of such terms each of the Seller and the Purchaser (and its designee) shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws

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and regulations to consummate and make effective the Proposed Beta-Lactam API Transaction.

8.20.3                  Sale to Third Party.  If the Purchaser fails to exercise its right to enter into the API Exclusivity Period or the Parties are unable, despite using good faith efforts, to agree upon the terms of the Proposed Beta-Lactam API Transaction within the API Exclusivity Period, the Seller shall be free to enter into the Proposed Beta-Lactam API Transaction with a third party; provided, however, that such third party transaction shall be for a price of not less than the consideration last offered by the Purchaser.  In no event shall the Seller consummate a Proposed Beta-Lactam API Transaction until after the expiration of the period during which the Purchaser may exercise its right to enter into the Proposed Beta-Lactam API Transaction and during which the Purchaser has failed to exercise such right.

8.21                           Pharmaceutical Research and Development Employees.

During the period starting as of the Closing Date and ending as of the earlier of (i) the 2nd (second) anniversary of the Closing Date or (ii) the date that the Seller has relocated those employees engaged in research and development activities for the Other Businesses to a new facility of the Seller, the Purchaser shall allow such employees of the Other Businesses to use a portion of the first floor of the pharmaceutical research and development facility included in the Leased Business Real Property for purposes of conducting research and development activities for the Other Businesses, subject to the terms and conditions to be set forth in the Transition Services Agreement.  Notwithstanding the foregoing, provided that the Seller has used its best efforts to relocate those employees engaged in research and development activities for the Other Businesses to a new facility of the Seller prior to the expiration of such 2 (two) year period and any failure to relocate such employees of the Other Businesses to such new facility of the Seller is not attributable to the action or inaction of the Seller, the Seller shall have the right to extend the use of such portion of the first floor of the pharmaceutical research and development facility included in the Leased Business Real Property for an additional period of 1 (one) year.

9                                         REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the exceptions specifically set forth on the disclosure schedule delivered by the Seller to the Purchaser concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Schedule”), the Seller represents and warrants to the Purchaser as of the Effective Date and as of the Closing Date as follows:

9.1                                 Organization and Good Standing

The Seller is a company duly organized and validly existing under the Laws of India, and the Seller has all requisite company power and authority to own, lease and operate the Transferred Assets of the Business and to conduct the Business. The Seller is duly qualified or licensed to do business in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification or licensure necessary, except to the extent that the failure to be so qualified or licensed has not had or would not reasonably be expected to have a Material Adverse Effect.  Clause 9.1 of the Seller Disclosure Schedule sets forth an accurate and complete list of the Seller’s current directors and officers. The Seller has made available to the Purchaser

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accurate and complete copies of the articles of association, memorandum of association or other constituent documents of the Seller, as currently in effect, and the Seller is not in default under or in violation of any provision thereof.

9.2                                 Authority and Enforceability

The Seller has all requisite company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which the Seller is a party and to perform its obligations under this Agreement and each such Ancillary Agreement, subject to obtaining the shareholder approval contemplated in Clause 6.5. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Seller and the Seller has made available to the Purchaser an accurate and complete copy of the approval of the board of the directors of the Seller containing such authorization. The Seller has duly and validly executed and delivered this Agreement and, on or prior to the Closing, the Seller shall have duly and validly executed and delivered each Ancillary Agreement to which it is a party. This Agreement constitutes, and upon execution and delivery, each Ancillary Agreement to which the Seller is a party shall constitute, the valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other Law of general application relating to or affecting creditors’ rights generally.

9.3                                 No Conflict

Neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Seller, nor the consummation of the transactions contemplated hereby or thereby, shall (a) directly or indirectly (with or without notice, lapse of time, or both) conflict with, result in a breach or violation of, constitute a default under, give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, or result in the imposition of any Encumbrances (other than Permitted Encumbrances) on any of the properties or assets of the Seller (including the Transferred Assets of the Business) under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under: (i) the articles of association or memorandum of association of the Seller or any resolution adopted by the board of directors or shareholders of the Seller; (ii) except as set forth in Clause 9.3(a)(ii) of the Seller Disclosure Schedule, any Material Contract (as disclosed on Clause 9.13.1 of the Seller Disclosure Schedule) to which the Seller is a party, by which the Seller or its properties or assets (including the Transferred Assets of the Business) is bound or affected or pursuant to which the Seller is an obligor or a beneficiary; or, (iii) any Law, Judgment or Governmental Authorization applicable to the Seller or any of its businesses, properties or assets (including the Transferred Assets of the Business) or (b) except as set forth on Clause 9.3(b) of the Seller Disclosure Schedule, require the Seller to obtain any Consent or Governmental Authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person.

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9.4                                 Financial Statements

9.4.1                        Attached as Clause 9.4.1 of the Seller Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”):

9.4.1(a)                                                          audited consolidated and consolidating balance sheets of the Seller as of 31 March 2007, 31 March 2008 and 31 March 2009 and the related audited consolidated and consolidating profit and loss account and statements of cash flows for each of the fiscal years then ended, including in each case any notes thereto, together with the report thereon of SNB Associates, independent certified public accountants (the most recent of which, the “Balance Sheet”);

9.4.1(b)                                                         an unaudited unconsolidated balance sheet of the Seller as of 30 September 2009 (the “Interim Balance Sheet”) and the related unaudited unconsolidated profit and loss account for the 6 (six) months then ended;

9.4.1(c)                                                          unaudited carve-out balance sheets of the Business as of 31 March 2007, 31 March 2008 and 31 March 2009 (the most recent of which, the “Business Balance Sheet”) and the related unaudited profit and loss account for each of the fiscal years then ended; and

9.4.1(d)                                                         an unaudited carve-out balance sheet of the Business as of 30 September 2009 (the “Interim Business Balance Sheet”) and the related unaudited profit and loss account for 6 (six) months then ended.

9.4.2                        To the extent related to the Business, the Financial Statements (including the notes thereto) are correct and complete in all material respects and are consistent with the books and records of each of the Seller and the Business, as applicable. To the extent related to the Business, the Financial Statements (including the notes thereto) have been prepared in accordance with GAAP, consistently applied throughout the periods involved (except that the interim financial statements are subject to normal recurring year-end adjustments, the effect of which shall not, individually or in the aggregate, be material, and the absence of notes that, if presented, would not differ materially from the notes to the Balance Sheet or the Business Balance Sheet, as applicable). To the extent related to the Business, the Financial Statements fairly present in all material respects the financial condition, results of operations, changes in shareholders’ equity and cash flows of the Seller and the Business as of the respective dates and for the periods indicated therein.

9.5                                 Books and Records

To the extent related to the Business, the books of account, minute books, share record books and other records of the Seller, all of which have been made available to the Purchaser, are accurate and complete in all material respects, and have been maintained in accordance with sound business practices and an adequate system of internal controls. The minute books of the Seller contain accurate and complete records of all meetings held of, and corporate action taken by, the Seller’s shareholders, directors and directors’ committees, and no such meeting has

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been held for which minutes have not been prepared and are not contained in such minute books. At the time of the Closing, all of such books and records shall be in the possession of the Seller.

9.6                                 Inventory

All Inventory is of a quality and quantity usable and, with respect to finished goods, salable in the Ordinary Course of Business. None of such Inventory is obsolete, damaged, defective, distressed, out of specification as set forth in the Registrations, or of below-standard quality, except that which has been or shall be written off or written down to net realizable value on the Balance Sheet, the Business Balance Sheet, the Interim Balance Sheet, the Interim Business Balance Sheet and the accounting records of the Seller as of the Closing Date in accordance with the past custom and practice of the Seller. The values at which such Inventory is carried are in accordance with GAAP. The quantities of Inventory are reasonable in the Ordinary Course of Business. Since the date of the Balance Sheet, the Seller has continued to replenish Inventory in the Ordinary Course of Business and at a cost not exceeding market prices prevailing at the time of manufacture. Except as set forth on Clause 9.6 of the Seller Disclosure Schedule, all Inventory is maintained at the Leased Business Real Property and no Inventory is held on a consignment basis. The Seller does not have any commitments to purchase raw materials other than in the Ordinary Course of Business.

9.7                                 No Undisclosed Liabilities

Except as set forth in the Financial Statements, there are no Liabilities of the Business that are required to be reflected in a balance sheet of the Business prepared in accordance with GAAP, other than Liabilities (a) arising after the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practices or (b) that constitute Excluded Liabilities.

9.8                                 Absence of Certain Changes and Events

Since the date of the Balance Sheet: (a) the Seller has conducted the Business only in the Ordinary Course of Business; and (b) there has not been any Material Adverse Effect. Without limiting the generality of the foregoing, since the date of the Balance Sheet, with respect to the Business or the Transferred Assets of the Business, as applicable, there has not been any:

9.8.1                        amendment or authorization of any amendment to the Seller’s articles of association or memorandum of association;

9.8.2                        except as set forth on Clause 9.8.2 of the Seller Disclosure Schedule, (i) issuance, incurrence, assumption, guarantee or amendment of any Indebtedness; (ii) loans, advances (other than routine advances to the Seller’s employees in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than in accordance with the Seller’s cash investment policy as described in Clause 9.8.2(ii) of the Seller Disclosure Schedule; or (iii) entry into any hedging Contract or other financial agreement or arrangement designed to protect the Seller against fluctuations in commodities prices or exchange rates;

9.8.3                        except as set forth in Clause 9.8.3 of the Seller Disclosure Schedule, sale, lease, license, pledge or other disposition of, or Encumbrance (other than a Permitted Encumbrance)

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on, any of the Transferred Assets of the Business (other than sales of inventory for fair consideration and in the Ordinary Course of Business);

9.8.4                        acquisition, (i) by merger or consolidation with, or by purchase of all or a substantial portion of the assets or any stock of, or by any other manner, any business or Person; or (ii) of any properties or assets related to or in connection with the operation of the Business that are material to the Seller individually or in the aggregate, except purchases of inventory for fair consideration and in the Ordinary Course of Business;

9.8.5                        damage to, or destruction or loss of, any Transferred Assets of the Business with an aggregate value to the Seller or any of its Affiliates in excess of INR 12,500,000 (Indian Rupee Twelve Million Five Hundred Thousand), whether or not covered by insurance;

9.8.6                        entry into, modification, acceleration, cancellation, termination, default under, or receipt of notice of an event or circumstance that (with or without the lapse of time) would give rise to an acceleration, cancellation, termination or default under, any Material Contract (or series of related Material Contracts) related to the Business, which involves a total remaining commitment by or to the Seller or any of its Affiliates of at least INR 25,000,000 (Indian Rupee Twenty Five Million) or otherwise outside the Ordinary Course of Business;

9.8.7                        (i) except as required by Law, adoption, entry into, termination or amendment of any Business Employee Plan, and with respect to the Business Employees, any collective bargaining agreement or employment, severance or similar Contract; (ii) material increase in the compensation, allowances or fringe benefits of, or payment of any bonus to, any director, officer, Business Employee or consultant or other independent contractor hired or retained by the Seller or any of its Affiliates in connection with the Business; (iii) amendment or acceleration by the Seller or any of its Affiliates of the payment, right to payment or vesting of any compensation or benefits in respect of the Business Employees; (iv) payment by the Seller or any of its Affiliates of any benefit not provided for as of the date of this Agreement under any Business Employee Plan; (v) except for merit increases or bonus payments made in the Ordinary Course of Business, grant by the Seller or any of its Affiliates of any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, or the removal of existing restrictions in any Business Employee Plan or Contract or awards made thereunder; or (vi) any action by the Seller or any of its Affiliates other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Business Employee Plan;

9.8.8                        cancellation, compromise, release or waiver of any claims or rights (or series of related claims or rights) related to the Business or the Transferred Assets of the Business with a value to the Seller or any of its Affiliates exceeding INR 12,500,000 (Indian Rupee Twelve Million Five Hundred Thousand)or otherwise outside of the Ordinary Course of Business;

9.8.9                        settlement or compromise in connection with any Proceeding involving the Business or the Transferred Assets of the Business exceeding INR 12,500,000 (Indian Rupee Twelve Million Five Hundred Thousand);

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9.8.10                  capital expenditure or other expenditure by the Seller or any of its Affiliates with respect to property, plant or equipment for use in the Business in excess of INR 150,000,000 (Indian Rupee One Hundred Fifty Million) in the aggregate or in excess of INR 75,000,000 (Indian Rupee Seventy Five Million) in the aggregate for the period between the Effective Date and the Closing;

9.8.11                  change in the Seller’s accounting principles, methods or practices or investment practices, including any changes as were necessary to conform with GAAP;

9.8.12                  acceleration or delay in the payment of accounts payable or other Liabilities or in the collection of notes or accounts receivable;

9.8.13                  increase in the level of the delinquent accounts payable beyond that which is incurred in the Ordinary Course of Business and is consistent with the level in the Financial Statements;

9.8.14                  making or rescission by the Seller of any Tax election, settlement or compromise of any Tax Liability or amendment of any Tax Return;

9.8.15                  act or omission that would impair or otherwise adversely affect the Business, any of the Transferred Assets of the Business or Assumed Liabilities or the performance by the Seller and its Affiliates of their obligations under this Agreement or any Ancillary Agreement; or

9.8.16                  agreement by the Seller or any of its Affiliates, whether in writing or otherwise, to do any of the foregoing.

9.9                                 Assets

Clause 9.9 of the Seller Disclosure Schedule sets forth a complete and accurate description of the ownership, use, type and location of the Transferred Assets of the Business. Except as set forth on Clause 9.9 of the Seller Disclosure Schedule, the Seller has good and marketable title to all of the Transferred Assets of the Business, free and clear of all Encumbrances (other than the Permitted Encumbrances), or in the case of leased properties and assets, valid leasehold interests or licenses in such leased or licensed properties or assets. Except as set forth on Clause 9.9 of the Seller Disclosure Schedule, the Seller is in possession of all of the Transferred Assets of the Business. Except as set forth on Clause 9.9 of the Seller Disclosure Schedule, the Transferred Assets of the Business constitute all of the properties and assets used in or necessary to conduct the Business as currently conducted by the Seller and its Affiliates.  Each tangible asset included in the Transferred Assets of the Business is in good operating condition and repair, ordinary wear and tear excepted, is free from latent and patent defects, is suitable for the purposes for which it is being used and is currently planned to be used by the Seller or its Affiliates and has been maintained in accordance with normal industry practice. The Seller or its Affiliates have in full force and effect maintenance Contracts with independent specialist contractors in respect of all Transferred Assets of the Business for which it is normal or prudent to have maintenance Contracts and in respect of all Transferred Assets of the Business for which the Seller or any of its Affiliates are obliged to maintain or repair such Transferred Assets of the Business under a leasing or similar Contract.

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9.10                           Real Property

9.10.1                  The Seller has no Owned Business Real Property, nor any outstanding options, rights of first offer or rights of first refusal to purchase Real Property which is used, or to be used, in the conduct of the Business.

9.10.2                  Clause 9.10.2 of the Seller Disclosure Schedule sets forth an accurate and complete description, by street address, of the subject leased real property, the date and term of the lease, sublease or other occupancy right, the names of the parties thereto, each amendment thereto and the aggregate annual rent payable thereunder, of the Leased Business Real Property. The Seller has delivered to the Purchaser accurate and complete copies of all leases relating to the Leased Business Real Property. With respect to each such lease, neither the Seller nor any of its Affiliates has exercised or given any notice of exercise of, nor has any lessor or landlord exercised or given any notice of exercise by such party of, any option, right of first offer or right of first refusal contained in any such lease. The rental set forth in each lease of the Leased Business Real Property is the actual rental being paid, and there are no separate agreements or understandings with respect to the same. Each lease of the Leased Business Real Property grants the Seller or one of its Affiliates the exclusive right to use, occupy and/or collect and store raw materials at, the demised premises thereunder, as applicable.

9.10.3                  The Seller or one of its Affiliates has valid leasehold interests in the Leased Business Real Property, in each case, free and clear of all Encumbrances (other than Permitted Encumbrances) except as described in Clause 9.10.3 of the Seller Disclosure Schedule.

9.10.4                  Except as set forth on Clause 9.10.4 of the Seller Disclosure Schedule, the Seller or its Affiliate, as applicable, is in peaceful and undisturbed possession of the Leased Business Real Property. There are no contractual or legal restrictions that preclude or restrict the ability of the Seller or its Affiliates to use such Leased Business Real Property for the purposes for which they are currently being used and currently planned to be used by the Seller or its Affiliates. Immediately following the Closing, subject to the Seller’s paying the transfer charges levied by any landlord of the Leased Business Real Property, the Purchaser or its Affiliates shall have the ability to use the Leased Business Real Property for the purposes that the Seller or its Affiliates are currently using and are permitted to use the Leased Business Real Property and the purposes for which the Seller or its Affiliates is currently planning on using the Leased Business Real Property.

9.10.5                  Neither the Seller nor any of its Affiliates has subleased, licensed or otherwise granted to any Person the right to use or occupy any portion of the Leased Business Real Property, and neither Seller nor any of its Affiliates has received notice, and the Seller and each applicable Affiliate has no Knowledge of any claim of any Person to the contrary. Except as set forth on Clause 9.10.5 of the Seller Disclosure Schedule, there are no Contracts outstanding for the sale, exchange, Encumbrance, lease or transfer of any of the Leased Business Real Property, or any portion thereof.

9.10.6                  Use of the Leased Business Real Property for the various purposes for which they are presently being used is permitted as of right under all applicable Laws, including Planning and Zoning Laws. All buildings, structures, fixtures and other improvements included in the Leased Business Real Property (collectively, the “Improvements”) are in

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compliance in all material respects with all applicable Laws, including those pertaining to health and safety, zoning, building and the disabled. No part of any Improvement encroaches on any Real Property not included in the Leased Business Real Property, and there are no Improvements primarily situated on adjoining Real Property which encroach on any part of the Leased Business Real Property. Each parcel of Leased Business Real Property (a) abuts on and has direct vehicular access to an improved public road or has access to an improved public or municipal road via a permanent, irrevocable, appurtenant easement improved with a road benefiting such parcel of Leased Business Real Property and comprising a part of the Leased Business Real Property; (b) is supplied with public or municipal or quasi-public utilities and other services appropriate for the operation of the Improvement located on such parcel and the operation of the Business thereon; (c) is not located within any flood plain or area subject to wetlands regulation or any similar restriction; and (d) is contiguous. To the Knowledge of the Seller, there is no existing plan to modify or realign any street or highway or, to the Knowledge of the Seller, any proposed plan to modify or realign any street or highway or any proposed or threatened eminent domain or other Proceeding that, in any case would result in the taking of all or any part of any Leased Business Real Property or that would prevent or hinder the continued use and enjoyment of any Leased Business Real Property as used in the conduct of the Business.

9.10.7      The Improvements have been constructed in all material respects in accordance with applicable Laws and are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, are free from latent and patent defects, are suitable for the purposes for which they are being used and are currently planned to be used by the Seller or its Affiliates and have been maintained in accordance with normal industry practice. The Leased Business Real Property constitutes all of the Real Property necessary to conduct the manufacture of the products of the Business (other than those products of the Business which are manufactured by third parties pursuant to Contracts) as conducted and as currently planned to be conducted by the Seller and its Affiliates.

9.10.8      All certificates of occupancy and completion and other Consents (collectively, the “Real Property Permits”) of all Governmental Authorities, or any other Person having jurisdiction over the Leased Business Real Property that are required or appropriate for the Purchaser or its Affiliates to use or occupy the Leased Business Real Property or operate the Business as currently conducted thereon, have been issued and are in full force and effect. Clause 9.10.8 of the Seller Disclosure Schedule sets forth an accurate and complete list of all Real Property Permits held by the Seller or its Affiliates with respect to each parcel of the Leased Business Real Property. The Seller has made available to the Purchaser accurate and complete copies of all Real Property Permits. Neither the Seller not any of its Affiliates has received any notice from any Governmental Authority or other Person having jurisdiction over the Leased Business Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and no event has occurred or circumstance exists that could reasonably be expected to give rise to the issuance of any such notice or the taking of any such action. Except as set forth on Clause 9.10.8 of the Seller Disclosure Schedule, the Real Property Permits are transferable to the Purchaser or its Affiliates without the Consent of the issuing Governmental Authority or any other Person, no disclosure, filing or other action by the Seller or any of its Affiliates is required in connection with such

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transfer and neither the Purchaser nor any of its Affiliates shall be required to assume any additional Liabilities under the Real Property Permits as a result of such transfer.

9.10.9      The parcels constituting the Leased Business Real Property are assessed separately from all other adjacent property not constituting the Leased Business Real Property for purposes of real estate Taxes assessed to, or paid by, the Seller or any of its Affiliates. There are no Taxes, assessments, fees, charges or similar costs or expenses imposed by any Governmental Authority, association or other Person having jurisdiction over the Leased Business Real Property with respect to any Leased Business Real Property or portion thereof that are delinquent and there is no pending or, to the Knowledge of the Seller, threatened increase or special assessment or reassessment of any such Taxes, costs or expenses.

9.10.10    The Leased Business Real Property is not reserved for any public purpose.

9.10.11    The Seller has received all Consents and no objection certificates (each, an “NOC”) required for the use of the Leased Business Real Property for industrial purposes including Change of Land Use Certificates from the appropriate Governmental Authority, factory Consents, environmental Consents, Consents from the Gram Panchayat and other local statutory and municipal bodies as may be required from time to time and has performed all conditions imposed by such NOC’s and Consents and the NOC’s and Consents are valid and subsisting.

9.10.12    There are no pending Proceedings against the Seller or any Person on behalf of the Seller, by any Governmental Authority with respect to the use of the Leased Business Real Property or any part thereof for non-agricultural purposes, or with respect to the non-payment of conversion fees for non-agricultural use or with respect to the conversion of the Leased Business Real Property from agricultural land to non-agricultural land.

9.10.13    No notices are pending against the Seller or any Person on behalf of the Seller relating to the Leased Business Real Property either from any Governmental Authority under the provisions of the Municipal Corporation Act, the Epidemic Diseases Act, the Land Acquisition Act, the Town Planning Act, the Defence of India Act, the Factories Act, the Industrial Disputes Act or other applicable Laws (including any notice for acquisition or requisition of the Leased Business Real Property or any part thereof).

9.10.14    All Taxes, outgoings and all other payments due and payable in respect of the Leased Business Real Property, including property Taxes and electricity and water charges, have been paid in full.

9.11         Intellectual Property

9.11.1      The Purchased Intellectual Property, together with the rights granted to the Purchaser pursuant to Clause 8.15, includes all material rights to Intellectual Property owned by the Seller or any of its Affiliates (the “Owned Intellectual Property”) for the conduct of the Business as conducted as of the date of this Agreement.

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9.11.2      The Seller or one of its Affiliates owns all right, title and interest in and to or otherwise possesses valid rights in the Purchased Intellectual Property.  To the Seller’s Knowledge, the Purchased Intellectual Property shall not be lost, or rendered liable to termination, by virtue of the transactions contemplated by this Agreement.

9.11.3      To the Seller’s Knowledge, the Seller or its Affiliates are the sole and exclusive owners of, and have valid title to, free and clear of all Encumbrances (other than Permitted Encumbrances), the Owned Intellectual Property.  Immediately following the Closing, the Purchaser or its Affiliates shall be the sole and absolute owners of, and shall have valid title to, free and clear of all Encumbrances (other than Permitted Encumbrances), the Owned Intellectual Property, and shall have the full right to use, license, assign and transfer the Owned Intellectual Property in the same manner and on the same terms and conditions that the Seller or its Affiliates had immediately prior to the Closing.

9.11.4      Except as set forth on Clause 9.11.4 of the Seller Disclosure Schedule, the Seller has not licensed or otherwise granted any rights in any material Owned Intellectual Property to any Person.

9.11.5      There are no patents licensed by the Seller which are used in the Business.

9.11.6      Clause 9.11.6 of the Seller Disclosure Schedule sets forth an accurate and complete list of all patent, copyright and trademark registrations and applications with any Governmental Authority included in the Purchased Intellectual Property which are in Seller’s name or that of any of Seller’s Affiliates (the “Registered Owned Intellectual Property”).  To the Knowledge of Seller, (a) all registrations and applications with any Governmental Authority with respect to the Registered Owned Intellectual Property have been timely and duly filed, prosecution for such applications has been attended to and all maintenance and related fees have been paid and (b) no event has occurred or circumstance exists that could render the ownership rights of the Seller or any of its Affiliates in and to any of the Registered Owned Intellectual Property null, void, invalid or unenforceable.  The Registered Owned Intellectual Property is registered in or assigned to the legal name of the Seller or the applicable Affiliate of the Seller owning such Registered Owned Intellectual Property in accordance with applicable Laws.

9.11.7      Neither Seller nor any of its Affiliates has agreed to indemnify, defend or otherwise hold harmless any other Person with respect to Losses resulting or arising from the ownership or use of the Purchased Intellectual Property, except pursuant to those Contracts listed on Clause 9.11.7 of the Seller Disclosure Schedule.

9.11.8      Except as specified in Clause 9.11.8 of the Seller Disclosure Schedule:

9.11.8(a)                 no Proceedings have been instituted or, to the Seller’s Knowledge are pending or threatened in writing against the Seller or any of its Affiliates, that challenge the right of the Seller or any of its Affiliates with respect to the use or ownership of the Purchased Intellectual Property;

9.11.8(b)                 no opposition, re-examination, revocation, nullity suit or other Proceeding is or has been pending involving the Seller or any of its

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Affiliates with respect to the Purchased Intellectual Property or, to the Seller’s Knowledge, threatened in writing, in which the scope, validity, or enforceability of any of Purchased Intellectual Property is being or has been challenged;

9.11.8(c)                 neither the Seller nor any of its Affiliates have received any written notice in the last 3 (three) years alleging, and otherwise have no Knowledge, that the Seller or any of its Affiliates with respect to the conduct of the Business infringes the Intellectual Property rights of any other Person anywhere in the world.

9.11.8(d)                 to the Seller’s Knowledge, no legal or natural Person has infringed any of the Purchased Intellectual Property in the last 3 (three) years, or is currently doing so, except to the extent such infringement would not have a material adverse effect.

9.11.8(e)                 to the Seller’s Knowledge, there has been no misappropriation of any trade secrets or other material confidential Intellectual Property rights used in connection with the Business by any Person, except to the extent such misappropriation would not have a material adverse effect.

9.11.9      The Seller and each of its applicable Affiliates has taken commercially reasonable steps necessary to protect and preserve each item of material Owned Intellectual Property, including the know-how, trade secrets and other confidential business information included in any material Owned Intellectual Property. The Seller has taken commercially reasonable steps necessary to comply with all applicable obligations to protect the confidentiality of information provided to the Seller or any of its Affiliates by any other Person. To the Knowledge of the Seller, no current or former employees, consultants, third party manufacturers or other independent contractors of the Business have violated any trade secrets or confidential business information included in the material Owned Intellectual Property.

9.11.10    Neither the Seller nor any of its Affiliates is currently required to pay any royalty or similar charge to any Person in respect of Seller’s use of any of the Purchased Intellectual Property.

9.11.11    To the Seller’s Knowledge, none of the Purchased Intellectual Property was developed using any Governmental Authority or university funding or facilities, nor was it obtained from a Governmental Authority or university, except to the extent it would not have a Material Adverse Effect. Neither the Seller nor any of its Affiliates is a member of, and neither the Seller nor any of its Affiliates is obligated to license or disclose any Material Purchased Intellectual Property to any official or de facto standards setting or similar organization or to any such organization’s members.

9.12         Software

9.12.1      Clause 9.12.1 of the Seller Disclosure Schedule sets forth an accurate and complete list of all material Purchased Software necessary to conduct the Business, excluding any off-

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the-shelf software and/or other commercially available Software which can be licensed or procured by Purchaser for less than $25,000 (the “Material Purchased Software”).

9.12.2      The Seller has taken commercially reasonable steps to assure that all Software and data residing on its computer networks is free of viruses and other disruptive technological means, except to the extent it would not have a material adverse effect. To the Seller’s Knowledge, the Material Purchased Software does not contain any computer code or other mechanism of any kind designed to disrupt, disable or harm in any manner the operation of any Software or hardware or other business processes or to misuse, gain unauthorized access to or misappropriate any business or personal information, including worms, bombs, backdoors, clocks, timers, or other disabling device code, or designs or routines that cause the Software or information to be erased, inoperable, or otherwise incapable of being used, either automatically or with passage of time or upon command, except in each case to the extent it would not have a material adverse effect.

9.13         Contracts

9.13.1      Clause 9.13.1 of the Seller Disclosure Schedule, which such Schedule is arranged and denotes the subclauses corresponding to the numbered subclauses in this Clause 9.13.1, sets forth an accurate and complete list of each of the following Contracts (or group of related Contracts) to which the Seller or any of its Affiliates is a party, by which the Seller, any of its Affiliates, or any of the Transferred Assets of the Business is bound or affected or pursuant to which the Seller or any of its Affiliates is an obligor or a beneficiary, that is related to the Business (collectively, the “Material Contracts”):

9.13.1(a)                 is for the purchase of materials, supplies, goods, services, equipment or other assets, the performance of which extends over a period of more than 1 (one) year or that otherwise involves an amount or value in excess of INR 5,000,000 (Indian Rupee Five Million);

9.13.1(b)                 is for the sale of products or other assets, the performance of which extends over a period of more than 1 (one) year or that otherwise involves an amount or value in excess of INR 5,000,000 (Indian Rupee Five Million) and is (a) exclusively related to the Business or (b) used in the Business;

9.13.1(c)                 is for capital expenditures in excess of INR 5,000,000 (Indian Rupee Five Million);

9.13.1(d)                 is a lease or sublease of any Real Property or personal property, or that otherwise affects the ownership of, leasing of, title to, or use of, any Real Property or personal property (other than personal property leases and conditional sales agreements having a value per item or aggregate payments of less than INR 1,000,000 (Indian Rupee One Million) and a term of less than 1 (one) year);

9.13.1(e)                 is a license or other Contract listed on Clause 9.11.4 of the Seller Disclosure Schedule under which the Seller or any of its Affiliates has

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licensed or otherwise granted rights in any Purchased Intellectual Property to any Person;

9.13.1(f)                  is for the employment of, or receipt of any services from, any Business Employee, or any other Person whose services relate directly to the Business, on a full-time, part-time, consulting or other basis providing annual compensation in excess of INR 500,000 (Indian Rupee Five Hundred Thousand);

9.13.1(g)                 is for benefits provided to Business Employees of the Seller, including insurance funded pensions and third party administration Contracts;

9.13.1(h)                 provides for severance, termination or similar pay to the Business Employees;

9.13.1(i)                  provides for a loan or advance of any amount to any Business Employee, other than advances for travel and other appropriate business expenses in the Ordinary Course of Business;

9.13.1(j)                  is a joint venture, partnership or other Contract involving any joint conduct or sharing of any business, venture or enterprise, or a sharing of profits or losses or pursuant to which the Seller or any of its Affiliates has any ownership interest in any other Person or business enterprise;

9.13.1(k)                 contains any covenant limiting the right of the Seller or any of its Affiliates to engage in the Business or to compete (geographically or otherwise) with any Person in conducting the Business, granting any exclusive rights to make, sell or distribute the products of the Business, granting any “most favoured nations” or similar rights with respect to the products of the Business, or otherwise prohibiting or limiting the right of the Seller or any of its Affiliates to make, sell or distribute any products of the Business;

9.13.1(l)                  contains an agreement by the Seller or any of its Affiliates to indemnify, defend or otherwise hold harmless any Person with respect to any Losses resulting or arising from the operation of the Business;

9.13.1(m)                involves payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures of the Seller or the Business;

9.13.1(n)                 involves a power of attorney granted by or on behalf of the Seller or any of its Affiliates;

9.13.1(o)                 is a written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Seller or any of its Affiliates other than in the Ordinary Course of Business;

9.13.1(p)                 is a settlement agreement with respect to any pending or threatened Proceeding entered into by the Seller or any of its Affiliates within 3

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(three) years prior to the date of this Agreement exceeding INR 1,000,000 (Indian Rupee One Million);

9.13.1(q)                 was entered into other than in the Ordinary Course of Business and that involves an amount or value in excess of INR 1,000,000 (Indian Rupee One Million) or contains or provides for an express undertaking by the Seller or any of its Affiliates to be responsible for consequential damages; or

9.13.1(r)                  is otherwise material to the Business, the Transferred Assets of the Business or the Assumed Liabilities or under which the consequences of a default or termination could impair the ability of the Seller or any of its Affiliates to perform any of its obligations under this Agreement or any Ancillary Agreement or otherwise have a material adverse affect on the Business, any of the Transferred Assets of the Business or Assumed Liabilities.

9.13.2      The Seller has made available to the Purchaser an accurate and complete copy (in the case of each written Material Contract) or an accurate and complete written summary (in the case of each oral Material Contract) of each Material Contract required to be listed in Clause 9.13.1 of the Seller Disclosure Schedule. With respect to each such Material Contract required to be listed:

9.13.2(a)                 to the Knowledge of Seller, each Material Contract is legal, valid, binding, enforceable and in full force and effect except to the extent it has previously expired in accordance with its terms or its enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other Law of general application relating to or affecting creditors’ rights generally;

9.13.2(b)                 the Seller, its Affiliates, and, to the Knowledge of the Seller, the other party to the Material Contract have performed all of their respective obligations in all material respects required to be performed under the Material Contract;

9.13.2(c)                 except as set forth on Clause 9.13.2(c) of the Seller Disclosure Schedule, neither the Seller, any of its Affiliates nor, to the Knowledge of the Seller, any other party to the Material Contract, is in material breach or default under the Material Contract and no event has occurred or circumstance exists that (with or without notice, lapse of time, or both) would constitute a material breach or default by the Seller, any of its Affiliates, or, to the Knowledge of the Seller, by any such other party, or give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, result in the imposition of any Encumbrances (other than Permitted Encumbrances) on any of the Transferred Assets of the Business under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under the

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Material Contract nor has the Seller or any of its Affiliates given or received notice or other communication alleging the same; and

9.13.2(d)                 the Material Contract is not under negotiation (nor has written demand for any renegotiation been made), to the Knowledge of Seller, no party has repudiated any portion of the Material Contract.

9.13.3      To the Knowledge of the Seller, neither the Seller nor any director, agent, employee or consultant or other independent contractor of the Seller or any of its Affiliates is a party to, or is otherwise bound by, any Contract, including any confidentiality, non-competition or proprietary rights agreement, with any other Person that in any way would materially affect (a) the performance of his or her duties for the Seller or its Affiliates in connection with the Business; (b) his or her ability to assign to the Seller or its Affiliates rights to any invention, improvement, discovery or information relating to the Business; or (c) the ability of the Seller or its Affiliates to conduct the Business as currently conducted or as currently proposed to be conducted.

9.13.4      Except as set forth in Clause 9.13.4 of the Seller Disclosure Schedule, neither the Seller nor any of its Affiliates is, nor has the Seller or any of its Affiliates at any time within the past 3 (three) years, been party to any Contract with or derived any revenue from (a) any Governmental Authority; (b) any prime contractor to any Governmental Authority; or (c) any subcontractor with respect to any Contract described in clause (a) or (b).

9.14         Indebtedness Contracts

9.14.1      Clause 9.14.1 of the Seller Disclosure Schedule sets forth an accurate and complete list of each Contract which is a mortgage, indenture, guarantee, loan or credit agreement, note, intercreditor agreement, security agreement, deed of hypothecation, pledge agreement, bilateral agreement, debenture, bond, letter of credit or other Contract relating to Indebtedness of the Seller or its Affiliates, other than accounts receivables and payables in the Ordinary Course of Business (the “Indebtedness Contracts”), including: (a) the Seller or Seller Affiliate party thereto; (b) all other Persons party to such Indebtedness Contract; (c) the respective principal amounts currently outstanding thereunder; (d) any Transferred Assets of the Business which form any part of the collateral under such Indebtedness Contracts and the location of such collateral; and (e) any Releases or Consents that must be obtained or notices given under such Indebtedness Contracts in connection with the transactions contemplated by this Agreement or the Ancillary Agreements. The Seller has made available to the Purchaser accurate, complete and final executed versions of all the Indebtedness Contracts of the Seller and its Affiliates for review.

9.14.2      With respect to each Indebtedness Contract: (a) the Indebtedness Contract is legal, valid, binding, enforceable and in full force and effect except to the extent it has previously expired in accordance with its terms or as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other Law of general application relating to or affecting creditors’ rights generally; (b) the Seller and its Affiliates, and, to the Knowledge of the Seller, the other parties to the Indebtedness Contract have performed all of their respective obligations in all material respects required to be performed under the Indebtedness Contract; and (c) except as

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set forth on Clause 9.14.2(c) of the Seller Disclosure Schedule, none of the Seller, any of its Affiliates, nor, to the Knowledge of the Seller, any other party to the Indebtedness Contract is in breach or default under the Indebtedness Contract and no event has occurred or circumstance exists that (with or without notice, lapse of time or both) would constitute a breach or default by the Seller, any of its Affiliates, or, to the Knowledge of the Seller, by any such other party, or give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, result in the imposition of any Encumbrances (other than Permitted Encumbrances) on any of the Transferred Assets of the Business under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under, the Indebtedness Contract, nor has the Seller, any of its Affiliates, nor to the Knowledge of the Seller, has any other party to the Indebtedness Contracts given or received notice or other communication alleging the same.

9.14.3      The funds made available to the Seller or its Affiliates pursuant to the Indebtedness Contracts have been applied or utilized for the purpose for which they were raised or obtained.

9.14.4      Except as set forth on Clause 9.14.4 of the Seller Disclosure Schedule, none of the Indebtedness Contracts affect or shall affect the transactions contemplated by this Agreement or the Ancillary Agreements or the rights of the Purchaser to the Transferred Assets of the Business pursuant to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

9.14.5      No event or circumstance has occurred or circumstance exists that (with or without notice, lapse of time, or both) would or could lead to an event of default or breach under the Indebtedness Contracts which would affect the transactions contemplated by this Agreement or the Ancillary Agreements or the rights of the Purchaser to the Transferred Assets of the Business following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

9.14.6      Neither the Seller nor any of its Affiliates has materially defaulted in any payment obligations, including repayment of amounts due to any lenders or other providers of funds provided pursuant to the Indebtedness Contracts, including financial institutions, banks and debenture holders.

9.14.7      Except as set forth on Clause 9.14.7 of the Seller Disclosure Schedule, neither the Seller not any of its Affiliates has been required to provide or agreed to provide or provided any of the Transferred Assets of the Business as security in respect of the loans availed by them.

9.15         Tax Matters

9.15.1      The Seller has timely filed all Tax Returns that it was required to file in accordance with applicable Laws, and each such Tax Return is accurate and complete in all material respects. The Seller has timely paid all Taxes due with respect to the taxable periods covered by such Tax Returns and all other Taxes (whether or not shown on any Tax Return). Except as set forth in Clause 9.15.1 of the Seller Disclosure Schedule, no claim

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has ever been made by a Governmental Authority in a jurisdiction where the Seller does not file a Tax Return that it is or may be subject to taxation by that jurisdiction. The Seller has not requested an extension of time within which to file any Tax Return which has not since been filed. The Seller has made available to the Purchaser accurate and complete copies of all Tax Returns of the Seller (and their predecessors) for the financial years ended March 31 2007, 2008 and 2009.

9.15.2      The Seller does not have and nor shall it have additional Liability for Taxes with respect to any Tax Return which was required by applicable Laws to be filed on or before the Closing Date, other than those reflected as Liabilities in line items on the Balance Sheet. The amounts reflected as Liabilities in line items on the Balance Sheet and in the notes to accounts under the head “contingent liabilities” for all Taxes are adequate to cover all unpaid Liabilities for all Taxes, whether or not disputed, that have accrued with respect to, or are applicable to, the period ended on and including the Closing Date. Since the date of the Balance Sheet, the Seller has not incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP.

9.15.3      All Taxes that the Seller is required by Law to withhold or collect and amounts required to be withheld or collected in connection with any amount paid or owing to any employee, independent contractor, creditor, shareholder, or other Person, have been duly withheld or collected. To the extent required by applicable Law, all such amounts have been paid over to the proper Governmental Authority.

9.15.4      To the Knowledge of the Seller, no Governmental Authority shall assess any additional Taxes for any period for which Tax Returns have been filed. Except as set forth in Clause 9.15.4 of the Seller Disclosure Schedule, no federal, state, local or other Proceedings are pending or being conducted, nor has the Seller received any: (a) notice from any Governmental Authority that any such audit or other Proceeding is pending, threatened or contemplated; (b) request for information related to Tax matters; or (c) notice of Tax dues or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Authority against the Seller, with respect to any Taxes due from or with respect to the Seller or any Tax Return filed by or with respect to the Seller. The Seller has not granted or been requested to grant any waiver of any statutes of limitations applicable to any material claim for Taxes or with respect to any material Tax assessment or Tax dues (including Tax demands raised, whether on completion or assessment, including interest and penalty, if any). The Seller has delivered to the Purchaser accurate and complete copies of all examination reports and statements of dues assessed against or agreed to by the Seller since last day of tax year 6 (six) years prior.

9.15.5      All Tax deficiencies that have been claimed, proposed or asserted in writing against the Seller has been fully paid or finally settled, and no issue has been raised in writing in any examination which, by application of similar principles, could be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined.

9.15.6      No position has been taken on any Tax Return with respect to the Business or the operations of the Seller for a taxable period for which the statute of limitations for the assessment of any Taxes with respect thereto has not expired that is contrary to any publicly announced position of a taxing authority or that is substantially similar to any

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position which a taxing authority has successfully challenged in the course of an examination of a Tax Return of the Seller. The Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of income Tax.

9.15.7                  Except as set forth on Clause 9.15.7 of the Seller Disclosure Schedule, none of the Transferred Assets of the Business are subject to any prior agreement or arrangement, the effect of which: (a) results in the Seller or any of its Affiliates, as applicable, not being treated as the owner of such Transferred Assets of the Business for income Tax purposes, or (b) shall or may result in the denial or withdrawal of benefits or exemptions being availed of by the Purchaser following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

9.15.8                  Except as set forth in Clause 9.15.8 of the Seller Disclosure Schedule, there are no Encumbrances (other than Permitted Encumbrances) upon any of the Transferred Assets of the Business arising from any failure or alleged failure to pay any Tax.

9.15.9                  Clause 9.15.9 of the Seller Disclosure Schedule sets forth an accurate and complete list of all material elections with respect to Taxes affecting the Seller or any of the Transferred Assets of the Business. There are no outstanding rulings of, or requests for rulings with, any Tax authority expressly addressed to the Seller or any Affiliate of the Seller that are, or if issued would be, binding upon the Purchaser for any Tax period or portion thereof beginning after the Closing Date.

9.16                           Employee Benefit Matters

9.16.1                  Clause 9.16.1 of the Seller Disclosure Schedule sets forth an accurate and complete list of all Employee Plans maintained by or participated in by the Seller with respect to the Business Employees, including the applicable Person with whom the Seller maintains each Employee Plan (each, a “Business Employee Plan”).

9.16.2                  No Business Employee has been granted stock options, restricted stock, restricted stock units or other forms of equity compensation by the Seller or its Affiliates as part of its employee benefits.

9.16.3                  The Seller has made available to the Purchaser an accurate and complete copy of: (a) each writing that sets forth the terms of each Business Employee Plan, including plan documents, plan amendments, any related trusts, all summary plan descriptions and other summaries and descriptions furnished to participants and beneficiaries; (b) all personnel, payroll and employment manuals and policies of the Seller relating to or covering the Business Employees; (c) a written description of any Business Employee Plan that is not otherwise in writing; (d) all insurance policies purchased by or to provide benefits under any Business Employee Plan; (e) all third party administrative programs or agreements related to any Business Employee Plan; (f) all reports submitted for the past 3 (three) years by third party administrators, actuaries, investment managers, trustees, consultants or other independent contractors with respect to any Business Employee Plan and financial statements disclosing Liability for all obligations owed under any Business Employee Plan; (g) all notices that were given by the Seller or any Business Employee Plan to any Governmental Authority or any participant or beneficiary

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pursuant to any applicable Laws for the past 3 (three) years; and (h) all notices that were given by any Governmental Authority to the Seller or any Business Employee Plan for the past 3 (three) years.

9.16.4                  The Seller does not provide health or welfare benefits for any retired or former employee, or their beneficiaries or dependents, nor is it obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

9.16.5                  Each Business Employee Plan is and at all times has been maintained, funded, operated and administered, and the Seller has performed all of its obligations under each Business Employee Plan, in each case in accordance with the terms of such Business Employee Plan and in compliance with all applicable Laws. The Seller has complied with all applicable labour Laws, including the Factories Act, 1948, the Employment Exchanges (Compulsory Notification of Vacancies) Act, 1959, the Equal Remuneration Act, 1976, the Industrial Employment (Standing Orders) Act, 1946, the Minimum Wages Act, 1948, the Employee Provident Funds and Miscellaneous Provisions Act, 1952, the Contract Labour (Regulation and Abolition) Act, 1970, the Employee’s State Insurance Act, 1948, the Payment of Bonus Act, 1965, the Payment of Gratuity Act, 1972 and the Workmen’s Compensation Act, 1923. All contributions required to be made to any Business Employee Plan by applicable Law or the terms of such Business Employee Plan, and all premiums due or payable with respect to insurance policies or other Contracts funding any Business Employee Plan, for any period through the Closing Date, have been timely made or paid in full. All returns, reports and filings required by any Governmental Authority or which must be furnished to any Person have been filed or furnished with respect to any Business Employee Plan and pursuant to the provisions of any Law.

9.16.6                  There is no unfunded Liability under any Business Employee Plan. No event has occurred or circumstance exists that could reasonably be expected to result: (a) in a material increase in premium costs of any Business Employee Plan that is insured; or (b) a material increase in the cost of any Business Employee Plan that is self-insured. Other than routine claims for benefits submitted by participants or beneficiaries, no claim against, or Proceeding involving, any Business Employee Plan or any fiduciary thereof is pending or, to the Knowledge of the Seller, is threatened, which could reasonably be expected to result in any material Liability, direct or indirect (by indemnification or otherwise) of the Seller to any Person, and no event has occurred or circumstance exists that could reasonably be expected to give rise to any such Liability. No Proceeding involving any Business Employee Plan or any fiduciary thereof has been concluded that resulted in any Liability of the Seller.

9.16.7                  No individual who performs services for or on behalf of the Business, other than the Business Employees (such as an independent contractor, leased employee, consultant or special consultant), is eligible to participate in or receive benefits under any Business Employee Plan.

9.16.8                  The consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) shall not cause accelerated vesting, payment or delivery of, or increase the amount or value of, any payment or benefit under or in connection with any Business Employee Plan or constitute a “deemed severance”,

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“deemed retrenchment” or “deemed termination” under any Business Employee Plan or otherwise with respect to any director, officer, employee, former director, former officer or former employee of the Seller. The Seller has not made or become obligated to make, and neither the Business Employee Plans nor the Purchaser shall, as a result of the consummation of the transactions contemplated by this Agreement, become obligated to make, any payments that could be non-deductible, nor shall the Seller or the Purchaser be required to “gross up” or otherwise compensate any individual because of the imposition of any excise Tax on such a payment to the individual.

9.16.9                  The market value of the assets of each funded Business Employee Plan, the Liability of each insurer for any Business Employee Plan funded through insurance or the book reserve established for any Business Employee Plan, together with any accrued contributions, is sufficient to procure or provide for the projected benefit obligations, determined as of the Closing Date, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Business Employee Plan and none of the transactions contemplated hereby or under this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations.

9.16.10            Each Business Employee Plan required to be registered with a Governmental Authority has been registered and maintained in good standing with such applicable Government Authority.

9.16.11            No outstanding Liability has been incurred with respect to any employee engaged in the Business by the Seller for breach of any Contract of employment or for services or redundancy payments, protective awards, compensation for wrongful dismissal or unfair dismissal or for failure to comply with any Judgment for the reinstatement or re-engagement of any employee or for any other Liability accruing from the termination of any Contract of employment or for services.

9.16.12            No gratuitous payment has been made or benefit given (or promised to be made or given) by the Seller in connection with the actual or proposed termination or suspension of employment or variation of any Contract of employment of any Business Employee or any former employee who engaged in the Business.

9.16.13            All base salary merit increases due to the Business Employees in 2009 have been implemented and all bonus payments due for periods ending prior to the Closing Date have been paid to the Business Employees.

9.16.14            No Business Employee, and no beneficiary or transferee thereof, has or holds any outstanding stock option, stock appreciation right, restricted stock award, or other award or grant based on or related to any equity security of the Seller or any of its Affiliates.

9.17                           Employment and Labour Matters

9.17.1                  Clause 9.17.1(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of the employees of the Seller primarily and actively engaged in the Business or otherwise included upon the written mutual agreement of the Seller and the Purchaser

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(the “Business Employees”) and contract labourers engaged in the Business or otherwise included upon the written mutual agreement of the Seller and the Purchaser, along with, to the extent applicable, the position, date of hire, engagement or seniority, compensation and benefits, scheduled or contemplated increases in compensation and benefits, scheduled or contemplated promotions, accrued but unused sick and vacation leave or paid time off and service credited for purposes of vesting and eligibility to participate under any Business Employee Plan with respect to such Persons. To the Knowledge of the Seller, no Key Employee or group of employees of the Seller engaged in the Business intends to terminate his, her or their employment with the Seller.

9.17.2                  The Seller is not, nor has the Seller been, since 1 January 2006, a party to or bound by any collective bargaining, works council, employee representative or other Contract with any labour union, works council or representative of any employee group with respect to any employees engaged in the Business, nor is any such Contract being negotiated by the Seller. The Seller has no Knowledge of any organizing, election or other activities made or threatened at any time within the past 3 (three) years by or on behalf of any union, works council, employee representative or other labour organization or group of employees with respect to any employees engaged in the Business. There is no union, works council, employee representative or other labour organization, which, pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted and Consent obtained in connection with the transactions contemplated by this Agreement.

9.17.3                  Since 1 January 2006, with respect to the employees engaged in the Business, the Seller has not experienced any labour strike, picketing, slowdown, lockout, employee grievance process or other work stoppage or labour dispute, nor to the Knowledge of the Seller is any such action threatened. To the Knowledge of the Seller, no event has occurred or circumstance exists that could reasonably be expected to give rise to any such action, nor does the Seller contemplate a lockout of any employees engaged in the Business.

9.17.4                  With respect to all employees engaged in the Business, the Seller has complied with all applicable Laws and its own policies relating to labour and employment matters, including fair employment practices, terms and conditions of employment, contractual obligations, equal employment opportunity, non-discrimination, immigration, wages, hours, benefits, workers’ compensation, the payment of social security and similar Taxes and occupational safety.

9.17.5                  Except as set forth on Clause 9.17.5 of the Seller Disclosure Schedule, there is no Proceeding pending or, to the Knowledge of the Seller, threatened against or affecting the Seller relating to the alleged violation by the Seller (or its directors or officers) of any Law pertaining to labour relations or employment matters with respect to employees engaged in the Business. With respect to employees engaged in the Business, the Seller has not committed any unfair labour practice, nor has there has been any charge, complaint or Proceeding of unfair labour practice filed or, to the Knowledge of the Seller, threatened against the Seller before any Governmental Authority or elsewhere. There has been no complaint, claim or charge of discrimination filed or, to the Knowledge of the Seller, threatened, against the Seller with any arbitrator,

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Governmental Authority or elsewhere with respect to employees engaged in the Business.

9.17.6                  Since 1 January 2006, no employee engaged in the Business has been laid off, retrenched or made redundant by the Seller and no such action shall be implemented without advance notification to the Purchaser. Clause 9.17.6 of the Seller Disclosure Schedule sets forth an accurate and complete list of all employees of the Seller engaged in the Business, who have been terminated or laid off, or whose hours of work have been reduced by more than 50% (fifty percent) by the Seller, in the 6 (six) months prior to the date of this Agreement.

9.17.7                  There is not in existence any Contract of employment with any Business Employee (or any Contract for services with any Person) which cannot be terminated by 3 (three) months’ notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

9.17.8                  Within the last year, no employee engaged in the Business has been transferred from the Business to the Other Businesses.

9.17.9                  There are no Contracts or Government Authorizations pursuant to which the Seller, as a result of the Seller’s operation of the Business, any portion of the Business or the Transferred Assets of the Business, is required to employ Persons located in a particular geographical location.

9.18                           Environmental, Health and Safety Matters

9.18.1                  The occupation of the facilities or the properties of the Business and the operation of the Business is, and at all times has been, in compliance with all, and not subject to any Liability under any, Environmental Laws and Occupational Safety and Health Laws. Without limiting the generality of the foregoing, the Seller and its Affiliates have obtained and complied in all respects with all Governmental Authorizations that are required pursuant to Environmental Laws and Occupational Safety and Health Laws for the occupation of the properties or the facilities of the Business and the operation of the Business. An accurate and complete list of all such Governmental Authorizations is set forth in Clause 9.18.1 of the Seller Disclosure Schedule.

9.18.2                  Neither the Seller nor any of its Affiliates has not received any notice, report or other written communication or information from any Governmental Authority or other Person, and there are no unresolved, pending or threatened claims, suits, demands or other actions regarding: (a) any actual, alleged or potential violation of, or failure to comply with, any Environmental Law, Occupational Safety and Health Law or Governmental Authorization; (b) any Liability or potential Liability, including any investigatory, monitoring, remedial or corrective obligation, relating to the Business or any Leased Business Real Property arising under any Environmental Law or Occupational Safety and Health Law; or (c) the presence or release into the environment of any Hazardous Material related to the Business or any Leased Business Real Property.

9.18.3                  No contamination, landfill, dump, surface impoundment, wastewater, lagoon, disposal area, underground storage tank, underground injection well, groundwater monitoring

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well, drinking water well or production water well or Hazardous Material in such character and extent that would subject the Seller to any Liability or require any expenditure for investigation, monitoring, remediation or corrective action to meet any standards under any Environmental Law, is present or, to the Knowledge of the Seller, has ever been present at, in, on, under or adjacent to any Leased Business Real Property.

9.18.4                  In occupying the Leased Business Real Property and with respect to the operation of the Business, neither the Seller nor any of its Affiliates has, directly or through any third party, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, generated, manufactured, distributed, exposed any Person to or released any substance, including any Hazardous Material, or owned or operated any property or facility, in violation of any Environmental Law or Occupational Safety and Health Law, or in a manner that has given rise to, or could reasonably be expected to give rise to, any Liability.

9.18.5                  Neither the Seller nor any of its Affiliates has, relating to the Business or the Leased Business Real Property, either expressly or by operation of Law, assumed, undertaken, provided an indemnity with respect to or otherwise become subject to any Liability, including any obligation for investigatory, monitoring, or corrective or remedial action, of any other Person relating to any Environmental Law or Occupational Safety and Health Law.

9.18.6                  No event has occurred or circumstance exists relating to the operations of the Business or the Leased Business Real Property that could reasonably be expected to: (a) prevent, hinder or limit continued compliance with any Environmental Law, Occupational Safety and Health Law or Governmental Authorization; (b) give rise to any investigatory, monitoring, remedial or corrective obligations pursuant to any Environmental Law or Occupational Safety and Health Law; or (c) give rise to any other Liability pursuant to any Environmental Law or Occupational Safety and Health Law, including any Liability relating to onsite or offsite releases of, or exposure to, Hazardous Materials, personal injury, property damage or natural resources damage.

9.18.7                  Clause 9.18.7 of the Seller Disclosure Schedule sets forth an accurate and complete list of, and the Seller has made available to the Purchaser accurate and complete copies of, all environmental reports, investigations, audits, correspondence and other documents relating to environmental or occupational safety and health matters, possessed or initiated by the Seller that were obtained from, requested by, or conducted by or on behalf of the Seller or any of its Affiliates, any Governmental Authority or any other third party during the past 5 (five) years and relating to the Business or the Leased Business Real Property.

9.19                           Compliance with Laws, Judgments and Governmental Authorizations

9.19.1                  Without limiting the scope of any other representation in this Agreement, the Seller and each of its Affiliates is in compliance in all material respects and have not violated in any material respect any, Laws, Judgments, Registrations or Governmental Authorizations applicable to the research, development, clinical testing, manufacture, sale, labeling, testing, distributing, handling of prescription samples, record-keeping, reporting,

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importing, exporting, advertising or promoting of the products of the Business or the ownership or use of the Transferred Assets of the Business. During the last 3 (five) years, none of the Seller or any of its Affiliates has received with respect to the Business, the Transferred Assets of the Business, or the Assumed Liabilities any notice or other communication from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any applicable Law, Judgment, Registration or Governmental Authorization, any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any Registration or Governmental Authorization, or any actual, alleged or potential obligation on the part of the Seller or any of its Affiliates to undertake, or to bear all or any portion of the cost of, any remedial action of any nature or any actual or potential obligation on the part of the Seller or any of its Affiliates to perform a sample collection.

9.19.2                  The Registrations and the Governmental Authorizations listed on Clause 9.19.2 of the Seller Disclosure Schedule sets forth all of the Registrations and the Governmental Authorizations necessary to conduct the Business lawfully in the manner in which the Seller and its Affiliates currently conduct the Business and to permit the Seller and its Affiliates to own and use the Transferred Assets of the Business in the manner in which they currently own and use such assets. The Seller and its Affiliates collectively hold all of the Registrations and Governmental Authorizations listed on such Clause 9.19.2 of the Seller Disclosure Schedule, and all of such Registrations and Governmental Authorizations are valid and in full force and effect. Except as set forth on Clause 9.19.2 of the Disclosure Schedule, neither the Seller nor any of its Affiliates has been informed in writing by any Governmental Authority that it intends to limit, suspend or revoke any of such Registrations and Governmental Authorizations or change the marketing classification or labeling of any products of the Business. Except as set forth on Clause 9.19.2 of the Seller Disclosure Schedule, each such Registration and Governmental Authorization, subject to applicable Law, may be assigned and transferred to the Purchaser in accordance with the provisions of this Agreement.

9.19.3                  Clause 9.19.3 of the Seller Disclosure Schedule sets forth an accurate and complete list of all Judgments to which the Business or any of the Transferred Assets of the Business, is or has been subject. To the Knowledge of the Seller, no director, officer, employee or agent of the Seller or any of its Affiliates is subject to any Judgment that prohibits such director, officer, employee or agent from engaging in or continuing any conduct, activity or practice relating to the Business.

9.20                           Regulatory Compliance

9.20.1                  The products of the Business that are subject to the jurisdiction of the Product Laws have been and are being developed, tested, manufactured, stored and transported in compliance in all material respects with all applicable Product Laws.

9.20.2                  The Seller is not subject to, nor does the Seller have Knowledge of facts or circumstances reasonably likely to cause, any obligation arising under an administrative or regulatory action status, warning letter, notice of violation letter, or other written notice from any Governmental Authority with respect to the Business, the Transferred Assets of the Business or the Assumed Liabilities.

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9.20.3                  The operation of the Business is in compliance with all applicable Laws in which the product is sold, marketed or distributed relating to the promotion of pharmaceutical products, and the Seller has not received any written or oral notice of any violation of any Law applicable to the operation of the Business or the ownership of the Transferred Assets of the Business or applicable Laws relating to the promotion of pharmaceutical products in those jurisdictions in which the products of the Business are sold, marketed or distributed.

9.20.4                  The Seller, its Affiliates and to the Knowledge of Seller, their respective distributors selling or marketing the products of the Business (whether in their own name or on behalf of the Seller), hold all Registrations required to sell or market such products pursuant to the applicable Laws of all jurisdictions in which the products of the Business are sold or marketed by such parties.

9.20.5                  Except as set forth on Clause 9.20.5 of the Seller Disclosure Schedule, within the last three (3) years, neither the Seller nor its Affiliates have been notified in writing of any material failure (or any material investigation with respect thereto) by them or any licensor, licensee, partner or distributor to comply with, or maintain systems and programs to ensure compliance with, any applicable Laws, including pertaining to programs or systems regarding product quality (including Good Manufacturing Practices requirements), notification of facilities and products, corporate integrity, advertising, sales and marketing, pharmacovigilance and conflict of interest, Good Laboratory Practices requirements, Good Clinical Practices requirements, establishment registration and product listing requirements, requirements applicable to the debarment of individuals, requirements applicable to the conflict of interest of clinical investigators and adverse drug reaction reporting and medical device reporting requirements, in each case with respect to any products of the Business. This includes without limitation FDA Form 483s, warning letters, untitled letters, consent decrees, seizures, injunctions, and criminal prosecutions, and similar notifications and actions by any Governmental Authority.

9.20.6                  To the Knowledge of Seller, neither the Seller nor the Affiliates have been notified in writing of any material failure (or any material investigation with respect thereto) by them or any licensor, licensee, partner or distributor to have at all times complied with their obligations to report accurate pricing information for the products of the Business to a Governmental Authority and to pricing services relied upon by a Governmental Authority or other payors for such products.

9.20.7                  No product or product candidate manufactured, tested, distributed, held and/or marketed by the Seller or its Affiliates with respect to the Business has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise) since 1 January 2006. No Proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any such product or product candidate or pre-market approvals or marketing authorizations are pending, or to the Knowledge of Seller, threatened, against the Seller and its Affiliates, nor have any such Proceedings been pending at any time since 1 January 2006. Seller, prior to the execution of this Agreement, have provided or made available to Purchaser all current reports and all information about adverse drug experiences and medical device reports in the

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possession of the Seller and its Affiliates (or to which Seller and its Affiliates has access), in each case since 1 January 2006 obtained or otherwise received by Seller and its Affiliates from any source in the United States or outside the United States, including information derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, postmarketing clinical investigations, postmarketing epidemiological/ surveillance studies, reports in the scientific literature, and unpublished scientific papers relating to any product or product candidate manufactured, tested, distributed, held and/or marketed by the Seller or its Affiliates in respect of the Business or any of their licensors or licensees.

9.20.8                  To the Knowledge of Seller, since 1 January 2006 neither Seller nor its Affiliates nor any of their respective directors, officers, Business Employees or agents has with respect to any product that is manufactured, tested, distributed, held and/or marketed by the Seller or its Affiliates in respect of the Business made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact required to be disclosed to any Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for a Governmental Authority to take any action or initiate any Proceeding pertaining to the provision of fraudulent, untrue or other similarly inappropriate statements or information to such Governmental Authority (e.g., the FDA’s policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (10 September 1991)) or any similar policy or Law outside the United States.

9.20.9                  Neither the Seller nor its Affiliates has received, since 1 January 2006, any written notification, that remains unresolved, from any Government Authorities indicating that any product of the Business is unapproved, misbranded or adulterated. The Seller and its Affiliates have manufactured, processed, packaged, labeled, stored, shipped and otherwise handled all products of the Business in compliance in all material respects with all applicable Laws and none of such products is unapproved, misbranded or adulterated.

9.20.10            To the Knowledge of Seller, the third party contractors manufacturing products of the Business have all of the material Registrations necessary for the manufacture of such products and are not in breach of or default under any such material Registrations.

9.21                           Promotional Practices

9.21.1                  The Seller and its Affiliates have not in connection with the Business, to obtain or retain business, directly or indirectly offered, paid, or promised to pay, or authorized the payment of, any commission payment or any other money or other thing of value (including any fee, gift, sample, travel expense, or entertainment) payable, to:

9.21.1(a)                                                    any Person who is an official, officer, agent, employee or representative of any Governmental Authority, or any existing or prospective customer (whether government-owned or non-government-owned);

9.21.1(b)                                                   any political party or official thereof;

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9.21.1(c)                                                    any candidate for political or political party office; or

9.21.1(d)                                                   any other individual or entity;

while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual or any entity affiliated with such customer, political party or official, or political office.

9.21.2                  Each transaction related to the Business or the Transferred Assets of the Business is, in all material respects, properly and accurately recorded on the books and records of the Seller and its Affiliates, as applicable, and each document on which entries in the Seller’s and its Affiliates’ books and records are based is complete and accurate in all material respects. The Seller and its Affiliates maintain a system of internal accounting controls adequate to ensure that the Seller and its Affiliates maintain no off-the-books accounts and that the Seller’s and its Affiliates’ assets are used only in accordance with the Seller’s management directives.

9.21.3                  In respect of the Business, none of the Seller, the Seller’s Affiliates or, to the Knowledge of the Seller, any of their respective directors, officers, Business Employees or agents (acting on behalf of the Seller or any Affiliate of the Seller in respect of the Business) is currently, or has been, excluded or debarred under any Law or otherwise been deemed ineligible to participate in any United States federal health care programs or similar programs outside the United States. To the Knowledge of the Seller, there are no facts concerning the Seller or any of its Affiliates in respect of the Business or any of their respective directors, officers, Business Employees or agents (acting on behalf of the Seller or any Affiliate of the Seller in respect of the Business) that are reasonably likely to form the basis for any such exclusion or debarment of any such Persons.

9.21.4                  Except as set forth on Clause 9.21.4 of the Seller Disclosure Schedule, in respect of the Business, neither the Seller nor any of its Affiliates has at any time since 1 January 2006 engaged in the sale, purchase, import, export, re-export or transfer of products or services, either directly or indirectly, to or from Myanmar, Cuba, Iran, North Korea, Sudan or Syria (the “Certain Nations”) or been a party to or beneficiary of any franchise, license, management or other Contract with any Person, either public or private, in the Certain Nations or been a party to any investment, deposit, loan, borrowing or credit arrangement or involved in any other financial dealings, with any Person, either public or private, in the Certain Nations.

9.22                           Information and Disclosure

9.22.1                  No representation or warranty of the Seller in this Agreement, and no statement made by the Seller in the Seller Disclosure Schedule, the Ancillary Agreements, or any certificate, instrument or other document delivered by or on behalf of the Seller or its Affiliates pursuant to this Agreement or any Ancillary Agreement, contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, when read together and in light of the circumstances in which they were made, not misleading. The Seller

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does not have any Knowledge of any fact or circumstance that has specific application to the Seller or the Business that could have a Material Adverse Effect that has not been set forth in this Agreement, the Ancillary Agreements or the Seller Disclosure Schedule.

9.23                           Legal Proceedings

Clause 9.23 of the Seller Disclosure Schedule sets forth an accurate and complete list of all pending Proceedings: (a) by or against the Seller or any of its Affiliates or that otherwise relate to or could reasonably be expected to materially impact or affect the Business or the Transferred Assets of the Business; (b) to the Seller’s Knowledge, by or against any of the directors or officers of the Seller in their capacities as such; or (c) that challenge, or that may materially prevent, delay, make illegal or otherwise materially interfere with, any of the transactions contemplated by this Agreement and the Ancillary Agreements. To the Knowledge of the Seller, no other such Proceeding has been threatened, and no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. The Seller has delivered to the Purchaser accurate and complete copies of all pleadings relating to such Proceedings. Such Proceedings shall not, in the aggregate, have a Material Adverse Effect. To the Seller’s Knowledge, no official investigation or inquiry, by a Governmental Authority or otherwise, concerning the Seller or any of its Affiliates is in progress or is pending and the Seller is not aware of any circumstances which are likely to give rise to any such Proceeding. There is no Judgment impacting or affecting the Business or the Transferred Assets of the Business.

9.24                           Customers and Suppliers

9.24.1                  Clause 9.24.1 of the Seller Disclosure Schedule sets forth an accurate and complete list of: (a) the names and addresses of all customers and distributors that ordered products of the Business from the Seller or any of its Affiliates with an aggregate value for each such customer or distributor of INR 5,000,000 (Indian Rupee Five Million) or more during the 12 (twelve) month period ended 30 September 2009; and (b) the amount for which each such customer or distributor was invoiced during such period. The Seller has not received any written notice that, and to the Seller’s Knowledge, no significant customer or distributor of the Seller: (A) has ceased, or shall cease, to buy the products of the Business; (B) has substantially reduced, or shall substantially reduce, the purchase of products of the Business; or (C) has sought, or is seeking, to reduce the price it shall pay for products of the Business, including in each case after the consummation of the transactions contemplated by this Agreement. To the Knowledge of the Seller, no customer or distributor described in clause (a) of the first sentence of this subclause 9.24.1 has threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.  All sales made to customers and distributors in the past year have been made in the Ordinary Course of Business and the Seller has not increased its level of sales during such period in such a manner as to increase the amount of accounts receivable for conversion into cash prior to the Closing or decrease the demand for the products of the Business in the distribution chain of customers or distributors following the Closing.

9.24.2                  Clause 9.24.2 of the Seller Disclosure Schedule sets forth an accurate and complete list of: (a) the names and addresses of all suppliers from which the Seller ordered raw materials, supplies, merchandise and other goods and services for the Business with an

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aggregate purchase price for each such supplier of INR 2,500,000 (Indian Rupee Two Million Five Hundred Thousand) or more during the 12 (twelve) month period ended 30 September 2009; and (b) the amount for which each such supplier invoiced the Seller during such period. The Seller has not received any written notice of, and to the Seller’s Knowledge, there have not been any material adverse changes in the price of such raw materials, supplies, merchandise or other goods or services. The Seller does not have any reason to believe that any supplier would not sell raw materials, supplies, merchandise and other goods and services to the Purchaser at any time after the Closing on terms and conditions similar to those used in its current sales to the Seller, subject to general and customary price increases. To the Knowledge of the Seller, no supplier described in clause (a) of the first sentence of this subclause 9.25.2 has threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

9.25                           Products; Product Warranty

9.25.1                  Clause 9.25.1 of the Seller Disclosure Schedule sets forth a list of all products of the Business that have been, currently are being, or for which the Seller plans on being researched, developed, manufactured, sold, marketed or distributed by the Seller, its third party manufacturers or other agents.

9.25.2                  Clause 9.25.2 of the Seller Disclosure Schedule sets forth all forms of guaranty, warranty, right of return, right of credit or other indemnity that legally bind the Seller in connection with the products of the Business manufactured, sold or delivered by the Seller or its agents. No product of the Business manufactured, sold or delivered by the Seller is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale set forth in Clause 9.25.2 of the Seller Disclosure Schedule. Each product of the Business manufactured, sold or delivered by the Seller has been in conformity, in all material respects, with all applicable contractual commitments and all express and implied warranties, and the Seller has no Liability (and, to the Seller’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to give rise to any Proceeding, claim or demand against the Seller giving rise to any Liability) for damages in connection therewith.

9.25.3                  In no rolling 12 (twelve) month period since January 1, 2006, have the returns of the products of the Business ever exceeded 3% (three percent) of gross sales of the products of the Business.

9.26                           Product Liability

To the Seller’s Knowledge, except as set forth in Clause 9.26 of the Seller Disclosure Schedule, the Seller does not have any Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product of the Business manufactured, sold or delivered by the Seller or the Seller’s third party manufacturers.

9.27                           Insurance

Clause 9.27 of the Seller Disclosure Schedule sets forth an accurate and complete list of all certificates of insurance, binders for insurance policies and insurance maintained by the Seller

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related to the Business, including under third party manufacturing agreements, or under which the Seller has been the beneficiary of coverage at any time within the past 5 (five) years. The Seller maintains, with reputable and financially sound insurance companies authorized to do business in India, commercial general liability insurance with a combined single limit of liability not less than the Indian Rupee equivalent of USD 5,000,000 (United States Dollar Five Million) and has made available to the Purchaser certificates of such insurance from each insurance carrier showing that such insurance is in full force and effect. The Seller is not in default under any provision contained in any such insurance policy relating to the Business which would have a material adverse effect upon the ability of the insured to collect insurance proceeds under such policy. The Seller has no Knowledge of any threatened termination of, or material premium increase with respect to, any such certificate of insurance, binder or policy. Clause 9.27 of the Seller Disclosure Schedule further sets forth an accurate and complete list of all claims asserted by the Seller pursuant to any such certificate of insurance, binder or policy within the past 5 (five) years, and describes the nature and status of the claims. The Seller has not failed to give in a timely manner any notice of any claim that may be insured under any certificate of insurance, binder or policy required to be listed on Clause 9.27 of the Seller Disclosure Schedule and there are no outstanding claims which have been denied or disputed by the insurer. The Seller maintains, and at all times during the past 5 (five) years has maintained, in full force and effect, certificates of insurance, binders and policies of such types and in such amounts and for such risks, casualties and contingencies as is reasonably adequate to fully insure the Seller against insurable losses, damages, claims and risks to or in connection with their businesses, properties, assets and operations, including policies related to the funding of the Business Employee Plans. The Seller has never maintained, established, sponsored, participated in or contributed to any self-insurance program, retrospective premium program or captive insurance program.

9.28                           Related Party Transactions

Except as set forth on Clause 9.28 of the Seller Disclosure Schedule, to the Seller’s Knowledge, no shareholder, director, officer or employee of the Seller, or Affiliate of any such shareholder, director, officer or employee, or Affiliate of the Seller, (a) owns, or during the past 3 (three) years has owned, directly or indirectly, whether on an individual, joint or other basis, any interest in: (i) any property or asset, real, personal or mixed, tangible or intangible, used in or pertaining to the Business; (ii) any Person that has had business dealings or a financial interest in any transaction with the Seller; or (iii) any Person that is a supplier, customer, distributor or competitor of the Seller except for securities having no more than 1% (one percent) of the outstanding voting power of any such supplier, customer, distributor, or competing business which are listed on any national securities exchange; (b) has had, during the past 3 (three) years, business dealings or a financial interest in any transaction with the Seller, other than, in the case of the Seller’s employees, salaries and employee benefits and other transactions pursuant to the Employee Plans in the Ordinary Course of Business; or (c) serves as an officer, director or employee of any Person that is a supplier, customer, distributor, or competitor of the Seller.

9.29                           Brokers or Finders

Neither the Seller nor any Person acting on behalf of the Seller or its Affiliates has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement or the Ancillary Agreements.

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9.30                           Solvency

The Seller is not insolvent and shall not be rendered insolvent by any of the transactions contemplated by this Agreement or the Ancillary Agreements. As used in this Clause, “insolvent” means that the sum of the debts and other probable Liabilities of the Seller exceed the present fair saleable value of the Seller’s assets.  Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, the Seller: (a) shall be able to pay its Liabilities as they become due in the usual course of its business; (b) shall not have unreasonably small capital with which to conduct its present or proposed business; (c) shall have assets (calculated at fair market value) that exceed its Liabilities; and (d) shall, taking into account all pending and threatened litigation, have no final Judgments against the Seller in actions for money damages that are reasonably anticipated to be rendered at a time when, or in amounts such that, the Seller shall be unable to satisfy any such Judgments promptly in accordance with their terms (taking into account the maximum probable amount of such Judgments in any such actions and the earliest reasonable time at which such Judgments might be rendered) as well as all other obligations of the Seller. The cash available to the Seller, after taking into account all other anticipated uses of the cash, shall be sufficient to pay all such Liabilities and Judgments promptly in accordance with their terms.

9.31                           No Business Assets

No Affiliate of the Seller in the United States of America, the United Kingdom, South Africa, China or Japan owns any inventory or products of the Business or is a party to any Contract related to the Business, other than any Contracts for intercompany services by and among the Seller and its Affiliates.

10                                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Seller that as of the date of this Agreement and as of the Closing Date the statements set forth in this Clause 10 are true and correct.

10.1                           Organization and Good Standing

The Purchaser is a company duly organized and validly existing under the Laws of India.

10.2                           Authority and Enforceability

The Purchaser has all requisite company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which the Purchaser is a party and to perform its obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser. The Purchaser has duly and validly executed and delivered this Agreement and, on or prior to the Closing, the Purchaser shall have duly and validly executed and delivered each Ancillary Agreement to which it is a party and the Purchaser has made available to the Seller an accurate and complete copy of the approval of the Board of Directors of the Purchaser containing such authorization. This Agreement constitutes, and upon execution and delivery, each Ancillary Agreement to which

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the Purchaser is a party shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

10.3                           No Conflict

Neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Purchaser, nor the consummation of the transactions contemplated hereby or thereby, shall: (a) directly or indirectly (with or without notice, lapse of time or both), conflict with, result in a breach or violation of, constitute a default under, give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, or result in the imposition of any Encumbrances (other than Permitted Encumbrances) on any of the properties or assets of the Purchaser under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under: (i) the articles of association or memorandum of association of the Purchaser or any resolutions adopted by the shareholders or board of directors of the Purchaser; (ii) any Contract to which the Purchaser is a party, by which the Purchaser is bound or to which any of its properties or assets is bound or affected or pursuant to which the Purchaser is an obligor or beneficiary; or (iii) any Law, Judgment or Governmental Authorization applicable to the Purchaser or any of its properties or assets or (b) require the Purchaser to obtain any Consent or Governmental Authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person, except with respect to clauses (a) and (b) in any case that would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

10.4                           Legal Proceedings

To the knowledge of the Purchaser, there is no Proceeding pending or threatened against the Purchaser that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement or any Ancillary Agreement.

10.5                           Brokers or Finders

Neither the Purchaser nor any Person acting on its behalf has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement or the Ancillary Agreements.

10.6                           Financing

The Purchaser has the necessary financial resources available to it to consummate the transactions contemplated hereby when and as contemplated by this Agreement.

11                                  INDEMNITY

11.1                           Indemnification by the Seller

Subject to the limitations expressly set forth in Clause 11.6, the Seller indemnifies and holds harmless the Purchaser and its Affiliates and their respective directors, officers, equity owners,

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employees, agents, consultants and other advisors and representatives (collectively, the “Purchaser Indemnified Parties”) from and against, and shall pay to the Purchaser the monetary value of, any and all Losses incurred or suffered by the Purchaser Indemnified Parties directly or indirectly arising out of, relating to or resulting from any of the following:

11.1.1                  any inaccuracy in or breach of any representation or warranty or other statement of the Seller contained in this Agreement, the Seller Disclosure Schedule, any Ancillary Agreement or in any certificate, instrument or other document delivered by or on behalf of the Seller or its Affiliates pursuant to this Agreement or any Ancillary Agreement;

11.1.2                  any non-fulfillment, non-performance or other breach of any covenant or agreement of the Seller or any of its Affiliates contained in this Agreement, the Seller Disclosure Schedule, any Ancillary Agreement or in any certificate, instrument or other document delivered by or on behalf of the Seller or any of its Affiliates pursuant to this Agreement or any Ancillary Agreement;

11.1.3                  any Excluded Liability;

11.1.4                  other than any Liability assumed by the Purchaser pursuant to Clause 2.3.6, any deficiency of or failure by the Seller or its Affiliates to obtain a complete and effective Consent and/or Release of any Encumbrance (as applicable) from any of the lenders to the Seller or its Affiliates or other third parties with respect to Contracts in connection with the transactions contemplated by this Agreement or any Ancillary Agreement; and

11.1.5                  other than any Liability assumed by the Purchaser pursuant to Clause 2.3.6, any Liability under any Contract assumed by the Purchaser pursuant to Clause 2.1.6 that arises out of or is related to: (i) any breach of, or failure to comply with, prior to the Closing, any covenant or obligation in any such Contract; (ii) any event that occurred prior to the Closing which, with or without notice, lapse of time or both, would constitute such a breach or failure; or (iii) any obligation which was required to be fulfilled by the Seller or any of its Affiliates prior to the Closing.

For purposes of this Clause 11.1, any inaccuracy in, or breach of any representation or warranty, or non-fulfillment, non-performance or other breach of any covenant or agreement by the Seller, and the amount of any Losses associated therewith, shall be determined without regard for any materiality, a “Material Adverse Effect” or similar qualification.

11.2                           Indemnification by the Purchaser

Subject to the limitations expressly set forth in Clause 11.6, the Purchaser, jointly and severally, indemnifies and holds harmless the Seller and its Affiliates and their respective directors, officers, equity owners, employees, agents, consultants and other advisors and representatives (collectively, the “Seller Indemnified Parties”) from and against, and shall pay to the Seller the monetary value of, any and all Losses incurred or suffered by the Seller Indemnified Parties directly or indirectly arising out of, relating to or resulting from any of the following:

11.2.1                  any inaccuracy in or breach of any representation or warranty or other statement of the Purchaser contained in this Agreement, any Ancillary Agreement or in any certificate,

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instrument or other document delivered by the Purchaser or its Affiliates pursuant to this Agreement or any Ancillary Agreement;

11.2.2                  any non-fulfillment, non-performance or other breach of any covenant or agreement of the Purchaser contained in this Agreement, any Ancillary Agreement or in any certificate, instrument or other document delivered by the Purchaser or its Affiliates pursuant to this Agreement or any Ancillary Agreement; and

11.2.3                  any of the Assumed Liabilities.

For purposes of this Clause 11.2, any inaccuracy in, or breach of any representation or warranty, or non-fulfillment, non-performance or other breach of any covenant or agreement by the Purchaser, and the amount of any Losses associated therewith, shall be determined without regard for any materiality, material adverse effect or similar qualification.

11.3                           Claim Procedure.

11.3.1                  A Party that seeks indemnity under this Clause 11 (an “Indemnified Party”) shall give written notice (a “Claim Notice”) to the Party from whom indemnification is sought (an “Indemnifying Party”) containing: (a) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party; (b) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party; and (c) a demand for payment of those Losses.

11.3.2                  Within 30 (thirty) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall either:

11.3.2(a)                                                    agree that the Indemnified Party is entitled to receive all of the Losses at issue in the Claim Notice; or

11.3.2(b)                                                   dispute the Indemnified Party’s entitlement to indemnification by delivering to the Indemnified Party a written notice (an “Objection Notice”) setting forth in reasonable detail each disputed item, the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.

11.3.3                  If the Indemnifying Party fails to take either of the foregoing actions within 30 (thirty) days after delivery of the Claim Notice, then the Indemnifying Party shall be deemed to have irrevocably accepted the Claim Notice and the Indemnifying Party shall be deemed to have irrevocably agreed to pay the Losses at issue in the Claim Notice.

11.3.4                  If the Indemnifying Party delivers an Objection Notice within 30 (thirty) days of the delivery of the Claim Notice, the Indemnified Party and the Indemnifying Party shall attempt in good faith, for a period of at least 30 (thirty) days, to agree upon the rights of the respective parties with respect to each of such claims and the Losses at issue. If no such agreement can be reached after good faith negotiation and after 30 (thirty) days from the date of delivery of an Objection Notice, then either the Purchaser or the Seller may demand arbitration of the matter unless the amount of the Losses is at issue in a pending Third Party Claim, in which event arbitration shall not be commenced until

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either such amount is finally determined pursuant to a final, non-appealable Judgment, or both the Purchaser and the Seller agree to arbitration, and in either such event the matter shall be settled by binding arbitration in accordance with the provisions of Clause 14.2 (but excluding any obligation in Clause 13.2.1).

11.3.5                  Any indemnification of the Purchaser Indemnified Parties pursuant to this Clause 11 shall be effected as contemplated in Clause 7.3 or by wire transfer of immediately available funds to an account designated by the Purchaser. The Parties agree that the Purchaser shall first seek reimbursement from amounts remaining in the Escrow Amount for any indemnification payments made pursuant to this Clause 11.  Any indemnification of the Seller Indemnified Parties pursuant to this Clause 11 shall be effected by wire transfer of immediately available funds to an account designated by the Seller.

11.3.6                  The foregoing indemnification payments shall be made within 5 (five) Business Days after the date on which: (a) the amount of such payments are determined by mutual agreement of the Parties; (b) the amount of such payments are determined pursuant to Clause 11.3.3 if an Objection Notice has not been timely delivered in accordance with Clause 11.3.2; or (c) both such amount and the Indemnifying Party’s obligation to pay such amount have been finally determined by a final Judgment of a court or other tribunal having jurisdiction over such Proceeding as permitted by Clause 11.3.4 if an Objection Notice has been timely delivered in accordance with Clause 11.3.2.

11.4                           Third Party Claims

11.4.1                  Without limiting the general application of the other provisions of this Clause 11, if another Person not a party to this Agreement alleges facts that, if true, would mean that a Party has breached its representations and warranties in this Agreement, the Party for whose benefit the representations and warranties are made shall be entitled to indemnity for those allegations and demands and related Losses under and pursuant to this Clause 11. If the Indemnified Party seeks indemnity under this Clause 11 in respect of, arising out of or involving a claim or demand, whether or not involving a Proceeding, by another Person not a party to this Agreement (a “Third Party Claim”), then the Indemnified Party shall include in the Claim Notice: (a) notice of the commencement or allegation of any Proceeding relating to such Third Party Claim within 30 (thirty) days after the Indemnified Party has received written notice of the commencement of the Third Party Claim; and (b) the allegation constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party. Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any Liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual Losses directly caused by the delay or other deficiency.

11.4.2                  Subject to the provisions of Clause 11.4.3, within 30 (thirty) days after the Indemnified Party’s delivery of a Claim Notice under this Clause 11.4, the Indemnifying Party may assume control of the defense of such Third Party Claim by giving to the Indemnified Party written notice of the intention to assume such defense, but if and only if the Indemnifying Party further:

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11.4.2(a)                                                    acknowledges in writing to the Indemnified Party that any Losses that may be assessed in connection with the Third Party Claim constitute Losses for which the Indemnified Party shall be indemnified pursuant to this Clause 11 without contest or objection and that the Indemnifying Party shall advance all expenses and costs of defense; and

11.4.2(b)                                                   retains counsel for the defense of the Third Party Claim reasonably satisfactory to the Indemnified Party and furnishes to the Indemnified Party evidence reasonably satisfactory to the Indemnified Party that the Indemnifying Party has and shall have sufficient financial resources to fund on a current basis the cost of such defense and pay all Losses that may arise under the Third Party Claim.

However, in no event may the Indemnifying Party assume or maintain control of the defense of any Third Party Claim: (i) involving criminal liability of the Indemnified Party, (ii) in which an order, injunction or other equitable relief for other than monetary damages against the Indemnified Party is sought which the Indemnified Party reasonably determines, after conferring with its counsel, cannot be separated from any related claim for monetary damages; or (iii) in which the outcome of any Judgment or settlement in the matter could adversely affect the Indemnified Party’s Tax Liability or is reasonably likely, in the good faith judgment of the Indemnified Party, to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party (collectively, clauses (i) — (iii), the “Special Claims”). An Indemnifying Party shall lose any previously acquired right to control the defense of any Third Party Claim if for any reason the Indemnifying Party ceases to actively, competently and diligently conduct the defense.

11.4.3                  The Indemnified Party shall have the right to (a) participate in the defense of a Third Party Claim if the Indemnified Party notifies the Indemnifying Party that the Indemnified Party desires for any reason to participate in the defense of a Third Party Claim or; (b) control the defense of a Third Party Claim if the Indemnifying Party does not, or is not able to, assume or maintain control of the defense of a Third Party Claim in compliance with Clause 11.4.2. If the Indemnified Party controls the defense of the Third Party Claim (including any Special Claim) pursuant to Clause 11.4.3, the Indemnifying Party agrees to pay to the Indemnified Party promptly upon demand from time to time all reasonable attorneys’ fees and other costs and expenses of defending the Third Party Claim. If the Indemnified Party participates in the defense of the Third Party Claim (including any Special Claim) pursuant to Clause 11.4.3(a), the Indemnified Party shall participate at its own expense and the Indemnified Party’s attorneys’ fees and other costs and expenses of defending the Third Party Claim shall not be considered Losses. To the extent that the Third Party Claim does not constitute a Special Claim, the Party not controlling the defense (the “Non-controlling Party”) may participate therein at its own expense. However, if the Indemnifying Party assumes control of such defense as permitted above and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to the Third Party Claim, then the reasonable fees and expenses of counsel to the Indemnified Party shall be considered and included as “Losses” for purposes of this Agreement. The Party controlling the defense (the “Controlling Party”) shall reasonably

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advise the Non-controlling Party of the status of the Third Party Claim and the defense thereof and, with respect to any Third Party Claim that does not relate to a Special Claim, the Controlling Party shall consider in good faith recommendations made by the Non-controlling Party. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Claim and related Proceedings (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist in the defense of the Third Party Claim.

11.4.4                  If the Indemnified Party is controlling the defense of a Third Party Claim, the Indemnified Party shall not agree to any compromise or settlement of, or the entry of any Judgment arising from, the Third Party Claim without prior notice to and Consent of the Indemnifying Party, which Consent shall not be unreasonably withheld, delayed or conditioned. All amounts paid or payable under such settlement or Judgment are Losses that the Indemnifying Party owes to the Indemnified Party under this Clause 11. The Indemnifying Party shall not agree to any compromise or settlement of, or the entry of any Judgment (other than monetary damages only) arising from, or the admission of any Liability regarding the Third Party Claim without the prior written Consent of the Indemnified Party, which Consent the Indemnified Party shall not unreasonably withhold, delay or condition. The Indemnified Party shall have no Liability with respect to any compromise or settlement of, or the entry of any Judgment arising from, any Third Party Claim effected without its Consent.

11.4.5                  Notwithstanding the other provisions of this Clause 11, if a Person not a party to this Agreement asserts that a Purchaser Indemnified Party is liable to such Person for a monetary or other obligation which individually may constitute or result in Losses not to exceed INR 5,000,000 (Indian Rupee Five Million) (unless such Person is a Business Employee in which case no such monetary limitation shall apply) for which the Purchaser Indemnified Party may be entitled to indemnification pursuant to this Clause 11, and the Purchaser Indemnified Party reasonably determines that it has a business reason to fulfill such obligation, then: (a) the Purchaser Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or Consent from the Indemnifying Party; (b) the Purchaser Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Clause 11; and (c) the Purchaser Indemnified Party shall be reimbursed, in accordance with the provisions of this Clause 11, for any such Losses for which it is entitled to indemnification pursuant to this Clause 11, subject to the right of the Indemnifying Party to dispute the Purchaser Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the provisions of this Clause 11.

11.5                           Survival of Representations and Warranties

11.5.1                  All representations and warranties contained in this Agreement, any Ancillary Agreement or in any certificate, instrument or other document delivered pursuant to this Agreement or Ancillary Agreement shall survive the Closing, irrespective of any facts known to any Indemnified Party at or prior to the Closing or any investigation at any time made by or on behalf of any Indemnified Party, for a period of 24 (twenty-four)

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months from the Closing Date; provided, however, that: (i) the representations and warranties set forth in the second sentence of Clause 9.9 (Assets), Clause 9.15 (Tax Matters), Clause 9.16 (Employee Benefit Matters) and Clause 9.18 (Environmental, Health and Safety Matters) shall survive until 180 (one hundred and eighty) days following the expiration of the statute of limitations applicable to the underlying matters covered by such provisions; and (ii) the representations and warranties set forth in Clause 9.1 (Organization and Good Standing), Clause 9.2 (Authority and Enforceability), Clause 9.3(a) (No Conflict), Clause 9.29 (Brokers or Finders), Clause 9.30 (Solvency), Clause 10.1 (Organization and Good Standing), Clause 10.2 (Authority and Enforceability), Clause 10.3 (No Conflict), Clause 10.5 (Brokers or Finders) and Clause 10.6 (Financing) shall survive indefinitely.

11.5.2      All claims for indemnification under Clause 11.1.1 or Clause 11.2.1 must be asserted prior to the expiration of the applicable survival period set forth in Clause 11.5.1; provided, however, that if an Indemnified Party delivers to an Indemnifying Party, before expiration of the applicable survival period of a representation or warranty as set forth Clause 11.5.1, either a Claim Notice based upon a breach of any such representation or warranty, or a notice that, as a result of a claim or demand made by a Person not a party to this Agreement, the Indemnified Party reasonably expects to incur Losses, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the claim with respect to which such notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party.

11.6         Limitations on Liability

11.6.1      Neither the Seller nor the Purchaser is liable under this Clause 11 unless and until the aggregate amount of Losses for any claims (other than for which they, respectively, would otherwise be liable under this Agreement exceed USD 1,000,000 (United States Dollar One Million) (the “Deductible”), in which case the Indemnifying Party shall, subject to the other limitations contained herein, be liable for such indemnified Losses in excess of the Deductible; provided, however, that the foregoing limitation does not apply to the following:

11.6.1(a)                 claims under Clause 11.1.1 relating to a breach of the representations and warranties set forth in Clause 9.1 (Organization and Good Standing), Clause 9.2 (Authority and Enforceability), the second sentence of Clause 9.9 (Assets), Clause 9.15 (Tax Matters), Clause 9.29 (Brokers or Finders) or Clause 9.30 (Solvency);

11.6.1(b)                 claims under Clause 11.2.1 relating to a breach of the representations and warranties set forth in Clause 10.1 (Organization and Good Standing), Clause 10.2 (Authority and Enforceability), Clause 10.5 (Brokers or Finders) or Clause 10.6 (Financing);

11.6.1(c)                 claims with respect to any Excluded Liability or Assumed Liability;

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11.6.1(d)                 claims with respect to any deficiency of or failure by the Seller or its Affiliates to obtain a complete and effective Consent and/or Release of any Encumbrance (as applicable) from any of the lenders to the Seller or their respective Affiliates in connection with the transactions contemplated by this Agreement or any Ancillary Agreement

11.6.1(e)                 claims for Returns within the first 12 (twelve) months after the Closing Date; or

11.6.1(f)                  claims under Clause 11.1.2, Clause 11.1.4, Clause 11.1.5 or Clause 11.2.2 relating to any of the foregoing.

11.6.2      Except as provided under this Clause 11.6.2, in no event shall the Seller, on the one hand, or the Purchaser, on the other hand, be liable for Losses for claims made pursuant to Clause 11.1.1 or 11.2.1 in an amount in excess of [                       *                       *                       *                       ] for any and all indemnified Losses hereunder (the “Liability Cap”).  Notwithstanding the foregoing, the limitations set forth in this Clause 11.6.2 shall not be applicable to Losses related to Taxes.

11.6.3      Nothing in this Agreement shall limit the Liability of a Party to the other Party for common law fraud or willful misconduct.

11.6.4      The amount of any Losses recoverable by a party under Clause 11 shall be reduced by the amount of any insurance proceeds paid to the Indemnified Party relating to such claim.

11.6.5      EXCEPT WITH RESPECT TO LOSSES (I) INCURRED AS THE RESULT OF COMMON LAW FRAUD OR (II) INCLUDED IN A THIRD PARTY CLAIM, THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES HERETO SHALL NOT EXTEND TO SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING BUSINESS INTERRUPTION, LOST PROFITS, PUNITIVE DAMAGES, DIMINUTION OF VALUE, OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY.

11.6.6      Notwithstanding any provision in this Agreement to the contrary, subject to the terms of Clause 11.6.7, the Parties agree that (A) if at any time following the Effective Date, any Person files a Proceeding alleging that the research, development, manufacturing, use, import or sale of a product of the Business infringes the Intellectual Property rights of such Person, (i) the Seller shall be responsible for the portion of any damages awarded in any Judgment (or agreed in any settlement of such Proceeding) that correspond to the amount of any sales of the applicable product of the Business made by the Seller or any of its Affiliates, distributors or licensees on or prior to the Closing, (ii) the Purchaser shall be responsible for the portion of any damages awarded in any Judgment (or agreed in any settlement of such Proceeding) that correspond to the amount of any sales of the applicable product of the Business made by the Purchaser or any of its Affiliates, distributors or licensees after the Closing, and (iii) the costs and expenses of defending such Proceeding shall be allocated between the Seller and the Purchaser in proportion to the amount of damages allocated between the Seller and the Purchaser pursuant to this Clause 11.6.6 and (B) the Purchaser shall not be entitled to any indemnification by the Seller for any the breaches of the representations and

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warranties made by the Seller in this Agreement which relate to the facts underlying such Proceeding.

11.6.7      Notwithstanding any provision in this Agreement to the contrary, the Parties agree that if at any time following the Effective Date, (i) a product of the Business covered under the Hospira Agreements is commercially launched (a “Joint Launched Product”) and (ii) any Person files a Proceeding alleging that the research, development, manufacturing, use, import or sale of such Joint Launched Product infringes the Intellectual Property rights of such Person, (a) any damages awarded in any Judgment of such Proceeding (or agreed in any settlement of such Proceeding) and any costs and expenses incurred in defending such Proceeding that correspond to the amount of any sales of the applicable Joint Launched Product made prior to the Closing shall be allocated between the Seller and the Purchaser in accordance with the allocation of indemnification for such matters pursuant to the terms of the Hospira Agreements as in effect as of the Effective Date and (b) any damages awarded in any Judgment of such Proceeding (or agreed in any settlement of such Proceeding) and any costs and expenses incurred in defending such Proceeding that correspond to the amount of any sales of the applicable Joint Launched Product made after the Closing shall be allocated to the Purchaser.

11.7         Treatment

All indemnification payments made pursuant to this Clause 11 shall be treated by the Parties as adjustments to the Cash Consideration.

11.8         Currency Conversion

If an Indemnified Party has incurred or suffered Losses in a currency other than Rupees, any amounts expressed in Rupees in this Clause 11 shall be converted from Rupees to the applicable currency in which the Indemnified Party has incurred or suffered Losses using the exchange rate between the applicable currency and the Rupee published in the Wall Street Journal 3 (three) Business Days prior to the date upon which a final determination as to the payment of such Losses to the Indemnified Party is made.

11.9         Exclusive Remedy

Following the Closing, (a) claims for indemnification pursuant to this Clause 11 and (b) claims for specific performance or any other equitable remedies of the covenants and obligations of the other Party under this Agreement and the Ancillary Agreements, shall, collectively, be the sole and exclusive remedies for claims and damages available to the Parties and their respective Affiliates for breach of this Agreement; provided, however, that the limitations set forth in this Clause 11.9 shall not apply to claims for common law fraud or willful misconduct.

11.10       Knowledge

Each representation and warranty contained in Clause 9 is made by the Seller subject to the matters disclosed in the Seller Disclosure Schedule with respect to such representation and warranty, and no other information relating to the Seller (including the Business) of which the Purchaser or any of its Affiliates has actual knowledge and no investigation by or on behalf of the Purchaser or its Affiliates or any of their respective agents, representatives, officers,

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employees or advisors, shall prejudice any Claim made by the Purchaser under Clause 11 or operate to reduce any amount recoverable thereunder.

12           TERMINATION

12.1         Termination Events

This Agreement may, by written notice given before or at the Closing, be terminated:

12.1.1      by mutual Consent of the Purchaser and the Seller;

12.1.2      by the Purchaser if:

12.1.2(a)                 there has been a breach of any of the Seller’s representations, warranties, covenants or agreements contained in this Agreement, which would result in the failure of a condition set forth in Clause 5.1, and which breach has not been cured or cannot be cured within 30 (thirty) days after the notice of the breach from the Purchaser and the Purchaser is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

12.1.2(b)                 there has been a Material Adverse Effect;

12.1.2(c)                 the Seller or any of its Affiliates is declared insolvent, or has filed any petition to initiate bankruptcy proceedings, suspension of payments, creditor’s arrangement or any other similar insolvency proceedings;

12.1.2(d)                 the Seller has violated or breached any of its obligations under Clause 6.6;

12.1.2(e)                 if at any time following the Effective Date and prior to the Closing a Judgment (regardless of whether such Judgment is final and non-appealable) is rendered in the Pip-Tazo Litigation ordering the withdrawal or revocation of the ANDA granted to the Seller for a generic form of Wyeth’s piperacillin-tazobactam injections;

12.1.2(f)                  the Closing has not occurred (other than through the failure of the Purchaser to comply fully with its obligations under this Agreement) on or before the date that is six (6) months following the Effective Date (or, if the Parties are required to make a filing under the Competition/Investments Laws of India, and the Closing has not occurred because the approval has not been obtained or the waiting period under such Laws has not expired by such date, the date on which the waiting period for clearance expires or approval under such Laws is declined;

12.1.3      by the Seller if:

12.1.3(a)                 there has been a breach of any of the Purchaser’s representations, warranties, covenants or agreements contained in this Agreement,

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which would result in the failure of a condition set forth in Clause 5.2, and which breach has not been cured or cannot be cured within 30 (thirty) days after the notice of breach from the Seller and the Seller is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

12.1.3(b)                 the Closing has not occurred (other than through the failure of the Seller to comply fully with its obligations under this Agreement) on or before the date that is six (6) months following the Effective Date (or, if the Parties are required to make a filing under the Competition/Investments Laws of India, and the Closing has not occurred because the approval has not been obtained or the waiting period under such Laws has not expired by such date, the date on which the waiting period for clearance expires or approval under such Laws is declined); provided, however, that if the Closing has not occurred solely because the Seller has not complied fully with its obligations under Clause 5.1.9, then such date may be extended upon the written notice of the Purchaser;

12.1.4      by either the Purchaser or the Seller if any Governmental Authority has issued a non-appealable final Judgment or taken any other non-appealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

12.2         Effect of Termination

Subject to Clause 12.3, the Parties’ rights of termination under Clause 12.1 are in addition to any other rights they may have under this Agreement or otherwise, and the exercise of such rights of termination is not an election of remedies. Other than with respect to any termination of this Agreement by the Purchaser pursuant to Clause 12.1.2(e), if this Agreement is terminated pursuant to Clause 12.1, this Agreement and all rights and obligations of the Parties under this Agreement automatically end without Liability against any of the Parties or its Affiliates, except that: (a) Clause 9.30 (Brokers or Finders), Clause 8.4 (Public Announcements), Clause 13 (Confidentiality), Clause 14 (Governing Law and Arbitration), Clause 15 (Miscellaneous) (except for Clause 15.6 (Specific Performance)), and this Clause 12.2 shall remain in full force and survive any termination of this Agreement; and (b) except as otherwise provided in Clause 3.3, if this Agreement is terminated by a Party because of the breach of this Agreement by another Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies shall survive such termination unimpaired.

12.3         Effect of Termination under Clause 12.1.2(e)

12.3.1      If this Agreement is terminated pursuant to Clause 12.1.2(e), this Agreement and all rights and obligations of the Parties under this Agreement automatically end without Liability against any of the Parties or its Affiliates, except that (a) Clause 9.30 (Brokers or Finders), Clause 8.4 (Public Announcements), Clause 13 (Confidentiality), Clause 14 (Governing Law and Arbitration), Clause 15 (Miscellaneous) (except for Clause 15.6

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(Specific Performance)), and this Clause 12.3 shall remain in full force and survive any termination of this Agreement.

12.3.2      The Parties agree that, notwithstanding any other provision in this Agreement to the contrary, if at any time following the Effective Date a Judgment (regardless of whether such Judgment is final and non-appealable) is rendered in the Pip-Tazo Litigation ordering the withdrawal, revocation or modification of one or more of the ANDAs granted to the Seller for a generic form of Wyeth’s piperacillin-tazobactam injections, the unilateral termination right of the Purchaser under Clause 12.1.2(e) and the rights set forth in this Clause 12.3 shall be the sole remedy of the Purchaser and the Purchaser shall not be entitled to any indemnification for any the breaches of the representations and warranties hereunder made by the Seller which relate to the Pip-Tazo Litigation.

12.3.3      At its sole option, prior to exercising its right to terminate this Agreement pursuant to Clause 12.1.2(e), the Purchaser may notify the Seller in writing (a “Clause 12.1.2(e) Notice”) that it intends to exercise such termination right pursuant to Clause 12.1.2(e).  In such case, the Seller agrees to negotiate exclusively for 21 (twenty one) days with the Purchaser for any modifications in the terms of this Agreement that the Purchaser deems to be necessary.

13           CONFIDENTIALITY

13.1         General Obligation

Beginning on the date of this Agreement, each Party agrees and undertakes that it shall not reveal, and shall use its reasonable efforts to ensure that its directors, officers, managers, employees (including those on secondment), Affiliates, legal, financial and professional advisors, bankers and sources of funding (collectively, “Representatives”) to whom Confidential Information is made available do not reveal, to any third party any Confidential Information nor use such Confidential Information for any purpose other than the express reason such Confidential Information was provided without the prior written consent of the concerned disclosing Party. The term “Confidential Information” as used in this Agreement means: (a) any information concerning the organization, business, Intellectual Property, technology, trade secrets, know-how, finance, transactions or affairs of the disclosing Party or any of their respective Representatives (whether conveyed in written, oral or in any other form and whether such information is furnished before, on or after the Closing Date); (b) any information whatsoever concerning or relating to: (i) any dispute or Claim arising out of or in connection with this Agreement; or (ii) the resolution of such Claim or dispute; and (c) any information or materials prepared by or for a Party or its Representatives that contain or otherwise reflect, or are generated from, Confidential Information.

13.2         Exceptions

The provisions of Clause 13.1 above shall not apply to:

13.2.1      disclosure of Confidential Information that is or comes into the public domain or becomes generally available to the public other than through the act or omission of or as a result of disclosure by or at the direction of a Party or any of its Representatives in breach of this Agreement;

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13.2.2      disclosure, after giving prior notice to the other Parties to the extent practicable under the circumstances or permissible by Law and subject to any practicable arrangements to protect confidentiality, to the extent required under applicable Laws or governmental regulations or judicial process or generally accepted accounting principles applicable to any Party;

13.2.3      Confidential Information acquired independently by a Party from a third party source not obligated to the Party disclosing Confidential Information to keep such information confidential;

13.2.4      Confidential Information already known or already in the lawful possession of the Party receiving Confidential Information as of the date of its disclosure by the Person disclosing such Confidential Information;

13.2.5      Disclosure to a Governmental Authority, mediator or arbitrator solely to the extent necessary to enforce its rights (including remedies) under this Agreement; and

13.2.6      disclosure by a Party to any of its Representatives, provided that such Representative is bound by confidentiality obligations no less restrictive than those set forth herein.

14           GOVERNING LAW AND ARBITRATION

14.1         Governing Law

The internal laws of India (without giving effect to any choice or conflict of law provision or rule (whether of India or any other jurisdiction) that would cause the application of laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement and its Schedules and Exhibits and all of the transactions it contemplates, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom or related thereto.

14.2         Arbitration

14.2.1      All controversies, disputes or claims arising out of or relating in any way to this Agreement, the Ancillary Agreements or the transactions contemplated hereunder or thereunder, including any dispute as to the existence, validity, performance, breach or termination hereof or thereof, (each, a “Dispute”) that cannot be resolved among such Parties within 30 (thirty) days from the date that such Dispute arose, or such extended period as such Parties may agree, shall be referred to binding arbitration at the written request of any Party (a “Dispute Notice”) in accordance with the (Indian) Arbitration and Conciliation Act, 1996.

14.2.2      The arbitrators shall have power to award and/or enforce specific performance.

14.2.3      The location of the arbitration shall be in Singapore and the arbitration shall be conducted in the English language.

14.2.4      The arbitrators’ award shall be in writing and shall contain reasons for the decision.

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14.2.5      The arbitrators’ award shall be binding on the Parties and the award shall be enforceable in any competent court of law. The non-prevailing party shall be required to bear the costs of the arbitration proceedings.

14.2.6      Neither the existence of any Dispute nor the fact that any arbitration is pending hereunder shall relieve any of the Parties of their respective obligations under this Agreement. The pendency of Dispute in any arbitration proceeding shall not affect the performance of the obligations under this Agreement.

15           MISCELLANEOUS

15.1         Notices

15.1.1      All notices and other communications under this Agreement must be in writing and are deemed duly delivered when: (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day); in each  case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a Party may designate by notice to the other Parties):

In the case of notices to the Seller or KRR:

Address	: Orchid Towers
No. 313, Valluvar Koddam High Road
Nungambakkam, Chennai 600 034, India
Facsimile	: + 91 44 2827 5150
Attention	: Dr. C.B. Rao

with copies to (which shall not constitute notice):

Address	: Latham & Watkins LLP
12636 High Bluff Drive
Suite 400
San Diego, CA 92130-2071
Facsimile	: + 1 858-523-5450
Attention	: Steven T. Chinowsky, Esq.

and

Address	: Crawford Bayley & Co.
Advocates & Solicitors
State Bank Buildings
N.G. N. Vaidya Marg
Fort, Mumbai 400 023, India
Facsimile	: + 91 22 2266 3978
Attention	: Sanjay Asher, Esq.

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In the case of notices to the Purchaser:

Address	: 275 North Field Drive
Dept. NLEG; Bldg. H-1
Lake Forest, Illinois 60045
Facsimile	: + 1 224-212-2088
Attention	: General Counsel

with a copy to (which shall not constitute notice):

Address	: Khaitan & Co.
One Indiabulls Centre, 13th Floor
841 Senapati Bapat Marg
Elphinstone Road
Mumbai 400 013, India
Facsimile	: +91 22 6636 5050
Attention	: Haigreve Khaitan

and with a copy to (which shall not constitute notice):

Address	: Baker & McKenzie LLP
One Prudential Plaza
130 East Randolph Drive
Chicago, Illinois 60601
Facsimile	: +1 312 861 2899
Attention	: Pablo Garcia-Moreno
Olivia Tyrrell
Michael F. DeFranco

15.1.2      Either Party may, from time to time, change its address or representative for receipt of notices provided for in this Agreement by giving to notice to the other Party.

15.2         Further Assurances

The Parties to this Agreement shall from time to time execute and deliver all such further documents and do all acts and things as the other Party may reasonably require to effectively carry on the full intent and meaning of the Agreement and to the complete the transactions contemplated hereunder.

15.3         Amendments

No modification or amendment to this Agreement shall be valid or binding unless made in writing and duly executed by or on behalf of the Seller and the Purchaser and, in the case of amendments to any of Clauses 8.6.1 through and including Clause 8.6.4 that would affect KRR, KRR.

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15.4                        Waiver and Remedies

The Parties may: (a) extend the time for performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement; or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such Party contained in this Agreement. Any such extension or waiver by any Party shall be valid only if set forth in a written document signed on behalf of the other Parties against whom the waiver or extension is to be effective. No extension or waiver shall apply at any time for performance, inaccuracy in any representation or warranty, or non-compliance with any covenant, agreement or condition, as the case may be, other than that which is specified in the written extension or waiver. No failure or delay by any Party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the Parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Any enumeration of a Party’s rights and remedies in this Agreement is not intended to be exclusive, and a Party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

15.5                        Assignment and Successors and No Third Party Rights

This Agreement binds and benefits the Parties and their respective heirs, executors, administrators, successors and assigns; provided, however, that (i) neither the Seller nor KRR may assign any of their respective rights under this Agreement without the prior written Consent of the Purchaser other than, following the Closing, in connection with a sale or transfer of all or substantially all of the assets of the Seller and (ii) prior to the Closing, the Purchaser may not assign any of its rights under this Agreement without the prior written Consent of the Seller other to one or more of its Affiliates.  Nothing expressed or referred to in this Agreement shall be construed to give any Person (including any Business Employees), other than the Parties, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Clause 15.5.  Following the Closing, the Purchaser shall be entitled to assign any of its rights and/or obligations (including the benefit or any representations, warranties or indemnities) to any other Person and to hold the representations and warranties hereunder for the benefit of any other Person.

15.6                        Specific Performance

The Parties agree that damages may not be an adequate remedy and the Purchaser shall be entitled to an injunction, restraining order, right for recovery, suit for specific performance or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the Seller from committing any violation or enforce the performance of the covenants, representations and obligations contained in this Agreement. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Parties may have at law or in equity, including a right for damages.

CONFIDENTIAL TREATMENT

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15.7                        Expenses

Except as otherwise provided in this Agreement, each Party shall pay its respective direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives. If this Agreement is terminated, the obligation of each Party to pay its own expenses shall be subject to any rights of such Party arising from any breach of this Agreement by the other Party.

15.8                        Entire Agreement

This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement of the Parties and KRR relating to the subject matter hereof and supersedes any and all prior agreements, including letters of intent and term sheets, either oral or in writing, between the Parties and KRR with respect to the subject matter herein.

15.9                        Partial Invalidity

If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid, illegal or unenforceable to any extent for any reason, including by reason of any law or regulation or government policy, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Any invalid, illegal or unenforceable provision of this Agreement shall be replaced with a provision, which is valid and enforceable and most nearly reflects the original intent of the invalid, illegal or unenforceable provision.

15.10                 Schedules and Exhibits

The Schedules (including the Seller Disclosure Schedule) and Exhibits to this Agreement are incorporated herein by reference and made a part of this Agreement. The Seller Disclosure Schedule is arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Clause 9. The disclosure in any section or paragraph of the Seller Disclosure Schedule qualifies other sections and paragraphs in this Agreement only to the extent it is clear by appropriate cross-references that a given disclosure is applicable to such other sections and paragraphs. The listing or inclusion of a copy of a document or other item is not adequate to disclose an exception to any representation or warranty in this Agreement unless the representation or warranty relates to the existence of the document or item itself.

15.11                 Counterparts

This Agreement may be executed in multiple counterparts, each of which when so executed and delivered shall be deemed an original but all of which together shall constitute one and the same instrument and any Party may execute this Agreement by signing any one or more of such originals or counterparts. The delivery of signed counterparts by facsimile transmission or electronic mail in “portable document format” (“.pdf”) shall be as effective as signing and delivering the counterpart in person.

CONFIDENTIAL TREATMENT

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15.12                 Performance of Obligations by Affiliates

Any obligation of a Party under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at the Party’s sole and exclusive option, either by such Party directly or by any Affiliates of such Party that the Party cause to satisfy, meet or fulfill such obligation in whole or in part. With respect to any particular action, the use of the words “Purchaser shall” also means “Purchaser shall cause” the particular action to be performed, the use of the words “Seller shall” also means “Seller shall cause” the particular action to be performed. Each of the Purchaser and the Seller guarantee the performance of all actions, agreements and obligations to be performed by any of their respective Affiliates under the terms and conditions of this Agreement.

15.13                 No Joint Venture

Nothing in this Agreement creates a joint venture or partnership between the Parties. This Agreement does not authorize any Party: (a) to bind or commit, or to act as an agent, employee or legal representative of, any other Party, except as may be specifically set forth in other provisions of this Agreement; or (b) to have the power to control the activities and operations of any other Party. The Parties are independent contractors with respect to each other under this Agreement. Each Party agrees not to hold itself out as having any authority or relationship contrary to this Clause 15.13.

15.14                 Mutual Goodwill

This Agreement is entered into in a spirit of goodwill and the Parties covenant with each other that each Party shall render at all times all reasonable assistance in its power to facilitate successful implementation of this Agreement and/or provide any information or document in its possession, which the other Party may reasonably require for the purpose of this Agreement.

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CONFIDENTIAL TREATMENT

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their duly authorized representatives as of the day and year hereinabove written.

Signed and delivered for and on behalf of the Seller

/s/ K. Raghavendra Rao
By:	K. Raghavendra Rao
Title:	Managing Director

Authorized by resolution of the board of directors of the Seller dated December 15, 2009

Signed and delivered, solely for purposes of Clause 8.6.1 through and including Clause 8.6.4 by KRR

/s/ K. Raghavendra Rao

Mr. K. RAGHAVENDRA RAO

Signed and delivered for and on behalf of the Purchaser

/s/ Christopher B. Begley
By:	Christopher B. Begley
Title:	Authorized Signatory

Authorized by resolution of the board of directors of the Purchaser dated December 15, 2009

CONFIDENTIAL TREATMENT

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EXHIBIT G

FORM OF CLOSING CERTIFICATE

[Insert Date]

To [                               ]

Sub:                      Certificate under Clause [•] of the Business Transfer Agreement dated [•] among [insert name of the parties] (“Agreement”)

Dear Sirs

In fulfillment of all the conditions mentioned in Clause [•] (Conditions Precedent) of the Agreement, we hereby confirm as under and enclose herewith the following documents as evidence of the fulfillment of the Conditions Precedent thereof:

Clause No. in the Agreement	Confirmation Given / Documentary Proof Enclosed
[•]	[•]
[•]	[•]

We therefore certify and confirm that all of the Conditions Precedent have been complied with.

Terms used but not defined herein shall have the meaning attributed to them under the Agreement.

Yours faithfully

For and on behalf of
Insert name of [                                            ]

Authorized Signatory